UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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TOLL BROTHERS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TOLL BROTHERS, INC.

250 Gibraltar Road

Horsham, Pennsylvania 19044

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

to be held on Wednesday, March 12, 2014

The 2014 Annual Meeting of Stockholders (the “Meeting”) of Toll Brothers, Inc. (the “Company”) will be held on Wednesday, March 12, 2014 at 12:00 noon EDT, at the offices of the Company, 250 Gibraltar Road, Horsham, Pennsylvania 19044, for the following purposes:

1.	To elect the ten directors nominated by the Board of Directors of the Company (the “Board”) and named in the proxy statement to hold office until the 2015 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified.

2.	To ratify, in a non-binding vote, the re-appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2014 fiscal year.

3.	To approve, in an advisory and non-binding vote, the compensation of the Company’s named executive officers as disclosed in the proxy statement.

4.	To approve the Toll Brothers, Inc. Stock Incentive Plan for Employees (2014).

5.	To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

The Board has fixed the close of business on January 15, 2014 as the record date for the Meeting. Only stockholders of record at that time are entitled to notice of and to vote at the Meeting and any adjournment or postponement thereof.

The enclosed proxy card is solicited by the Board. Reference is made to the attached proxy statement for further information with respect to the business to be transacted at the Meeting. This proxy statement, our annual report, and the enclosed proxy card are first being mailed to stockholders on or about February 5, 2014. The Board urges you to sign, date, and return the enclosed proxy card promptly, although you are cordially invited to attend the Meeting in person. The return of the enclosed proxy card will not affect your right to vote in person if you do attend the Meeting.

Please note the admission policy and procedures regarding attendance at the Meeting, which are set forth on the next page.

By Order of the Board of Directors,

MICHAEL I. SNYDER

Secretary

February 3, 2014

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MARCH 12, 2014

The proxy statement and 2013 Annual Report of Toll Brothers, Inc. are available at:

https://materials.proxyvote.com/889478

ATTENDANCE AT ANNUAL MEETING—ADMISSION POLICY AND PROCEDURES

The Meeting will be held at the Company’s offices at 250 Gibraltar Road, Horsham, Pennsylvania 19044 and will begin promptly at 12:00 noon EDT. Directions to the Meeting are available under “Directions” at www.tollcareercenter.com. You must present a valid photo identification to be admitted to the Meeting. Cameras (including cellular phones or personal digital assistants, or “PDAs”, with photographic capabilities), recording devices and other electronic devices, and the use of cellular phones or PDAs, will not be permitted at the Meeting. Representatives will be at the entrance to the Meeting, and these representatives will have the authority, on the Company’s behalf, to determine whether the admission policy and procedures have been followed and whether you will be granted admission to the Meeting.

Attendance at the Meeting is limited to stockholders, who may own shares directly in their names (“record holders”), or in “street name” by banks, brokerages, or other intermediaries (“beneficial holders”). In addition to photo identification, you must present evidence of ownership, such as a letter from the bank, broker, or other intermediary confirming ownership, or the relevant portion of a bank or brokerage firm account statement. If you are the authorized representative of an entity that is a beneficial holder, you must present a letter from the entity certifying the beneficial ownership of the entity and your status as an authorized representative.

Record Holders	Beneficial Holders

If you plan to vote by proxy but attend the Meeting in person, please:

1.      Indicate your votes on your proxy card;

2.      Mark the box on your proxy card indicating your intention to attend;

3.      Return the proxy card to the address indicated therein; and

4.      Follow all admissions policies set forth above.

If you plan to vote by proxy but attend the Meeting in person, please:

1.      Indicate your votes on the voting instruction card;

2.      Mark the box on the voting instruction card indicating your intention to attend;

3.      Return the card to the address indicated therein; and

4.      Follow all admissions policies set forth above.

If you plan to attend and vote at the Meeting, please:

1.      Bring your proxy card with you to the Meeting;

2.      Send written notice* of your intention to attend the Meeting to the address below** by February 28, 2014; and

3.      Follow all admissions policies set forth above.

If you plan to attend and vote at the Meeting, please:

1.      Contact your bank or broker to obtain a written legal proxy form in order to vote your shares at the Meeting; failure to obtain a legal proxy form from your bank or broker will prevent you from voting your shares at the Meeting;

2.      Send written notice* of your intention to attend the Meeting to the address below** by February 28, 2014; and

3.      Follow all admissions policies set forth above.

*	Written notice should include: (1) your name, complete mailing address and phone number, (2) if you are a beneficial holder, evidence of your ownership, and (3) if you are a beneficial holder who is not a natural person and will be naming a representative to attend on your behalf, the name, complete mailing address and phone number of that individual. If you do not provide the requested information by February 28, 2014, please be prepared to show it at the entrance to the Meeting in order to gain admission. Failure to provide such information either in advance or at the Meeting may result in non-admission to the Meeting.
**	Toll Brothers, Inc., 250 Gibraltar Road, Horsham, PA 19044, Attention: Michael I. Snyder, Secretary

TOLL BROTHERS, INC.

PROXY STATEMENT

Annual Meeting of Stockholders

Wednesday, March 12, 2014

PROXY SUMMARY

Highlights of certain information in this proxy statement are provided below. As it is only a summary, please review the complete proxy statement and 2013 annual report for Toll Brothers, Inc. (the “Company,” “we,” “us” or “our”) before you vote.

2013 Performance Highlights

•	Revenues: Our revenues in fiscal 2013 of $2.67 billion and home building deliveries of 4,184 units rose 42% in dollars and 27% in units compared to fiscal 2012, and were the highest for any fiscal year since fiscal 2008.

•	Income: Our pre-tax income improved to $267.7 million in fiscal 2013, compared to pre-tax income of $112.9 million in fiscal 2012. Included in fiscal 2013’s full year net income was a deferred tax asset valuation allowance reversal of $4.6 million, compared to a deferred tax asset valuation allowance reversal of $394.7 million in fiscal 2012.We reported net income of $170.6 million, or $0.97 per share diluted, compared to net income of $487.1 million in fiscal 2012, or $2.86 per share diluted.

•	Shapell Acquisition: In June 2013, we entered into a competitive bid process to acquire Shapell Homes of California (“Shapell”). In early November 2013, we announced the agreement to acquire Shapell for $1.60 billion. We will close the transaction in early calendar 2014. Shapell has a long and illustrious history as one of California’s largest and most successful land development and home building companies in the affluent coastal markets of Northern and Southern California. This acquisition provides us with California’s premier land portfolio consisting of approximately 5,200 entitled lots in affluent, high-barrier-to-entry markets: the San Francisco Bay area, metro Los Angeles, Orange County, and the Carlsbad market. Since this announcement at the start of fiscal 2014, we have raised $600 million of five- and ten-year debt in the public capital markets; issued $230 million of stock; and, at the end of fiscal 2013, secured a $500 million 364-day bank commitment to fund the Shapell acquisition and provide ample liquidity for future growth.

•	Honors: Our CEO and CFO each were ranked first place (sell side) and second place (buy side) in the 2014 All-America Executive Team rankings by Institutional Investor Magazine for the Homebuilding and Building Products Industry, which was based on polling performed in fiscal 2013. We also were named Most Honored Company in the Home Building and Building Products sector among the 34 companies receiving nominations and ranked 27th overall among all of the 1,902 companies in all industries receiving votes in the Institutional Investor Magazine survey.

Executive Compensation Program Highlights

Our Executive Compensation Committee of the Board of Directors (the “Compensation Committee”) has developed and maintained a compensation program that is intended to reward performance and encourage actions that drive success in our business strategy. Our executive compensation program received the support of over 99% of our stockholders who voted at our 2013 Annual Meeting of Stockholders; 98% support of our stockholders who voted at our 2012 Annual Meeting of Stockholders; and 99% support of our stockholders who voted at our 2011 Annual Meeting.

Our compensation program features the following attributes:

•	A balanced mix of annual cash and long-term equity incentives that reward our named executive officers (“NEOs”) for current performance and align their interests with long-term performance and long-term stockholder value creation;

•	A structure for NEO incentive compensation that is designed to comply with Internal Revenue Code (“Code”) requirements for tax deductibility;

•	Long-term equity incentive grants and awards with multi-year vesting periods to encourage retention of our NEOs; and

•	No NEO employment agreements or severance plans or agreements and no plans or agreements that provide “golden parachute” cash payouts for our NEOs conditioned upon a change of control or excise tax gross-ups. Benefits conditioned upon a change in control are limited to vesting and potential payment of benefits under the Company’s Supplemental Executive Retirement Plan (“SERP”) and vesting of previously granted equity compensation.

•	Stock ownership requirements for our directors and executive officers, and policies restricting hedging and pledging of Company shares.

The Compensation Committee recognized that fiscal 2013 was a year of significant growth for our Company and noted management’s efforts in achieving the performance outcomes set forth above under “2013 Performance Highlights.” Our “Compensation Discussion and Analysis” is on pages 30 to 45, the “Compensation Committee Report” is on page 45, and our Summary Compensation Table and the other compensation tables and narrative discussion are on pages 46 to 55.

Meeting Agenda Items

Proposal One—Election of Directors. We are asking stockholders to re-elect ten directors, each of whom is standing for re-election to hold office until the 2015 Annual Meeting of Stockholders and until his or her respective successor has been duly elected and qualified. All directors attended over 75% or more of the meetings of the Board and Board Committees on which they served.

Set forth below is certain summary information concerning our director nominees. For more information regarding the experience and qualifications of our directors, see “Proposal One—Election of Directors” on page 7.

Name	Age	Director Since	Principal Occupation	Independent
Robert I. Toll	73	1986	Executive Chairman of the Board of Directors, Toll Brothers, Inc.

Bruce E. Toll	70	1986	Vice Chairman of the Board of Directors, Toll Brothers, Inc. Principal, BET Investments

Douglas C. Yearley, Jr.	53	2010	Chief Executive Officer, Toll Brothers, Inc.

Robert S. Blank	73	1986	Co-Chairman & Co-CEO, Whitney Communications Company Senior Partner, Whitcom Partners	X

Edward G. Boehne	73	2000	Retired President, Federal Reserve Bank of Philadelphia	X

Richard J. Braemer	72	1986	Senior Counsel, Ballard Spahr LLP	X

Christine N. Garvey	68	2009	Retired Global Head of Corporate Real Estate Services, Deutsche Bank AG	X

Carl B. Marbach	72	1991	President, Greater Marbach Airlines, Inc.	X

Stephen A. Novick	73	2003	Senior Advisor, The Andrea and Charles Bronfman Philanthropies	X

Paul E. Shapiro	72	1993	Chairman, Q Capital Strategies, LLC	X

The Board of Directors recommends that you vote “FOR” all Nominees

Proposal Two—Ratification of the Re-Appointment of Independent Registered Public Accounting Firm. We are asking stockholders to ratify, in a non-binding vote, the re-appointment of Ernst & Young, LLP as the Company’s independent registered public accounting firm (“independent auditors”) for the fiscal year ending October 31, 2014. As part of its oversight of the Company’s relationship with our independent auditors, the Audit Committee reviews annually our independent auditors’ qualifications, performance, and independence. Based on the results of this review, the Audit Committee re-appointed Ernst & Young LLP to serve as the Company’s independent auditors for fiscal 2014.

For more information regarding our engagement of Ernst & Young, LLP including the fees earned for services rendered by Ernst & Young in fiscal 2013, see “Proposal Two—Ratification of the Re-Appointment of Independent Registered Public Accounting Firm” on page 10.

The Board of Directors recommends that you vote “FOR” Proposal Two

Proposal Three—Advisory and Non-Binding Vote on Executive Compensation (Say on Pay). As described on page 11 under “Proposal Three—Advisory and Non-Binding Vote on Executive Compensation (Say on Pay),” we are asking stockholders to approve on an advisory basis the compensation of our NEOs. We hold this advisory vote on an annual basis.

The Board of Directors recommends that you vote “FOR” Proposal Three

Proposal Four—Approval of the Toll Brothers, Inc. Stock Incentive Plan for Employees (2014). We are asking stockholders to approve the Toll Brothers, Inc. Stock Incentive Plan for Employees (2014) (the “2014 SIP”), making shares of stock available for grants of options and incentive stock awards, subject to the terms and conditions set forth in the 2014 SIP. The 2014 SIP is set forth in Annex A. The terms of the 2014 SIP are substantially similar to those of the Toll Brothers, Inc. Amended and Restated Stock Incentive Plan for Employees (2007) (the “2007 SIP”). The 2014 SIP is intended, by means of grants of options and awards, to form a part of the Company’s overall compensation program for employees (including executive officers) of the Company and of its affiliates and to serve as a particular incentive for all such employees to devote themselves to the future success of the Company.

An aggregate maximum of 7,500,000 shares of the Company’s common stock may be issued under the 2014 SIP, of which no more than 3,000,000 shares shall be available for issuing incentive stock awards and restricted stock units under the 2014 SIP, subject to adjustment. Consistent with past practice, these amounts reflect our estimated share requirement under our employee compensation program for five years, as adjusted to account for additional personnel as a result of the Shapell acquisition. If the 2014 SIP is approved by stockholders, we will cancel the remaining shares available for grant under the 2007 SIP (approximately 1.8 million shares as of January 15, 2014, the record date for the Meeting). For more information regarding the 2014 SIP, see “Proposal Four—Approval of the Toll Brothers, Inc. Stock Incentive Plan for Employees (2014)” on pages 12 to 20.

The Board of Directors recommends that you vote “FOR” Proposal Four

GENERAL INFORMATION

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board” or “Board of Directors”) of Toll Brothers, Inc., a Delaware corporation, for use at the Toll Brothers, Inc. 2014 Annual Meeting of Stockholders (the “Meeting”), which will be held on the date, at the time and place, and for the purposes set forth in the foregoing notice, and any adjournment or postponement thereof. This proxy statement and the enclosed proxy card are first being sent to our stockholders on or about February 5, 2014.

The Board does not intend to bring any matter before the Meeting except as specifically indicated in the notice and does not know of anyone else who intends to do so; however, if any other matters properly come before the Meeting, Messrs. Robert I. Toll and Douglas C. Yearley, Jr., or either of them, will vote or otherwise act thereon in accordance with his or their judgment on such matters, acting as proxies for stockholders who have returned an executed proxy to us.

If the enclosed proxy card is properly executed and returned to and received by us prior to voting at the Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. If the enclosed proxy card is properly executed, returned, and received by us prior to voting at the Meeting without specific instructions, Messrs. Robert I. Toll and Douglas C. Yearley, Jr., or either of them, acting as your proxies, will vote your shares “FOR” all nominees under Proposal One and “FOR” each of the other proposals. Any proxy card may be revoked at any time before its exercise by notifying the Secretary of the Company in writing, by delivering a duly executed proxy card bearing a later date, or by attending the Meeting and voting in person.

VOTING SECURITIES AND BENEFICIAL OWNERSHIP

The record date fixed by our Board for the determination of stockholders entitled to notice of and to vote at the Meeting is January 15, 2014 (the “Record Date”). At the close of business on the Record Date, there were 177,502,799 shares of our common stock outstanding and eligible to vote at the Meeting. We have no other class of voting securities outstanding. At the Meeting, stockholders will be entitled to one vote for each share of common stock owned at the close of business on the Record Date.

The presence at the Meeting, in person or by proxy, of persons entitled to cast the votes of a majority of such outstanding shares of common stock will constitute a quorum for the proposals expected to be voted on at the Meeting. Abstentions and broker non-votes represented by submitted proxies will be included in the calculation of the number of the shares present at the Meeting for the purposes of determining a quorum. “Broker non-votes” are shares held of record by a broker that are not voted on a matter because the broker has not received voting instructions from the beneficial owner of the shares and lacks the authority to vote the shares in its discretion.

Under the New York Stock Exchange (“NYSE”) rules, your brokerage firm or other nominee may not vote your shares with respect to Proposals One, Three, or Four without specific instructions from you as to how to vote, because each of these proposals is not considered a “routine” matter under the NYSE rules. Proposal Two is considered a “routine” matter and therefore brokerage firms and nominees that are members of the NYSE are permitted to vote their customers’ shares if the customers have not furnished voting instructions prior to the Meeting. To elect directors and adopt the other proposals, the following votes are required under our governing documents and Delaware law:

		Broker Discretionary Voting Allowed	Effect of Broker Non-Votes and Abstentions
Proposal	Vote Required		Broker Non- Votes	Abstentions
1. Election of Directors	Plurality of the votes cast, which means that the ten nominees who receive the most votes will be elected	No	No effect	No effect

2. Ratification of Independent Auditors	Majority of votes cast	Yes	Not applicable	No effect

3. Advisory Vote to Approve Executive Compensation	Majority of votes cast	No	No effect	No effect

4. Approval of the Toll Brothers, Inc. Stock Incentive Plan (2014)	Majority of votes cast	No	No effect	Against

Security Ownership of Principal Stockholders and Management

The following table sets forth beneficial ownership, as of the Record Date, of our common stock by: (1) each person known to us to be the beneficial owner of more than 5% of our common stock; (2) each of our directors (which includes nominees for director) and named executive officers; and (3) all of our directors and executive officers as a group. To the best of our knowledge, each of the persons named in the table below as beneficially owning the shares set forth therein has sole voting power and sole investment power with respect to such shares, unless otherwise indicated.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Common Stock
BlackRock, Inc. (2).	15,270,529	8.60%
Robert I. Toll (3)	13,258,543	7.38%
Bruce E. Toll (4)	3,801,681	2.14%
Robert S. Blank	148,535	*
Edward G. Boehne	193,037	*
Richard J. Braemer	334,601	*
Christine N. Garvey	59,798	*
Carl B. Marbach (5)	276,487	*
Stephen A. Novick	155,287	*
Paul E. Shapiro	278,415	*
Douglas C. Yearley, Jr.	483,907	*
Richard T. Hartman	176,290	*
Martin P. Connor	76,242	*
All directors and executive officers as a group (12 persons) (1)(6)	19,242,823	10.61%

*	Less than 1%
(1)

Shares issuable pursuant to restricted stock units (“RSUs”), restricted stock awards, and options exercisable within 60 days after the Record Date are deemed to be beneficially owned. Accordingly, the information presented above includes the following numbers of shares of common stock underlying RSUs and options held by the following individuals, and all directors and executive officers as a group: Mr. Robert I. Toll, 2,144,862 shares; Mr. Bruce E. Toll, 137,454 shares; Mr. Blank, 146,743 shares; Mr. Boehne, 155,887 shares; Mr. Braemer, 137,454 shares; Ms. Garvey, 59,598 shares; Mr. Marbach, 154,031 shares; Mr. Novick, 153,887 shares; Mr. Shapiro, 149,137 shares; Mr. Yearley, 396,598 shares; Mr. Connor, 72,132 shares; Mr. Hartman, 151,736 shares; and all directors and executive officers as a group, 3,859,519 shares.
(2)	BlackRock, Inc. (“BlackRock”) filed a Schedule 13G/A with the Securities Exchange Commission (“SEC”) on January 30, 2014 which states that the address of BlackRock is 40 East 52nd Street, New York, New York 10022, and that BlackRock has sole dispositive power with respect to 15,270,529 shares and sole voting power with respect to 14,305,526 shares. According to the Schedule 13G/A filed by BlackRock, various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares, and no one person’s interest in our common stock was more than 5% of the total outstanding common stock, as of the date the Schedule 13G/A was filed.
(3)	The address for Mr. Robert I. Toll is c/o Toll Brothers, Inc., 250 Gibraltar Road, Horsham, Pennsylvania 19044. Amount includes 120,225 shares held by trusts for Mr. Robert I. Toll’s children and grandchildren, of which Mrs. Jane Toll, Mr. Robert I. Toll’s spouse, is a trustee with voting and dispositive power and as to which he disclaims beneficial ownership. Amount includes 4,950,316 shares pledged to financial institutions to secure personal obligations of Mr. Robert I. Toll.
(4)	Amount includes 3,192,932 shares pledged to financial institutions to secure obligations of The Bruce E. Toll Revocable Trust (of which Mr. Bruce E. Toll is the sole trustee).
(5)	Amount includes an aggregate of 9,400 shares beneficially owned by individual retirement accounts (“IRAs”) for the benefit of Mr. Marbach and his wife. Mr. Marbach disclaims beneficial ownership of the 4,700 shares held by his wife’s IRA.
(6)	The Board of Directors, after reviewing the functions of all of our officers, both in terms of designated functions and functions actually performed, has determined that only Messrs. Robert I. Toll, Douglas C. Yearley, Richard T. Hartman and Martin P. Connor are deemed to be executive officers of the Company for purposes of Item 403 of Regulation S-K of the SEC.

PROPOSAL ONE—

ELECTION OF DIRECTORS

Board Membership Criteria

One of the primary purposes of the Nominating and Corporate Governance Committee of the Board of Directors is to identify individuals qualified to become members of the Board of Directors, consistent with criteria approved by the Board of Directors. The Nominating and Corporate Governance Committee, in selecting, or in recommending the selection of, nominees for directors, considers applicable statutory, regulatory, case law, and NYSE requirements, including when appropriate those applicable to membership on the Audit Committee and the Executive Compensation Committee, as well as whatever other criteria it deems appropriate. The Nominating and Corporate Governance Committee requires that, at a minimum, candidates possess a background that includes a strong education, extensive business experience, and the requisite reputation, character, integrity, skills, judgment, and temperament, which, in the view of the Nominating and Corporate Governance Committee, have prepared him or her for dealing with the multi-faceted financial, business, and other issues that confront a Board of Directors of a corporation with the size, complexity, reputation, and success of the Company.

The Nominating and Corporate Governance Committee reviews and evaluates annually the size and composition of the Board of Directors and, based on its evaluation, may recommend an increase or decrease in the size of the Board or changes in the composition of the Board so as to best reflect the objectives and needs of the Company and the desired skill sets of the Board, or may establish processes for developing candidates for Board membership and conducting searches for Board candidates. The Board believes that, through this evaluation and nomination process, it can ensure that the Board continues to evolve to meet the needs of the Company.

Our Director Nominees

The Board currently consists of ten directors. Each current director is standing for re-election to hold office until the 2015 Annual Meeting of Stockholders and until his or her respective successor has been duly elected and qualified. Each nominee has indicated a willingness to continue to serve as a director. Should a nominee become unavailable to accept election as a director, the persons named in the enclosed proxy will vote the shares that such proxy represents for the election of such other person as the Board may nominate on the recommendation of the Nominating and Corporate Governance Committee. See page 2 for a summary of certain information regarding our director nominees.

Set forth below is certain information concerning the business experience and qualifications of each director nominee. This experience and these qualifications, coupled with our directors’ knowledge and understanding of the Company’s operations, financial condition, governance, personnel, and business ethic gained by them over time, have led to the conclusion that each provides the Company with unique perspective, insight, and skills relative to our business strategy, structure, and direction, and, therefore, that each should serve as a director of the Company. The Nominating and Governance Committee places great value on the knowledge our directors have gained about our Company and the home building industry during their tenure, which enables them to provide strong guidance and leadership during all phases of the real estate cycle and in times of management transition.

Robert I. Toll, with his brother Bruce E. Toll, founded our predecessor’s operations in 1967. He has been a member of our Board since our inception in May 1986. He served as our Chief Executive Officer and Chairman of the Board from our inception until June 2010 when he assumed the new position of Executive Chairman of the Board. He brings to the Board his dynamic entrepreneurial and leadership experience as a founder, Chairman of the Board, Chief Executive Officer and, currently, Executive Chairman of the Company, which has given rise to the establishment of the Company as the country’s leading luxury homebuilder.

Bruce E. Toll, with his brother Robert I. Toll, founded our predecessor’s operations in 1967. He been a member of our Board since our inception in May 1986 and served as our Chief Operating Officer until May 1998 and our President until November 1998. He is a member of the Public Debt and Equity Securities Committee. He is the founder and Principal of BET Investments, a commercial real estate company, and the owner of several automobile dealerships. From June 2006 through August 2009, he was the Chairman of Philadelphia Media Holdings, L.L.C., the parent company of the Philadelphia Inquirer and the Philadelphia Daily News, and from December 2007 through February 2009, he served on the board of directors of Fifth Street Finance Corp., a company that lends to and invests in small and mid-sized companies. He brings to the Board his knowledge and experience as a co-founder of the Company and his service in various executive, director and advisory positions with the Company since its formation in 1986; his ownership of several significant businesses has provided him with extensive managerial and leadership experience in the real estate industry and other fields, and his service on various public company boards of directors has been of added value to our Board.

Douglas C. Yearley, Jr. has been a member of our Board since June 2010. He joined us in 1990, specializing in land acquisitions from financial institutions. He has been an officer since 1994, holding the position of Senior Vice President from January 2002 until November 2005, and the position of Regional President from November 2005 until November 2009, when he was promoted to Executive Vice President. Since June 2010, he has been our Chief Executive Officer. Prior to joining us, Mr. Yearley practiced law in New Jersey as a commercial litigator. He brings to the Board a deep understanding of our industry and our business as a result of the significant operational roles in which he has served over the 23 years he has been with the Company; his managerial and leadership experience and his background as an attorney have been positive contributors to the Company.

Robert S. Blank has been a member of our Board since September 1986. He is a member of the Nominating and Corporate Governance Committee and the Public Debt and Equity Securities Committee. Since 2003, Mr. Blank has been Co-Chairman and Co-Chief Executive Officer of Whitney Communication Company (“WCC”) and Senior Partner of Whitcom Partners. In recent years, WCC and Whitcom Partners have sold the companies they have owned—major market FM radio stations, network-affiliated TV stations, daily and non-daily newspapers in five states, and cable television systems in New England. Currently, Whitcom Partners and its two partners individually make investments in public and non-public companies. Mr. Blank brings to the Board the skills and experience gained in his executive leadership roles in a major company in the communications industry, as well as in the investment field.

Edward G. Boehne has been a member of our Board since July 2000 and our Lead Independent Director since March 2011. He is the Chair of the Nominating and Corporate Governance Committee and a member of the Audit Committee. From 1981 until his retirement in May 2000, Mr. Boehne was the President of the Federal Reserve Bank of Philadelphia. Mr. Boehne is a member of the board of directors of Beneficial Mutual Bancorp, Inc., Penn Mutual Life Insurance Co. and AAA Mid-Atlantic, Inc. (including the related holding company, AAA Club Partners). Mr. Boehne is also a member of the board of directors of, and Senior Economic Advisor to, the Haverford Trust Company. He brings to the Board his reputation and accomplishments as a leader and expert in the Federal bank regulatory field, as well as his current service in various board and advisory positions with high profile companies in the banking and insurance industries.

Richard J. Braemer has been a member of our Board since September 1986. He is the Chair of the Public Debt and Equity Securities Committee. He is senior counsel at the law firm of Ballard Spahr LLP, where he was a partner from 1994 through 2008. Mr. Braemer is a director, Chairman of the Compensation Committee and past Chairman of the Board of Directors of the Albert Einstein Healthcare Network, a Philadelphia-based, non-profit healthcare network. In addition to his professional skills as an attorney practicing primarily in the field of mergers and acquisitions, including transactions with a real estate element, he brings to our Board the experience gained both as a former board member and audit committee chair of a public company and as an advisor to boards, board committees and independent directors of publicly and privately held corporations.

Christine N. Garvey has been a member of our Board since September 2009. She is a member of the Audit Committee. She was the Global Head of Corporate Real Estate Services at Deutsche Bank AG from 2001 to 2004. Prior to that, she served as Vice President of Worldwide Real Estate and Workplace Resources at Cisco

Systems, Inc. and as Group Executive Vice President at Bank of America. She is also a member of the board of directors of HCP, Inc. and Maguire Properties, Inc. She has served as a member of the board of ProLogis since September 2005, when Catellus Development Corporation, of which she had been a member of the board since 1995, merged into a subsidiary of ProLogis. Ms. Garvey served on the board of directors of Hilton Hotels Corporation through October 2007. She brings to the Board her extensive knowledge of and background in real estate and banking and her experience in executive leadership positions and board memberships with various public entities in the national real estate market.

Carl B. Marbach has been a member of our Board since December 1991. He is the Chair of the Executive Compensation Committee and a member of the Audit Committee and the Public Debt and Equity Securities Committee. Since January 2004, Mr. Marbach has been President of Greater Marbach Airlines, Inc., a company that provides aviation and consulting services. From January 1995 to January 2004, Mr. Marbach was President of Internetwork Publishing Corp., an electronic publisher, which he founded. He brings to the Board his expertise in the field of information technology, as well as his entrepreneurial experiences in building businesses in that and other industries.

Stephen A. Novick has been a member of our Board since January 2003. He is a member of the Executive Compensation Committee and the Nominating and Corporate Governance Committee. Mr. Novick serves as Senior Advisor to The Andrea and Charles Bronfman Philanthropies, a private family foundation. Until December 2006, Mr. Novick was a consultant to Grey Global Group, a marketing communications company. From 1990 until his retirement in December 2004, Mr. Novick was Chief Creative Officer-Worldwide, and from April 2000 to December 2004 was Vice Chairman, of Grey Global Group. Mr. Novick is also a member of the board of directors of Ark Restaurant Corp. In addition to the experience gained in his roles in the corporate and non-profit sectors, he brings to our Board his creative skills, leadership and expertise in the field of marketing communications.

Paul E. Shapiro has been a member of our Board since December 1993. He is the Chair of the Audit Committee and a member of the Executive Compensation Committee. Since June 2004, Mr. Shapiro has been Chairman of the Board of Q Capital Strategies, LLC, a life settlement company. From January 2004 to June 2004, Mr. Shapiro was Senior Vice President of MacAndrews & Forbes Holdings, Inc., a private holding company of operating businesses. From June 2001 to December 2003, Mr. Shapiro was Executive Vice President and Chief Administrative Officer of Revlon Inc. He brings to the Board his extensive experience in executive positions with various nationally known companies, which he has served in a wide variety of capacities that have drawn upon his legal and entrepreneurial skills, including those in the areas of corporate governance and the regulatory corporate environment.

Required Vote

Director nominees are elected by a plurality of the votes cast at the Meeting. We have been advised that it is the intention of Messrs. Robert I. Toll and Bruce E. Toll to vote the shares of common stock they each own “FOR” the election of each of the nominees named above. See “Voting Securities and Beneficial Ownership—Security Ownership of Principal Stockholders and Management.”

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE

“FOR” ALL NOMINEES.

PROPOSAL TWO—

RATIFICATION OF THE RE-APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As part of its oversight of the Company’s relationship with our independent auditors, the Audit Committee reviews annually our independent auditors’ qualifications, performance, and independence. Based on the results of this review, the Audit Committee re-appointed Ernst & Young LLP to serve as the Company’s independent auditors for the fiscal year ending October 31, 2014. Ratification is being sought at the Meeting in a non-binding vote of stockholders. Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of Ernst & Young LLP to our shareholders for ratification because we value our stockholders views on the Company’s independent auditors. If our stockholders fail to ratify the selection, it will be considered notice to the Board and Audit Committee to consider the selection of a different firm.

Representatives of Ernst & Young LLP are expected to be present at the Meeting, will be afforded the opportunity to make a statement if they desire, and are expected to be available to respond to appropriate questions. We have been advised by Ernst & Young LLP that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in us or our subsidiaries.

Audit and Non-Audit Fees

The following table sets forth the fees earned for services rendered by Ernst & Young LLP for professional services for the fiscal years ended October 31, 2013 and 2012:

	2013	2012
Audit Fees (1)	$1,298,645	$1,510,793
Audit-Related Fees (2)	31,995	31,845
Tax Fees (3)	23,398	30,898

	$1,354,038	$1,573,536

(1)	“Audit Fees” include fees billed for (a) the audit of Toll Brothers, Inc. and its consolidated subsidiaries, (b) the audit of the Company’s internal control over financial reporting, (c) the review of quarterly financial information, and (d) the issuance of consents and comfort letters to underwriters in various filings with the SEC.
(2)	“Audit-Related Fees” include fees billed for audits of a certain joint venture in which we have an interest and fees for the use of the independent auditors’ technical accounting research tool.
(3)	“Tax Fees” include fees billed for consulting on tax planning matters and tax compliance matters.

The Audit Committee meets and agrees upon the annual audit fee directly with our independent auditors. The Audit Committee also establishes pre-approved limits for which our management may engage our independent auditors for specified services. Any work that exceeds these pre-approved limits in a quarter requires the advance approval of the Audit Committee. Each quarter the Audit Committee reviews the matters worked on by the independent auditors during the previous quarter and establishes any pre-approved limits for the current quarter. All fees and services for fiscal 2013 were approved by the Audit Committee. The Audit Committee also reviewed and approved the compatibility of non-audit services, including tax services, with Ernst & Young LLP’s independence. The Audit Committee reviewed the services provided by Ernst & Young LLP and approved the fees paid to Ernst & Young LLP for all services for fiscal 2013.

Required Vote

To be approved, this proposal must receive an affirmative majority of the votes cast on the proposal at the Meeting. We have been advised that Mr. Robert I. Toll and Mr. Bruce E. Toll intend to vote the shares they beneficially own “FOR” ratification of the re-appointment of independent registered public accounting firm. See “Voting Securities and Beneficial Ownership—Security Ownership of Principal Stockholders and Management.”

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL TWO.

PROPOSAL THREE—ADVISORY AND NON-BINDING VOTE

ON EXECUTIVE COMPENSATION (SAY ON PAY)

Our stockholders voted in 2011, in a non-binding vote, in favor of the submission of the Company’s compensation of its NEOs annually to our stockholders on a non-binding basis, and our Board has adopted that approach. In accordance with this outcome of that stockholder vote and regulations under Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are including in this proxy statement a separate resolution, subject to a non-binding stockholder vote, to approve the compensation of our NEOs as disclosed in this proxy statement. In considering their vote, we encourage stockholders to carefully review our compensation policies and decisions regarding our NEOs as presented in the “Compensation Discussion and Analysis” and the tabular (and accompanying narrative) disclosure on pages 30 to 55.

Our Compensation Committee has developed and maintained a compensation program that is intended to reward performance and encourage actions that drive success in our short- and long-term business strategy. Our executive compensation program received the support of over 99% of our stockholders who voted at our 2013 Annual Meeting of Stockholders; 98% support of our stockholders who voted at our 2012 Annual Meeting; and 99% support of our stockholders who voted at our 2011 Annual Meeting. In determining fiscal 2013 compensation for our NEOs, as described in the “Compensation Discussion and Analysis” starting on page 30, the Compensation Committee recognized that fiscal 2013 was a year of significant growth for the Company. The Compensation Committee paid particular attention to the notable areas of our performance and our management’s achievements in fiscal 2013 set forth under “Compensation Discussion and Analysis—2013 Company Performance” on pages 30 to 31.

Accordingly, we are asking our stockholders to approve, in a non-binding vote, the following resolution in respect of this Proposal Three:

“RESOLVED, that the stockholders approve, in a non-binding vote, the compensation paid to the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis” beginning on page 30 of the proxy statement and the related compensation tables and narrative discussion.

Required Vote

To be approved, this proposal must receive an affirmative majority of the votes cast on the proposal at the Meeting. We have been advised that Mr. Robert I. Toll and Mr. Bruce E. Toll intend to vote the shares they beneficially own “FOR” the advisory and non-binding vote on executive compensation. See “Voting Securities and Beneficial Ownership—Security Ownership of Principal Stockholders and Management.”

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL THREE.

PROPOSAL FOUR—APPROVAL OF THE TOLL BROTHERS INC.

STOCK INCENTIVE PLAN FOR EMPLOYEES (2014)

On December 11, 2013, the Board of Directors adopted, subject to stockholder approval, the Toll Brothers, Inc. 2014 SIP, making shares of common stock in the Company available for grants of (a) rights (“Options”) to acquire the Company’s Common Stock, par value $0.01 per share (the “Common Stock”), (b) incentive stock awards involving the transfer or issuance of Common Stock, which may be subject to conditions of forfeiture (“Awards”), (c) “Stock Appreciation Rights” or “SARs” that represent the right of the recipient to receive cash or stock of a value equal to the appreciation of the Company’s Common Stock from the date of the grant of the SAR to the date the SAR is exercised, (d) RSUs that represent the right of the recipient to receive the economic equivalent to a grant of an Award, and may provide for cash payment to the recipient of an amount equal to the value of an Award, or for the transfer to the recipient of a number of shares of Common Stock, either immediately following the date the RSU becomes vested or at such later date as may be specified at the time the RSU is granted in the grant document, and (e) performance-based Awards or RSUs (all of the above collectively, “Grants”), subject to the terms and conditions set forth in the 2014 SIP. The terms of the 2014 SIP are substantially similar to those of the 2007 SIP and are described below.

The 2014 SIP is intended, by means of issuance of Grants, to form a part of the Company’s overall compensation program for employees (including NEOs) of the Company and of its affiliates, and to serve as a particular incentive for all such employees to devote themselves to the future success of the Company. In the opinion of the Board of Directors of the Company, the ability to make Grants to employees permits the Company to recognize the contributions made to the Company by such persons and provides them with an additional incentive to enter into or remain in the employ of the Company or an affiliate and to devote themselves to the Company’s success by providing them with an opportunity to acquire or increase their proprietary interest in the Company.

An aggregate maximum of 7,500,000 shares of the Company’s common stock may be issued under the 2014 SIP, of which no more than 3,000,000 shares shall be available for issuing Awards, RSUs, or performance-based Awards or RSUs under the 2014 SIP, subject to adjustment. Consistent with past practice, these amounts reflect our estimated share requirement under our employee compensation program for five years, as adjusted to account for additional personnel as a result of the Shapell acquisition. In determining the number of shares available under the 2014 SIP, we considered the total number of shares issuable under awards we have granted as a percentage of our annual weighted average common stock outstanding for the last three completed fiscal years. We also considered the number of shares being requested as a percentage of our shares outstanding. If the 2014 SIP is approved by stockholders, we will cancel the remaining shares available for grant under the 2007 SIP (approximately 1.8 million shares as of the Record Date).

Material Provisions of the 2014 SIP

The following is a brief summary of the material provisions of the 2014 SIP. Because this is only a summary, it may not contain all of the information about the 2014 SIP that may be important to you and is qualified in its entirety by the full text of the 2014 SIP set forth in Annex A.

1. Number of Shares. An aggregate maximum of seven million five hundred thousand (7,500,000) shares of the Company’s common stock may be issued under the 2014 SIP, of which no more than three million (3,000,000) shares shall be available for issuing Awards, RSUs, or performance-based Awards or RSUs under the 2014 SIP, subject to adjustment in the event there is a stock dividend, stock split, or other increase or decrease in the number of shares of common stock (in such event, the Compensation Committee has the authority to determine what adjustments are appropriate). The market price per share of our common stock as of January 30, 2014 was $36.13, the closing price on such date.

2. Administration. The 2014 SIP is currently administered by the Compensation Committee (without the participation by any member of the Board on any matters pertaining to him or her).

3. Eligibility. All employees of the Company or its affiliates (including employees who are members of the Board of Directors or of a board of directors of any affiliate) are eligible under the terms of the 2014 SIP to receive incentive stock options (“ISOs”), any Option is specifically designated at the time of grant as not being an ISO (“non-qualified stock option” or “NQSO”), SARs, RSUs, and Awards (including performance-based Awards and RSUs). The Compensation Committee, in its discretion, determines whether an individual qualifies to receive any issuance under the 2014 SIP. As of the Record Date, approximately 3,945 employees of the Company and its affiliates, including four executive officers, were eligible to participate in the 2014 SIP.

4. Term of 2014 SIP. No Grant may be awarded under the 2014 SIP after December 11, 2023.

5. Issuances. Each issuance of an Option (ISO or NQSO) or SAR under the 2014 SIP will be set forth in an Option or SAR document that will specify the number of shares subject to the issuance. An employee may receive more than one issuance and may be issued Options (ISOs or NQSOs), RSUs, Awards, performance-based RSUs or Awards, or a combination of each. In no event, however, will Options or SARs to acquire more than 1,000,000 shares of the Company’s common stock be issued to any individual employee during any one calendar year. Each Option granted under the 2014 SIP to an employee of the Company or an affiliate (as that term is defined in that plan) (an “Optionee”) is intended to be an ISO within the meaning of Section 422(b) of the Internal Revenue Code of 1986, as amended (the “Code”), for federal income tax purposes, except to the extent (i) any such ISO grant would exceed the statutory limitations on such grants, and (ii) any NQSO. No Option granted to a person who is not an employee of the Company or an affiliate on the date the Option is granted will be an ISO.

6. Term of Options and Stock Appreciation Rights. In general, any Options or SARs issued under the 2014 SIP will terminate on the first to occur of the following events:

(a) The end of the term specified in the Option or SAR document. This may not be more than ten years from the date of issuance (and may not be more than five years from that date in the case of an ISO that is issued to an employee who, as of the date of the issuance, owns or is treated as owning under certain rules applicable under the Code, more than ten percent of the total combined voting power of all classes of stock of the Company or of any affiliate of the Company).

(b) The end of the three-month period (or the end of a shorter period set forth in the Option or SAR document for this purpose by the Compensation Committee) from the date the employee’s employment with the Company or its affiliates terminates other than by reason of the employee’s disability or death.

(c) The end of the one-year period from the date the employee’s employment with the Company terminates by reason of the employee’s death or disability.

(d) The occurrence of the date, if any, which is established by the Compensation Committee as an accelerated expiration date in the event of a “Change in Control” (as defined below) provided an employee who received an Option or SAR is given written notice at least 30 days before the date so fixed.

(e) The occurrence of the date established by the Compensation Committee as an accelerated expiration date after a finding by the Compensation Committee that a change in the financial accounting treatment for an Option or SAR issuance (as compared with the accounting treatment of an Option or SAR issuance in effect on the date the 2014 SIP was adopted) has or may in the foreseeable future have an adverse effect on the Company. In such circumstances, the Compensation Committee may take any other action (including accelerating the exercisability of the Option or SAR issuance) which it deems necessary.

(f) A finding by the Compensation Committee, after full consideration of the facts presented on behalf of both the Company and employee, that the employee has breached the terms of his or her employment with the Company or an affiliate, or has been engaged in any sort of disloyalty to the Company or an affiliate, including, without limitation, fraud, embezzlement, theft, commission of a felony or proven dishonesty in the course of his or her employment or service or has disclosed trade secrets of the Company or an affiliate. In such event, the employee will also automatically forfeit all shares subject to Option or SAR issuances previously exercised that have not yet been delivered to the employee and the employee will receive a refund of any amounts paid for such shares.

Notwithstanding the general termination provisions described above, the Compensation Committee has the authority under the 2014 SIP to permit an Option or SAR to continue to vest following an employee’s termination of employment, and may extend the period during which an Option or SAR may be exercised to a date no later than the date of the expiration of the grant term originally specified in the Option or SAR document.

7. Option Exercise Price. The option exercise price for all Options will in all cases be at least equal to the fair market value of the shares subject to the Option determined on the date of issuance. In the case of an ISO issued to an employee who, as of the date of the issuance, owns or is treated as owning under certain rules applicable under the Code, more than ten percent of the total combined voting power of all classes of stock of the Company or of any affiliate of the Company, the option exercise price will be at least equal to 110% of the fair market value of the shares subject to the ISO. Under the 2014 SIP, fair market value generally is the last reported sale price of shares on the relevant date on the NYSE or on such other national securities exchange where the Company’s common stock is listed. If the Company’s common stock is not listed on a national securities exchange or included in the NASDAQ National Market System, fair market value will be the mean between the last reported “bid” and “asked” prices for such shares on the relevant date, as reported on NASDAQ or, if not so reported, as reported by the National Daily Quotation Bureau, Inc. or as otherwise reported in a customary financial reporting service, as applicable. In all events, determinations as to the fair market value of the Company’s stock will be made by the Compensation Committee.

8. Payment of Exercise Price. An employee may pay for shares in cash, certified or cashier’s check, or by such mode of payment as the Compensation Committee may approve, including payment through a broker. The Compensation Committee also has the authority to provide in an Option document that the employee may make payment for his or her shares in whole or in part using shares of the Company’s common stock held by the employee for more than one year, subject to the Compensation Committee’s right to refuse to accept such shares as payment, at its sole discretion. In addition, the 2014 SIP permits the payment for shares to be made in whole or in part by relinquishing a portion of the shares that would otherwise be issued on exercise of the Grant, and further permits the withholding of shares sufficient to pay amounts required to be made available to satisfy federal, state and local tax withholding requirements.

9. Documents Governing Issuance; Restriction on Transferability; Other Provisions. All issuances will be evidenced by a document containing provisions consistent with the 2014 SIP and such other provisions as the Compensation Committee deems appropriate. The Compensation Committee also has the authority under the 2014 SIP to include other terms and conditions in issuing documents to the extent such terms and conditions are not inconsistent with applicable provisions of the 2014 SIP. No Option or SAR issued under the 2014 SIP may be transferred, except by will, the laws of descent and distribution or, in the case of a NQSO, pursuant to a “qualified domestic relations order,” within the meaning of the Code or in Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). In addition, the Compensation Committee may permit a NQSO to be transferred by the employee to a “family member,” as such term is defined in the Instructions to Form S-8 as published by the SEC.

10. Stock Appreciation Rights. The 2014 SIP provides any employee to whom an NQSO may be issued may also be issued an SAR. Each SAR issued under the 2014 SIP shall convey to the recipient rights that are in all respects the economic equivalent of an NQSO and shall include in the SAR document all of the material terms and conditions that would be included in a corresponding Option document, including the number of shares of Common Stock deemed to be subject to the SAR, the exercise price (which cannot be less than the fair market value per share of the underlying shares of Common Stock determined as of the date the SAR is issued), the time or times at which the SAR may be exercised, and an expiration date. The economic benefit to the recipient of an

SAR shall be equal to the value of the shares of Common Stock underlying the SAR as of the date the SAR is exercised, reduced by the deemed exercise price of the SAR applicable to the portion of the SAR being exercised. On exercise, the holder of the SAR shall be entitled to receive either cash or shares of Common Stock, having a value equal to the value of the SAR (or portion being exercised). Whether the recipient of an SAR is entitled to cash or shares of Common Stock upon exercise may be specified in the SAR document. For all purposes of the 2014 SIP, SARs are to be treated as though each SAR constituted an issuance of a NQSO for a number of Option Shares equal to the number of shares of Common Stock designated as underlying the SAR. Thus, the 2014 SIP’s prohibition on issuances of Options to acquire more than 1,000,000 shares of the Company’s common stock to any individual employee during any one calendar year is to be applied by treating the shares of Common Stock underlying an SAR as though the SAR constituted an Option for that number of shares.

11. Awards. Under the terms of the 2014 SIP, the Compensation Committee has the authority to make Awards, in which case the terms are set forth in a written “Award Agreement.” These Awards will be consistent with the terms of the 2014 SIP and may have such other terms or conditions (including conditions which may result in a forfeiture) which the Compensation Committee deems appropriate, which may be established on a case by case basis. The restrictions, if any, on an Award may lapse (i.e., the Award may become vested) at specific times or on the occurrence of events. This vesting may occur as to all of the shares subject to an Award or may occur in installments. The Compensation Committee also has the authority under the 2014 SIP to shorten or waive any condition or restriction with respect to all or any portion of an Award. Any shares issued under an Award will become fully vested and transferable if they have not been forfeited as of the date the grantee becomes disabled or dies. The Award Agreement will specify the following information: (a) the number of shares issued, (b) the purchase price, if any, to be paid by the recipient, (c) the date on which shares issued are to be transferred, if applicable, (d) the terms and conditions under which the shares may be forfeited, and (e) the manner in which the restrictions, if any, will lapse (i.e., become vested).

Once the shares of common stock issued under an Award become fully vested, a stock certificate for those shares will be delivered free of all restrictions other than those that may be imposed by law or under the terms of any stockholders agreement in effect at the time. If an Award includes any fractional shares, the Company may, at its option, pay the fair market value of the fractional share rather than deliver a certificate for the fractional share.

If the shares of common stock issued under an Award are subject to restrictions and the recipient files an election with the Internal Revenue Service (“IRS”) to include the fair market value of any shares of common stock issued pursuant to an Award in gross income without regard to such restrictions, the recipient must promptly provide a copy of that election to the Company, along with the amount of any federal, state, local or other taxes required to be withheld in order to enable the Company to claim an income tax deduction with respect to such election.

If the Compensation Committee determines that the recipient of an Award has breached the terms of his or her employment with the Company or an affiliate, or has been engaged in disloyalty to the Company or an affiliate, including, without limitation, fraud, embezzlement, theft, commission of a felony or proven dishonesty in the course of his or her employment, or has disclosed trade secrets or confidential information of the Company or any of its affiliates, the shares subject to the Award that have not previously become fully vested or for which certificates have not yet been delivered will be forfeited. The Company has the right to withhold delivering any certificates for any shares pending the resolution of an inquiry that could lead to a finding resulting in a forfeiture.

The Compensation Committee generally has the right to amend the terms of outstanding Awards, subject to the consent of the recipient if the proposed amendment is not favorable to him or her. This requirement for the recipient’s consent does not apply if the amendment to the Award is made in connection with a Change of Control of the Company.

12. Restricted Stock Units. The 2014 SIP provides that the Compensation Committee is authorized to grant RSUs to any person eligible to receive an Award. A RSU constitutes the economic equivalent of a share of restricted stock that may be granted as an Award and represents the right in the recipient to receive, at the time the RSU vests (or at such later date as may be specified under the terms of the relevant RSU document), a cash payment equal to the value of a number of shares of the Company’s common stock, or to receive delivery of that number of shares in kind. To the extent an RSU provides for payment of cash or delivery of shares of the Company’s common stock at a time later than the date the RSU recipient vests in his or her RSUs, the arrangement will constitute a form of nonqualified deferred compensation that is subject to certain requirements under Code Section 409A. Under the terms of the 2014 SIP, RSUs that represent a form of nonqualified deferred compensation are intended to have provision for payment of cash or delivery of shares of the Company’s common stock that are compliant with the distribution requirements of Code Section 409A. This may require, therefore, that delivery of payment be made on a specified date, or by reference to the occurrence of an event that is a permitted distribution event (for example, separation from service) under Code Section 409A, and may require a delay of delivery or payment for a period of six months if the RSU recipient is a key employee and the distribution event is his or her separation from service.

13. Performance-Based Awards and Restricted Stock Units. The 2014 SIP provides that the Compensation Committee may issue Awards or RSUs which include vesting requirements based specifically on the attainment of one or more performance targets applicable to such Award or RSU. If a recipient of a performance-based Award or RSU terminates his or her employment with the Company prior to the date on which the applicable performance target or targets have been met or prior to the satisfaction of any other applicable conditions or requirements, the performance-based Award or RSU is immediately forfeited. In addition, the Compensation Committee has the authority, at its sole discretion, to cause any performance-based Awards and/or RSUs to be forfeited, in whole or in part, at any time prior to its determination that the Award or RSU has become vested. The Compensation Committee does not have the authority to cause any performance-based Award or RSU to become vested if applicable performance target(s) are not achieved.

In order to issue a performance-based Award or RSU, the Compensation Committee must establish one or more performance targets for the applicable performance period. In all cases, the performance target(s) established with respect to any performance period must be established within the first 90 days of the performance period or, if shorter, within the first twenty-five percent (25%) of the performance period, and at such time that the attainment of such performance targets is substantially uncertain. Performance targets may vary for different recipients. Performance targets established under the 2014 SIP must consist of one or more goals as to which an objective method or methods is available for determining if it has been achieved. Additionally, the Compensation Committee must establish an objective method for computing the portion of a particular performance-based Award or RSU that may be treated as vested as a result of attaining such performance target(s).

The performance target(s) may be established with reference to the Company as a whole, any of the Company’s subsidiaries, operating divisions, or other operating units, or any combination. Each performance target shall be based on one or more of the following business criteria: debt ratings, debt to capital ratio, generation of cash, issuance of new debt, establishment of new credit facilities, retirement of debt, return on assets, return on capital, return on equity, attraction of new capital, cash flow, earnings per share, net income, pre-tax income, pre-tax pre-bonus income, operating income, gross revenue, net revenue, gross homebuilding margin, net margin, pre-tax margin, share price, total stockholder return, acquisition of assets, acquisition of companies, creation of new performance and compensation criteria for key personnel, recruiting and retaining key personnel, customer satisfaction, employee morale, acquisition or disposition of other entities or businesses, acquisition or disposition of assets, hiring of strategic personnel, development and implementation of Company policies strategies and initiatives, creation of new joint ventures, new contracts signed, increasing the Company’s public visibility and corporate reputation, development of corporate brand name, overhead cost reductions, unit deliveries, or any combination of or variations on the foregoing. The performance targets based on these business criteria may be measured, where the Compensation Committee deems appropriate, before or after any applicable write-offs, and may be measured in comparison to a budget approved by the Compensation Committee, a peer group established by the Compensation Committee or a stated goal established by the Compensation Committee. The performance targets may also be modified at the discretion of the Compensation Committee to take into account significant items or events, and may be adjusted to reflect the opening or expanding of new geographic regions or development of new business lines. In addition, to the extent consistent with requirements for characterizing compensation as “performance-based” under Section 162(m) of the Code and applicable regulations, performance targets may also be based upon the recipient’s attainment of business objectives with respect to any of the business criteria described above, or in the implementation of policies and plans, negotiating transactions, developing long-term business goals or exercising managerial responsibility.

In no event will any recipient of performance-based Awards or RSUs be eligible to receive more than 350,000 shares of the Company’s common stock as a performance-based Award, or the economic equivalent of such shares in the case of performance-based RSUs, during any one calendar year. Where a performance period is not equal to a calendar year, or where there are overlapping performance periods within a calendar year, this limitation will be applied by the Compensation Committee in any manner that is consistent with the limitation set forth herein and consistent with the provisions of Section 162(m) of the Code and applicable regulations. For these purposes, performance-based Awards and performance-based RSUs will be taken into account on an aggregated basis.

14. Provisions Relating to a “Change of Control” of the Company. In the event of a Change of Control (as defined below), the Compensation Committee may take whatever action with respect to outstanding Options, SARs, Awards or RSUs that it deems necessary or desirable, including, without limitation, accelerating the expiration or termination date of any Options, SARs, Awards or RSUs to a date no earlier than 30 days after notice of the acceleration is given to the recipient. In addition to the foregoing and to the extent applicable, issuances made pursuant to the 2014 SIP will become immediately fully vested, will become exercisable in full, and all restrictions, if any, as may be applicable to shares issued under the 2014 SIP, will lapse, immediately prior to a Change of Control, without any further action by the Compensation Committee.

A “Change of Control” occurs under the 2014 SIP on the date any of the following events occurs:

(a) The consummation of a sale or other disposition of all or substantially all of the assets of the Company.

(b) The consummation of a merger or consolidation of the Company with or into another corporation, other than, in either case, a merger or consolidation of the Company in which holders of shares of the common stock immediately prior to the merger or consolidation will hold at least a majority of the ownership of common stock of the surviving corporation (and, if one class of common stock is not the only class of common stock entitled to vote on the election of directors of the surviving corporation, a majority of the voting power of the surviving corporation’s voting securities) immediately after the merger or consolidation, which common stock (and, if applicable, voting securities) is to be held in the same proportion as such holders’ ownership of common stock immediately before the merger or consolidation.

(c) Any entity, person or group, within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act (other than (A) the Company or any of its subsidiaries or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries or (B) any person who, on the date the 2014 SIP is effective, shall have been the beneficial owner of at least fifteen percent of the outstanding common stock), shall have become the beneficial owner of, or shall have obtained voting control over, more than fifty percent of the outstanding shares of the common stock.

(d) Directors are elected such that a majority of the Board of Directors shall have been members of the Board of Directors for less than twenty-four months (unless the nomination for election of each new director who was not a director at the beginning of such twenty-four month period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period).

15. Amendments to Documents and the 2014 SIP. The Compensation Committee may amend any document issued under the 2014 SIP, subject to the consent of the recipient if the amendment is not favorable to the recipient, although no consent is required if such amendment is being made pursuant to provisions of the 2014 SIP relating to a “Change of Control” of the Company. The Board of Directors may amend the 2014 SIP from time to time in such manner as it may deem advisable, subject to the following limitations. The Board of Directors may not, without obtaining approval by vote of a majority of the outstanding voting stock of the Company, within twelve months before or after such action, change the class of individuals eligible to receive an ISO, extend the expiration date of the 2014 SIP, decrease the minimum Option Price of an ISO issued under the 2014 SIP or increase the maximum number of shares as to which Options SARs, Awards or RSUs may be issued. In addition, if any Grant to be awarded under the Plan after the amendment is intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code, the Board of Directors may not amend the Plan to (a) change the class of individuals eligible to receive Grants, (b) increase the number of Option Shares that may be granted to an employee as described in Section 6(a) the Plan, (c) increase the per employee share limit of Section 13(e) of the Plan, or (d) change the criteria to be used in establishing Performance Targets as set forth in Section 13(d) of the Plan without obtaining approval of the Company’s stockholders in a manner consistent with Treasury Regulation Section 1.162-27(e)(4).

16. Recovery of Grants. Notwithstanding any other provision of the Plan to the contrary, any Grant made to an employee, any share of Common Stock delivered to an employee in respect of a Grant, or any gain realized by an employee in connection with a Grant, which is subject to clawback or other recovery under any law, government regulation, stock exchange listing requirement or Company policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement, will be subject to such forfeiture and clawback as required pursuant to such law, government regulation, stock exchange listing requirement or Company policy, as determined by the Committee in its sole discretion. If the Committee determines that any forfeiture and clawback is so required, then each affected employee shall forfeit and return, if previously paid or delivered, to the Company the applicable Grant, shares or gains, as determined by the Committee.

17. Tax Aspects of the 2014 SIP. The following discussion is intended to summarize briefly the general principles of federal income tax law applicable to Options issued under the 2014 SIP as of the date hereof.

Taxation of Incentive Stock Options. A recipient of an ISO will not recognize regular taxable income upon either the issuance or exercise of the ISO. The Optionee will recognize capital gain or loss on a disposition of the shares acquired upon exercise of an ISO, provided the Optionee does not dispose of those shares within two years from the date the ISO was issued or within one year after the shares were acquired by such Optionee. If the Optionee satisfies both of the foregoing holding periods, then the Company will not be allowed a deduction by reason of the issuance or exercise of an ISO. For regular federal income tax purposes, the rate of tax applicable to capital gains is generally dependent on whether the shares have been held for more or less than one year at the time of sale.

As a general rule, if the Optionee disposes of the shares acquired through the exercise of an ISO before satisfying both holding period requirements (a “disqualifying disposition”), the gain recognized by the Optionee on the disqualifying disposition will be taxed as ordinary income to the extent of the difference between (a) the lesser of the fair market value of the shares on the date of exercise or the amount received for the shares in the disqualifying disposition, and (b) the adjusted basis of the shares, and the Company will be entitled to a deduction in that amount. The gain (if any) in excess of the amount recognized as ordinary income on a disqualifying disposition will be treated as capital gain, with the maximum federal tax rate determined by reference to the length of time the Optionee held the shares prior to the disposition, as discussed above.

The amount by which the fair market value of a share at the time of exercise exceeds the Option exercise price will be included in the computation of such Optionee’s “alternative minimum taxable income” in the year the Optionee exercises the ISO. If an Optionee pays alternative minimum tax with respect to the exercise of an ISO, then the amount of such tax paid may be allowed as a credit against regular tax liability in subsequent years.

The Optionee’s basis in the shares for purposes of the alternative minimum tax will be adjusted when income from a disposition of the shares is included in alternative minimum taxable income.

Taxation of Non-Qualified Stock Options. A recipient of a NQSO will not recognize taxable income at the time of issuance, and the Company will not be allowed a deduction at the time of the issuance. Such an Optionee will generally recognize ordinary income in the taxable year in which the Optionee exercises the NQSO in an amount equal to the excess of the fair market value of the shares received upon exercise at the time of exercise of such Options over the option exercise price of the Option. The Company will, subject to various limitations, be allowed a deduction in the same amount. Upon disposition of the shares subject to the Option, an Optionee will recognize capital gain or loss equal to the difference between the amount realized on disposition and the Optionee’s basis in the share (which ordinarily would be the fair market value of the share on the date the Option was exercised). The maximum federal tax rate applicable to such capital gain is determined by reference to the length of time the Optionee held the shares prior to the disposition, as discussed above.

Taxation of Stock Appreciation Rights and Restricted Stock Units. A recipient of an SAR or an RSU will not recognize taxable income at the time of grant, and the Company will not be allowed a deduction at the time of the grant. In the case of an SAR, the recipient will generally recognize ordinary income in the taxable year in which he or she exercises the SAR and receives payment (either in cash or in the form of the Company’s common stock) equal to the excess of the cash received upon exercise or the fair market value of the shares underlying the SAR over the deemed Option Price associated with the SAR for such underlying shares. In the case of an RSU, the recipient will generally recognize ordinary income equal to the value of the number of shares of Company common stock represented by the RSU at the time cash payment is made, or the shares are transferred, to the recipient. The Company will, subject to various limitations, be allowed a deduction in the same amount that is treated as taxable income to a recipient of an RSU or an SAR.

Withholding. Whenever the Company would otherwise transfer a share of Company common stock under the terms of the 2014 SIP, the Company has the right to require the recipient to make available sufficient funds to satisfy all applicable federal, state and local withholding tax requirements as a condition to the transfer, or to take whatever other action the Company deems necessary with respect to its tax liabilities. In addition, the Compensation Committee may withhold from shares otherwise issued or transferred to an employee a number of shares sufficient to pay amounts required to be made available to satisfy federal, state and local tax withholding requirements.

Deductibility of Executive Compensation Under the Million Dollar Cap Provisions of the Internal Revenue Code. Section 162(m) of the Code sets limits on the deductibility of compensation in excess of $1,000,000 paid by publicly held companies to certain employees (the “million dollar cap”). The IRS has also issued Treasury Regulations which provide rules for the application of the “million dollar cap” deduction limitation. Income which is treated as “performance-based compensation” under these rules will not be subject to the limitation on deductibility by the Company imposed by Code Section 162(m). In order for income that is recognized as ordinary compensation income on the exercise of a NQSO to be treated as “performance-based compensation” under these rules (i.e., not subject to the deduction limitations of the “million dollar cap”), the NQSO must be granted under a plan which complies in form with certain rules, the plan must be administered consistent with those rules, and the NQSO must meet certain requirements. The Company believes the 2014 SIP and the NQSO and SARs comply in form with the applicable “performance-based compensation” rules. It is the intention of the Board of Directors to continue to cause the 2014 SIP to be administered by “outside directors” consistent with the rules applicable to plan administration to the extent that is possible and to the extent other considerations do not cause the Board of Directors to conclude that such compliance with the administrative rules is not in the best interests of the Company. It is, therefore, anticipated that ordinary compensation income attributable to NQSO and SARs issued to certain employees under the 2014 SIP as amended generally will be treated as “performance-based compensation” exempt from the “million dollar cap” rules unless circumstances at the time of any such issuance causes the Board of Directors to determine that compliance with the applicable requirements is not in the best interest of the Company. The Board of Directors also anticipates that it will, in such event, take such steps as it deems appropriate in order to avoid to the extent practicable any detrimental impact of the “million dollar cap.” In addition, the 2014 SIP, as amended, includes provisions that permit issuances to be made in the form of Awards and RSUs that may or may not be intended to qualify as “performance-based” compensation for purposes of Section 162(m). The issuances of performance-based Awards and performance-based RSUs are intended to result in compensation income to the recipients only if the performance targets established with respect to those Awards or RSUs are attained. Assuming the 2014 SIP Amendment is approved, and assuming that the performance-based Awards and RSUs are implemented as they are intended and consistent with the terms of the 2014 SIP Amendment, this income should qualify as “performance-based compensation” that is exempt from the “million dollar cap” rules.

The benefits or amounts that will be received by or allocated to any executive officers or employees under the Employee Plan are not currently determinable since no specific grants have been decided upon.

Upon approval by the stockholders of the 2014 SIP, the 2007 SIP shall be terminated with respect to granting additional options, RSUs, and any other awards of stock, no further grants will be made under the 2007 SIP, and the Toll Brothers, Inc. Stock Incentive Plan (1998) and the 2007 SIP will be continued solely for the purpose of administering grants previously made thereunder. If the 2014 SIP is not approved by stockholders, the 2007 SIP will continue in effect pursuant to its terms.

Required Vote

To be approved, this proposal must receive an affirmative majority of the votes cast on the proposal at the Meeting. We have been advised that Mr. Robert I. Toll and Mr. Bruce E. Toll intend to vote the shares they beneficially own “FOR” approval of the 2014 SIP. See “Voting Securities and Beneficial Ownership—Security Ownership of Principal Stockholders and Management.”

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL FOUR.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of October 31, 2013 with respect to compensation plans (including individual compensation arrangements) under which the Company’s equity securities are authorized for issuance.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
	(a)	(b)	(c)
	(In thousands)		(In thousands)
Equity compensation plans approved by security holders	9,924	$24.513	2,993
Equity compensation plans not approved by security holders	—		—

Total	9,924	$24.513	2,993

CORPORATE GOVERNANCE

We are committed to operate within a comprehensive plan of corporate governance for the purpose of defining independence, assigning Board committee responsibilities, setting high standards of professional and personal conduct, and assuring compliance with such responsibilities and standards. The Board and the Nominating and Corporate Governance Committee regularly monitor developments in the area of corporate governance to ensure that our corporate governance practices continue to evolve as appropriate.

Corporate Governance Guidelines and Practices

The Board has adopted Corporate Governance Guidelines, which describe the Board’s views on a number of governance topics. The guidelines are posted on, and can be obtained free of charge from, our website at www.tollbrothers.com under “Investor Relations: Corporate Governance.”

Director Independence

Under the NYSE rules and the standards adopted by the Board, a director is not “independent” unless the Board affirmatively determines that the director has no direct or indirect material relationship with us. In addition, the director must meet the requirements for independence set forth by the NYSE rules.

The Board has established categorical standards of director independence to assist it in making independence determinations. These standards, which are described below, set forth certain relationships between us and the directors, and their immediate family members or entities with which they are affiliated, that the Board, in its judgment, has determined to be material or immaterial in assessing a director’s independence. The standards applied by the Board in affirmatively determining whether a director is “independent” provide that a director is not independent if:

(1) the director is, or has been within the last three years, our employee or an immediate family member (defined as including a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone, other than domestic employees, who shares such person’s home) of, or is, or has been within the last three years, one of our executive officers;

(2) the director has received, or has an immediate family member who has received, during any 12-month period within the last three years, more than $120,000 per year in direct compensation from us, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

(3)(a) the director is a current partner or employee of a firm that is our internal or external auditor; (b) the director has an immediate family member who is a current partner of such a firm; (c) the director has an immediate family member who is a current employee of such a firm and personally works on our audit; or (d) the director or an immediate family member was, within the last three years, a partner or employee of such a firm and personally worked on our audit within that time;

(4) the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of our present executive officers at the same time serves or served on that company’s compensation committee;

(5) the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to or received payments from us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or two percent of such other company’s consolidated gross revenues; and

(6) the director or an immediate family member is, or within the past three years has been, an affiliate of another company in which, in any of the last three years, any of our present executive officers directly or indirectly either:

(a) owned more than five percent of the total equity interests of such other company, or

(b) invested or committed to invest more than $900,000 in such other company.

The Board annually reviews the independence of all directors. The Board, in applying the above-referenced standards, has affirmatively determined that all of our directors are independent, other than Messrs. Robert I. Toll, Bruce E. Toll and Douglas C. Yearley, Jr. As part of the Board’s process in making such determination, the Board determined that all of the above-cited objective criteria for independence are satisfied, and that no independent director has any material relationship with us that could interfere with his or her ability to exercise independent judgment.

Leadership Structure

In connection with the appointments of Mr. Douglas C. Yearley, Jr. as CEO and Mr. Robert I. Toll as Executive Chairman of the Board, each effective June 16, 2010, the Board separated the roles of chairman and chief executive officer. As our CEO, Mr. Yearley is responsible for our day-to-day operations and for formulating and executing our long-term strategies in collaboration with Mr. Robert I. Toll, Executive Chairman of the Board, and the Board. As Executive Chairman of the Board, Mr. Robert I. Toll continues to play a significant role and is actively involved in our business by chairing the Board, acting as advisor to the executive officers, and regularly engaging in the review of land transactions and in planning our long-term business strategy.

In the Board’s view, an appropriate leadership structure depends on the opportunities and challenges facing a company at a given time. The Board believes that the current leadership structure is appropriate for us at this time as it enables us and the Board to continue to benefit from Mr. Robert I. Toll’s vast experience, skills, expertise, and knowledge of the Company and the home building industry.

In fiscal 2011, the Board designated Edward G. Boehne as the Lead Independent Director of the Board of Directors until his successor is duly designated and qualified. The Lead Independent Director helps ensure that there is an appropriate balance between management and the independent directors, and that the independent directors are fully informed and able to discuss and debate the issues that they deem important. The role of the Lead Independent Director includes:

•	presiding over all executive sessions and other meetings of the independent directors;

•	acting as principal liaison between the Executive Chairman of the Board, the CEO and the non-independent directors, on the one hand, and the independent directors, on the other hand;

•	serving as the director whom stockholders may contact;

•	leading the process for evaluating the Board of Directors and the committees of the Board of Directors;

•	participating in the communication of sensitive issues to the other directors; and

•	performing such other duties as the Board of Directors may deem necessary and appropriate from time to time.

Codes of Business Conduct and Ethics

Management has adopted a Code of Ethics for Principal Executive Officer and Senior Financial Officers, violations of which must be reported to the Audit Committee or to our Chief Executive Officer or General Counsel. This code and any waiver or amendment to the code are available free of charge from our website at www.tollbrothers.com under “Investor Relations: Corporate Governance.”

We operate under a comprehensive Code of Ethics and Business Conduct that we review annually and that applies to all directors, officers, and employees and includes provisions ranging from conflicts of interest and acceptance of gifts to harassment, discrimination, and other employment-related matters. Upon employment with us, all employees are required to affirm in writing their receipt and review of the code and their compliance with its provisions. Copies of this code can be obtained free of charge from our website at www.tollbrothers.com under “Investor Relations: Corporate Governance.”

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee during the fiscal year ended October 31, 2013 has ever been an officer or employee of the Company or its subsidiaries. None of the members has any relationship required to be disclosed under this caption under the rules of the SEC.

Personal Loans to Executive Officers and Directors

We do not permit personal loans to or for the benefit of our directors or executive officers.

Communication with the Board

Any person who wishes to communicate with the Board or specific individual directors, including the Lead Independent Director or the independent directors as a group, may do so by directing a written request addressed to such directors or director in care of the General Counsel, Toll Brothers, Inc., at the address appearing on the cover page of this proxy statement. Communications directed to members of the Board who are management directors will be referred to the intended Board member(s) except to the extent that it is deemed unnecessary or inappropriate to do so pursuant to the procedures established by the independent directors. Communications directed to independent directors will be referred to the intended Board member(s).

Director Attendance

Attendance at Board Meetings

•	The Board held four regular meetings and one special meeting during our 2013 fiscal year.

•	Each director during our 2013 fiscal year attended all of the meetings of the Board and of the committees of which he or she was a member, except one Audit Committee member was not present at two Audit Committee meetings held to review periodic reports.

•	Our independent directors hold separate meetings. Edward G. Boehne, our Lead Independent Director, acts as chair at meetings of the independent directors. During our 2012 fiscal year, the independent directors met four times.

Attendance at Annual Meetings of Stockholders

It is the policy of our Board that all directors attend annual meetings of stockholders except where the failure to attend is due to unavoidable circumstances or conflicts discussed in advance by the director with the Executive Chairman of the Board. All of our Directors attended our 2013 Annual Meeting of Stockholders.

Committees of the Board and Meetings

The Board currently has the following standing committees: Audit Committee; Compensation Committee; Nominating and Corporate Governance Committee; and Public Debt and Equity Securities Committee. The following table lists our four Board committees, as well as the chairs and members of each committee, for our entire 2013 fiscal year and at present.

Name	Independent	Audit Committee	Compensation Committee	Nominating/Corporate Governance Committee	Public Debt/Equity Securities Committee
Robert I. Toll
Bruce E. Toll					M
Douglas C. Yearley, Jr.
Robert S. Blank	M			M	M
Edward G. Boehne	M	M		C
Richard J. Braemer	M				C
Christine N. Garvey	M	M
Carl B. Marbach	M	M	C		M
Stephen A. Novick	M		M	M
Paul E. Shapiro	M	C	M

C-Chair     M-Member

Audit Committee

The Audit Committee is comprised of Paul E. Shapiro (Chair), Edward G. Boehne, Christine N. Garvey, and Carl B. Marbach, each of whom was a member of the Audit Committee for our entire 2013 fiscal year. Each member of the Audit Committee has been determined by the Board to meet the standards of independence required of audit committee members by the NYSE and applicable SEC rules. For more information on the NYSE standards for independence, see “Director Independence” above. The Board has also determined that all members of the Audit Committee are financially literate, and that Edward G. Boehne possesses accounting and related financial management expertise within the meaning of the listing standards of the NYSE and is an “audit committee financial expert” within the meaning of the applicable SEC rules. For a description of Mr. Boehne’s relevant experience, see “Proposal One—Election of Directors.”

The duties and responsibilities of the Audit Committee are set forth in its charter, which may be found at www.tollbrothers.com under “Investor Relations: Corporate Governance,” and include, among other things:

•	acting on behalf of our Board to discharge the Board’s responsibilities relating to the quality and integrity of our financial statements;

•	overseeing our compliance with legal and regulatory requirements;

•	overseeing risk oversight and assessment;

•	the appointment, qualifications, performance and independence of the independent registered public accounting firm;

•	pre-approval of all audit engagement fees and terms, all internal-control related services and all permitted non-audit engagements (including the terms thereof) with the independent auditor; and

•	review of the performance of our internal audit function.

The duties of the Audit Committee with respect to oversight of the Company’s financial reporting process are described more fully on page 56 under “Report of the Audit Committee.”

During the 2013 fiscal year, the Audit Committee held 12 regular meetings, as well as one special meeting. All of its meetings were attended by representatives from Ernst & Young LLP, our independent registered public accounting firm.

Compensation Committee

The Compensation Committee is, and for the entire 2013 fiscal year was, comprised of Carl B. Marbach (Chair), Stephen A. Novick, and Paul E. Shapiro, each of whom has been determined by the Board to meet the NYSE’s standards for independence. In addition, each committee member has been determined by the Board to qualify as a “Non-Employee Director” as defined in Rule 16b-3 under the Exchange Act and as an “outside director” as defined for purposes of Section 162(m) of the Code.

The duties and responsibilities of the Compensation Committee are set forth in its charter, which may be found at www.tollbrothers.com under “Investor Relations: Corporate Governance,” and include, among other things:

•	establishing our compensation philosophy and objectives;

•	overseeing the implementation and development of our compensation programs;

•	annually reviewing and approving corporate goals and objectives relevant to the compensation of the Executive Chairman of the Board and CEO;

•	evaluating the performance of the Executive Chairman of the Board and CEO in light of those goals and objectives and determining each of the Executive Chairman of the Board’s and CEO’s compensation level based on these evaluations;

•	reviewing and approving all elements and levels of compensation for our executive officers and any other officers recommended by the Board;

•	discussing the results of the stockholder advisory vote on “say-on pay;”

•	making recommendations to the Board with respect to incentive compensation plans and equity-based plans;

•	administering (in some cases, along with the Board) all of our stock-based compensation plans, as well as the Toll Brothers, Inc. Senior Officer Bonus Plan and the SERP;

•	reviewing and approving, or making recommendations to the full Board regarding, equity-based awards; and

•	reviewing our regulatory compliance with respect to compensation matters.

In fulfilling its responsibilities, the Compensation Committee may delegate any or all of its responsibilities to a subcommittee of the committee. For a discussion concerning the process and procedures for determining executive compensation and the role of executive officers and compensation consultants in determining or recommending the amount or form of compensation, see the “Compensation Discussion and Analysis” beginning on page 30. The Compensation Committee held four regular meetings and two special meetings during the 2013 fiscal year.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is, and for the entire 2013 fiscal year was, comprised of Edward G. Boehne (Chair), Robert S. Blank, and Stephen A. Novick, each of whom has been determined by the Board to meet the NYSE’s standards for independence.

The duties and responsibilities of the Nominating and Corporate Governance Committee are set forth in its charter, which may be found at www.tollbrothers.com under “Investor Relations: Corporate Governance,” and include, among other things:

•	identifying individuals qualified to become members of the Board and recommending to the Board the nominees for election to the Board;

•	evaluating from time to time the appropriate size of the Board and recommending any changes in the composition of the Board so as to best reflect our objectives;

•	evaluating and making recommendations to the Board with respect to the compensation of the non-management directors;

•	adopting and reviewing, at least annually, corporate governance guidelines consistent with the requirements of the NYSE;

•	establishing procedures for submission of recommendations or nominations of candidates to the Board by stockholders;

•	reviewing the Board’s committee structure;

•	reviewing proposed changes to our governance instruments;

•	reviewing and recommending director orientation and continuing orientation programs;

•	reviewing and approving related person transactions; and

•	acting on behalf of the Board with respect to certain administrative matters.

The Nominating and Corporate Governance Committee, along with the Board, administers the Toll Brothers, Inc. Amended and Restated Stock Incentive Plan for Non-Employee Directors (2007) (the “Directors Plan”). The Nominating and Corporate Governance Committee held three regular meetings and one special meeting during the 2013 fiscal year.

Public Debt and Equity Securities Committee

The Public Debt and Equity Securities Committee is, and for the entire 2013 fiscal year was, composed of Richard J. Braemer (Chair), Robert S. Blank, Carl B. Marbach, and Bruce E. Toll.

The duties and responsibilities of the Public Debt and Equity Securities Committee are set forth in its charter, which may be found at www.tollbrothers.com under “Investor Relations: Corporate Governance,” and include reviewing and approving, pursuant to authority granted by the Board, certain transactions relating to our public debt and equity securities and those of our affiliates.

The Public Debt and Equity Securities Committee held one meeting during the 2013 fiscal year.

Consideration and Selection of Nominees for the Board

The Nominating and Corporate Governance Committee is authorized to consider candidates for Board membership suggested by its members and by other Board members, as well as by management and by stockholders. A stockholder who wishes to recommend a prospective candidate for membership on the Board should follow the procedures described in this proxy statement under the caption “Procedures for Nominating Candidates or Recommending Candidates for Nomination to the Board of Directors.” Once a prospective candidate has been identified by, or presented to, the Nominating and Corporate Governance Committee, background information is elicited about the candidate, and the candidate is investigated and evaluated by the Nominating and Corporate Governance Committee and, if deemed appropriate, interviewed. Following this process, the Nominating and Corporate Governance Committee reports to the Board and makes a recommendation regarding the prospective candidate. No distinctions are to be made as between internally-recommended candidates and those recommended by stockholders.

Each director candidate should, at a minimum, possess a background that includes a strong education, extensive business experience, and the requisite reputation, character, integrity, skills, judgment, and temperament, which, in the Nominating and Corporate Governance Committee’s judgment, have prepared him or her for dealing with the multi-faceted financial, business, and other issues that confront a board of directors of a corporation with our size, complexity, reputation, and success. Although the Nominating and Corporate Governance Committee does not have a formal policy regarding diversity, the Nominating and Corporate Governance Committee takes into account diversity of viewpoints, background, experience, and temperament in considering candidates for Board membership.

Risk Oversight

Our Audit Committee regularly receives reports from a risk management committee comprised of representatives from various business functions within the Company that are charged with risk assessment and business continuity planning. This committee meets on a regular basis and selects topics related to specific risks and potential vulnerabilities related to particular business functions of the Company, which topics are then presented to the Audit Committee along with a summary of the measures we have taken or plan to take in order to define and mitigate such risks and prepare for and address such vulnerabilities. These presentations have included reports regarding risks and vulnerabilities relating to, among other things, operations, assets, land investments, competition, personnel, credit and debt covenant compliance, joint venture relationships, financial reporting, insurance, financing, mortgages, treasury, storm water compliance, safety, litigation exposure, and information technology.

In addition, our Compensation Committee oversees risks arising from our compensation practices, and our Nominating and Corporate Governance Committee oversees succession risks. Each of these committees regularly reports to the full Board, which is ultimately responsible for overseeing risks at the enterprise level. In addition, our full Board oversees strategic risks through its focus on overall corporate strategy and execution. The Compensation Committee has reviewed the design and operation of our compensation structures and policies as they pertain to risk and has determined that our compensation programs do not create or encourage the taking of risks that are reasonably likely to have a material adverse effect on us.

DIRECTOR COMPENSATION

The Nominating and Corporate Governance Committee is responsible for evaluating and recommending compensation for non-management directors to the Board. Our non-management directors are compensated in cash, stock options, and restricted stock for their service as directors. The equity portion of annual compensation is paid following the end of the fiscal year, so the equity grant for service in 2012 was made in fiscal 2013.

The compensation program in effect for fiscal 2012 and 2013 for non-management directors consists of the following components:

•	Board Retainer. The principal form of compensation for non-management directors for their service as directors is an annual retainer, consisting of a combination of cash and equity, with an annual aggregate value of $160,000 as follows:

•	Cash. Each non-management director receives one-third of the annual retainer in cash.

•	Equity. The equity portion of the annual retainer for a non-management director consists of two components issued pursuant to the Directors Plan: (a) non-qualified stock options having a grant date fair value of one-third of the annual retainer, and (b) RSUs having a grant date fair value of one-third of the annual retainer, provided that fractional shares are not issued.

Stock options are granted and priced on a date within the last 15 days of December that is determined in advance by the Compensation Committee for service during the immediately preceding fiscal year. Each option grant made to a non-management director has a ten-year term and vests in equal installments over a two-year period, with a provision for automatic vesting upon a change of control of the Company. For directors with five or more years of service, options continue to vest and remain exercisable for the ten-year term upon death, disability, or retirement.

RSUs are also granted on a date within the last 15 days of December that is determined in advance by the Compensation Committee for service during the immediately preceding fiscal year. RSUs granted as director compensation vest in equal installments over two years, but vest immediately upon a change of control of the Company or upon the death, disability, or retirement of the director. Shares underlying RSUs are not deliverable until 30 days after final vesting.

•	Committee Retainer. Each member of the Audit Committee, the Nominating and Corporate Governance Committee, and the Compensation Committee receives annually, for service on each such Committee, a combination of cash and equity with a grant date fair value of $20,000 as follows: (a) one-third of this amount in cash; (b) non-qualified stock options having a grant date fair value of one-third of this amount, and (c) RSUs having a grant date fair value of one-third of this amount, in each case with the same material terms described above under “Equity.” In addition, the Chair of each of these committees receives an annual cash retainer of $10,000.

Each member (including the Chair) of the Public Debt and Equity Securities Committee receives annually in any year in which the Committee meets or takes official actions, for service on such Committee, a combination of cash and equity with a grant date fair value of $10,000 as follows:: (a) one-third of this amount in cash, (b) non-qualified stock options having a grant date fair value of one-third of this amount, and (c) RSUs having a grant date fair value of one-third of this amount, in each case with the same features described above under “Equity.” In addition, the Chair of that Committee receives a cash retainer of $5,000 in any year in which the Committee meets or takes official action.

•	Attendance at Board and Committee Meetings. Directors, Committee Chairs and Committee members do not receive any additional compensation for attendance at Board or Committee meetings.

•	Lead Independent Director. The Lead Independent Director, Edward G. Boehne, receives annually $10,000 in cash for his services in that capacity.

Other Director Compensation Arrangements

Mr. Bruce E. Toll entered into an Advisory and Non-Competition Agreement (the “Advisory Agreement”) with the Company as of November 1, 2010. The Advisory Agreement expires on October 31, 2016. The purpose of the Advisory Agreement is to provide us with the valuable and special knowledge, expertise, and services of Mr. Bruce E. Toll, one of our co-founders and a director of the Company since our inception, on a continuing basis, as well as to provide that Mr. Toll does not engage in specified activities. The Advisory Agreement provides, among other things, that we will retain Mr. Bruce E. Toll as Special Advisor to the Executive Chairman of the Board and the CEO until October 31, 2016, at a compensation rate of $675,000 for the first year of the term of the Advisory Agreement, with such compensation rate to be reduced by $75,000 in each of the remaining five years of the term of the Advisory Agreement. In fiscal 2013, he received compensation in the amount of $525,000 under the Advisory Agreement.

The Advisory Agreement provides that during the term of the Advisory Agreement, Mr. Bruce E. Toll will be entitled to receive the health plan benefits provided to our NEOs. Mr. Bruce E. Toll is a participant in the Company’s 401(k) retirement plan. During fiscal 2013, we provided Mr. Bruce E. Toll with a contribution to the Company’s 401(k) retirement plan in the amount of $10,100. Mr. Bruce E. Toll is also a participant in the SERP, which provides an annual benefit of $230,000 for 20 years; however, no payments are to be made to him under the SERP until the expiration of the term (or termination) of the Advisory Agreement. See “Executive Compensation Tables—Pension Benefits During Fiscal 2013—Supplemental Executive Retirement Plan” for a more detailed description of the SERP.

Director Compensation Table

The following table sets forth information concerning the fiscal 2013 compensation awarded to or earned by our non-management directors. Management directors are not compensated for their service as directors. The compensation received by our management directors for their services as employees is shown in the Summary Compensation Table on page 46 of this proxy statement.

Director Compensation during Fiscal 2013

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(3)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)
Robert S. Blank	63,336	63,332	63,332	—	—	190,000
Edward G. Boehne	86,670	66,665	66,665	—	—	220,000
Richard J. Braemer	61,668	56,666	56,666	—	—	175,000
Christine N. Garvey	60,002	59,999	59,999	—	—	180,000
Carl B. Marbach	80,004	69,998	69,998	—	—	220,000
Stephen A. Novick	66,670	66,665	66,665	—	—	200,000
Paul E. Shapiro	76,670	66,665	66,665	—	—	210,000
Bruce E. Toll	56,668	56,666	56,666	—	535,100	705,100

(1)	Annual RSU grants to non-management directors are made during the first quarter of each fiscal year for service on the Board and Board committees during the immediately preceding fiscal year; accordingly, the values reflected in the table above are values of awards for service in fiscal 2012.

Each non-management director received RSUs for Board and Board Committee service having an aggregate grant date fair value of $53,333 for Board service. In addition, non-management directors received an aggregate grant date fair value of $6,666 for service on the Audit Committee, the Nominating and Corporate Governance Committee, and the Compensation Committee, and an aggregate grant date value of $3,333 for service on the Public Debt and Equity Securities Committee. For purposes of determining the number of RSUs that are awarded, the RSU grant date fair value per share is the closing price of our common stock on December 17, 2012, the date of the awards.

(2)	The non-management directors held the following amounts of unvested RSUs at October 31, 2013: Mr. Blank, 1,966 units; Mr. Boehne, 2,069 units; Mr. Braemer, 1,759 units, Ms. Garvey, 1,862 units; Mr. Marbach, 2,173 units; Mr. Novick, 2,069 units; Mr. Shapiro, 2,069 units and Mr. Toll, 1,759 units. Prior to 2012, the non-management directors received restricted stock awards for service on certain Board committees. The non-management directors held the following amounts of unvested restricted stock awards at October 31, 2013: Mr. Blank, 50 shares; Mr. Boehne, 150 shares; Ms. Garvey, 50 shares; Mr. Marbach, 150 shares; Mr. Novick, 100 shares; and Mr. Shapiro, 175 shares. Messrs. Braemer and Bruce E. Toll did not hold any unvested restricted stock awards at October 31, 2013.
(3)	The annual stock option grants to non-management directors are made during the first quarter of each fiscal year for service on the Board and Board Committees during the immediately preceding fiscal year; accordingly, the values reflected in the table above are values of grants for service in fiscal 2012.

Each non-management director received options for Board and Board Committee service having an aggregate grant date fair value of $53,333 for Board service. In addition, non-management directors received an aggregate grant date fair value of $6,666 for service on the Audit Committee, the Nominating and Corporate Governance Committee, and the Compensation Committee; and an aggregate grant date value of $3,333 for service on the Public Debt and Equity Securities Committee. For purposes of determining the number of shares that are subject to options granted, the grant date fair value per share of the options is determined by multiplying the closing price of our stock on December 17, 2012, the date of the awards, by the average of the “Fair Value Quotient” for the three immediately previous fiscal years of the Company. The “Fair Value Quotient” is the fraction in which (x) the denominator is the closing price of our common stock on the date of the awards for each of the three years immediately preceding the current year, and (y) the numerator is the grant date fair value of stock option awards granted in accordance with ASC 718; assumptions used in the calculation of these amounts are included in Note 10 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended October 31, 2013.

(4)	The non-management directors held unexercised stock options to acquire the following amounts of our common stock at October 31, 2013: Mr. Blank, 179,520 shares; Mr. Boehne, 156,706 shares; Mr. Braemer, 169,150 shares; Ms. Garvey, 60,335 shares; Mr. Marbach, 187,891 shares; Mr. Novick, 185,706 shares; Mr. Shapiro, 182,956 shares; and Mr. Bruce E. Toll, 138,150 shares.
(5)	“All Other Compensation” consists of the following annual compensation and benefits provided to Mr. Bruce E. Toll pursuant to the Advisory Agreement. See “Other Director Compensation Arrangements,” above.

Annual compensation under Advisory Agreement	$525,000
Contribution to Company 401(k) plan	10,100

Total	$535,100

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Program Highlights

Our Compensation Committee has developed and maintained a compensation program that is intended to reward performance, retain talent, and encourage actions that drive success in our business strategy.

Our compensation program features the following attributes:

•	A balanced mix of annual cash and long-term equity incentives that reward our NEOs for current performance and align their interests with long-term performance and long-term stockholder value creation.

•	A structure for NEO incentive compensation that is designed to comply with Code requirements for tax deductibility.

•	Long-term equity incentive grants and awards with multi-year vesting periods to encourage retention of our NEOs.

•	No NEO employment agreements or severance plans or agreements and no plans or agreements that provide “golden parachute” cash payouts for our NEOs conditioned upon a change of control or excise tax gross-ups. Benefits conditioned upon a change in control are limited to vesting and potential payment of SERP benefits and vesting of previously granted equity compensation.

•	Stock ownership requirements for our directors and executive officers, and policies restricting hedging and pledging of Company shares.

Consideration of Say-on-Pay Results

At our last annual meeting of stockholders, approximately 99% of those stockholders voting on the “say on pay” proposal voted in support of the compensation of our NEOs described in our proxy statement filed in 2013. The Compensation Committee viewed the results of the 2013 advisory vote as an affirmation of our current pay practices. We did not implement significant changes to our executive compensation program in fiscal year 2013.

2013 Company Performance

We acquire land, procure entitlements, perform land development, and design, build, market, and arrange financing for detached and attached homes in luxury residential communities and urban infill markets. Over the past several years, we have acquired control of a number of land parcels as for-rent apartment projects, including two student housing sites. We operate our own land development, architectural, engineering, mortgage, title, landscaping, security monitoring, lumber distribution, house component assembly, and manufacturing operations. We also develop, own, and operate golf courses and country clubs, which generally are associated with several of our master planned communities. Our communities are generally located on land we have either acquired and developed or acquired fully-approved and, in some cases, improved. In fiscal 2010, we formed Gibraltar Capital and Asset Management LLC to invest in distressed real estate opportunities.

We face intense competition from a number of other home builders in each market in which we operate. It is vital to our success and long-term viability that our business continues to be managed by highly experienced, focused, and capable executives who possess the dedication to oversee our organization and have the vision to anticipate and respond to market developments.

In determining fiscal 2013 compensation for our NEOs, the Compensation Committee recognized that fiscal 2013 was a year of significant growth for the Company. As a result, the Compensation Committee sought to compensate our NEOs to appropriately recognize their individual experience, roles and skill sets, and their efforts on behalf of the Company during fiscal 2013, in a way that would be consistent with our overall business objectives and our stockholders’ best interests and to better enable us to retain our senior management team. The Compensation Committee paid particular attention to the following notable areas of our performance and our management’s achievements in fiscal 2013:

•	Contracts: Our net contracts signed in fiscal 2013 of $3.63 billion and 5,294 units rose 42% in dollars and 27% in units compared to fiscal 2012, and were the highest for any fiscal year since 2006. On a per-community basis, our net signed contracts in fiscal 2013 of 23.5 units per community were the highest for any fiscal year since fiscal year 2005.

•	Revenues: Our revenues of $2.67 billion and home building deliveries of 4,184 units rose 42% in dollars and 27% in units compared to fiscal 2012, and were the highest for any fiscal year since fiscal 2008.

•	Income: Our pre-tax income improved to $267.7 million in fiscal 2013, compared to pre-tax income of $112.9 million in fiscal 2012. We reported net income of $170.6 million, or $0.97 per share diluted, compared to net income of $487.1 million in fiscal 2012, or $2.86 per share diluted. Included in fiscal 2013’s full year net income was a deferred tax asset valuation allowance reversal of $4.6 million, compared to a deferred tax asset valuation allowance reversal of $394.7 million in fiscal 2012.

•	Backlog: Our fiscal year end 2013 backlog was $2.63 billion and 3,679 in units, up 57% in dollars and 43% in units compared to fiscal 2012, and was the highest for any fiscal year since 2007.

•	Selling, General and Administrative Expenses (“SG&A”): Our SG&A as a percentage of revenue improved to 12.7% compared to 15.3% for fiscal 2012.

•	Shapell Acquisition: In June 2013, we entered into a competitive bid process to acquire Shapell. In early November 2013, we announced the agreement to acquire Shapell for $1.60 billion. We will close the transaction in early calendar 2014. Shapell has a long and illustrious history as one of California’s largest and most successful land development and home building companies in the affluent coastal markets of Northern and Southern California. This acquisition provides us with California’s premier land portfolio consisting of approximately 5,200 entitled lots in affluent, high-barrier-to-entry markets: the San Francisco Bay area, metro Los Angeles, Orange County, and the Carlsbad market. Since this announcement at the start of fiscal 2014, we have raised $600 million of five- and ten-year debt in the public capital markets; issued $230 million of stock; and, at the end of fiscal 2013, secured a $500 million 364-day bank commitment to fund the Shapell acquisition and provide ample liquidity for future growth.

•	Growth in a Recovering Economy: We have shifted into growth mode after the recent dramatic housing recession. During fiscal 2013 and into the start of fiscal 2014, we raised over $3.2 billion via corporate and joint venture project financings while maintaining our current credit ratings, which were reaffirmed by the three agencies in early November after our announcement of the Shapell acquisition. This acquisition will be paid for using the proceeds from our stock issuance, our recent debt financings, available cash, and a planned future drawdown on our pre-existing $1.035 billion long-term line of credit. Upon completion of the transaction, we expect to have in excess of $1 billion of available liquidity for growth.

•	Diversification of Revenue: In fiscal 2013, we generated approximately $16 million in pre-tax profits from our wholly-owned subsidiary that invests in distressed real estate opportunities, and we produced approximately $37.5 million of pre-tax income from our other joint ventures and ancillary businesses and other items. During fiscal 2013, we also expanded our home building business with our first new condominium project in urban Washington D.C. and executed on expansion of our rental apartment development business by commencing construction on four projects comprising over 1,500 units, including our first urban rental project, a joint-ventured tower in the urban New York City market, and our first Washington, D.C. joint-ventured rental apartment building.

•	Honors: Our CEO and CFO each were ranked first place (sell side) and second place (buy side) in the 2014 All-America Executive Team rankings by Institutional Investor Magazine for the Homebuilding and Building Products Industry, which was based on polling performed in fiscal 2013. We also were named Most Honored Company in the Home Building and Building Products sector among the 34 companies receiving nominations and ranked 27th overall among all of the 1,902 companies in all industries receiving votes in the Institutional Investor Magazine survey across all industries.

Compensation Philosophy and Objectives

The Board and the Compensation Committee believe that our ability to retain and motivate NEOs who possess the skills, experience, and capabilities to succeed in our competitive industry has been essential to our long-term success and a significant factor in creating long-term value for our stockholders. Base salaries, annual incentive bonuses, long-term equity compensation, and competitive employee benefits are the primary tools used to retain and motivate our NEOs to deliver superior performance and to enhance long-term value to our stockholders. Our compensation philosophy recognizes the value of rewarding our NEOs for their performance and motivating them to continue to excel in the future. The Compensation Committee believes it has developed a compensation program that rewards outstanding short-term and long-term performance and encourages actions that successfully deliver on our business strategy.

We are in an industry that has recently begun to emerge from a severe downturn that lasted several years. The compensation policies for our NEOs during this difficult period were based on the philosophy that compensation should reflect our financial and operational performance and the individual performance of each executive in light of the limitations imposed by the severe financial crisis and its impact on the housing market. As the housing industry recovery took hold in 2012 and continued to strengthen in 2013, the Compensation Committee has carefully considered the intent of the components of our executive compensation program to ensure they are appropriately aligned with corporate objectives.

The Compensation Committee also believes that long-term incentives should be a significant factor in the determination of compensation, particularly because the many actions and decisions that are required of our NEOs in the business of home building, including evaluating and purchasing land, planning the use of that land, obtaining approvals, completing development, and generating revenues, require a long time horizon before we realize tangible financial benefits.

The Compensation Committee’s primary objectives in setting compensation for our NEOs are:

•	Set compensation levels that are sufficiently competitive to attract, motivate, and reward the highest quality individuals to contribute to our goals and overall financial success. By keeping compensation competitive during times of growth as well as contraction, the Compensation Committee attempts to achieve these objectives.

•	Retain executives and encourage continued service. The Compensation Committee seeks not only to attract but also to maintain the continuity of our excellent management team. The Compensation Committee believes our stockholders have historically benefited from the continued employment of our NEOs over an extended period of time—the Executive Chairman, who co-founded our predecessor operations in 1967; the CEO, who joined the Company in 1990 and had served in various senior management positions during the 20 years preceding his appointment as CEO; and the President and COO, who joined the Company in 1980 and had served in various positions during the 31 years preceding his appointment as COO. It is important that we concentrate on retaining and developing the capabilities of our leaders and emerging leaders to ensure that we continue to have an appropriate depth of executive talent.

•

Incentivize executives to manage risks appropriately while attempting to improve our financial results, performance, and condition over both the short-term and the long-term. The Compensation Committee attempts to provide both short-term and long-term compensation for current performance, as well as to provide incentives to achieve short- and long-term goals. Because of the nature of our business and the way we operate our business and implement our strategies, we may not witness for several years the positive results of many decisions made or actions taken by our NEOs in any current fiscal year, including those in connection with land purchased and strategies implemented to manage risks and position us for growth. The Compensation Committee, by seeking a balance of short-term and long-term compensation, seeks to motivate and reward NEOs for decisions made today that may not produce immediate or short-term results, but are intended and expected to have a positive long-term effect.

•	Align executive and stockholder interests. The Compensation Committee believes that the use of equity compensation, including increased use of RSU grants as a key component of executive compensation, is a valuable tool for aligning the interests of our NEOs with those of our stockholders, including the use of such compensation to reward actions that demonstrate long-term vision. When management and stockholder interests are aligned, the Compensation Committee believes management’s focus on creating long-term growth and value is increased.

•	Consider tax deductibility for incentive compensation. The Compensation Committee believes that tax deductibility for the Company is a favorable feature for an executive incentive compensation program. Although the Compensation Committee may award compensation to NEOs that is not tax-deductible when it deems that such compensation is in the best interests of the Company, it generally attempts to structure compensation for NEOs to meet the Code requirements for deductibility, including deductibility of compensation awarded under performance-based compensation plans.

Compensation Decision-Making Process

Participation by Management

The Compensation Committee worked with management to establish its meeting agendas and determine who should be invited to attend meetings. Throughout the year, the Compensation Committee requested information from management and the Committee’s independent compensation consultant, including information about the compensation practices and financial performance of other companies in the home building industry and other industries. Our CFO was invited by the Compensation Committee to attend its meetings in order to provide information and answer questions regarding the Company’s strategic objectives and financial performance related to the Compensation Committee’s work. Our other NEOs were also available to Compensation Committee members and to attend its meetings.

With regard to compensation decisions relating to the Executive Chairman, the Compensation Committee, in addition to its own observations of the Executive Chairman’s performance during the 2013 fiscal year, gained significant insight into the performance of the Executive Chairman during that same period from its many exchanges with the NEOs, the General Counsel, and other Company employees during the fiscal year. The Executive Chairman submitted recommendations to the Compensation Committee regarding salary, bonus, equity compensation, performance goals and overall compensation for the CEO; the Compensation Committee considered these recommendations in determining the CEO’s compensation. Our CEO submitted recommendations to the Compensation Committee regarding salary, bonus, equity compensation, performance goals, and overall compensation levels for the President and COO and CFO. The Compensation Committee, after consideration of these recommendations, determined the actual awards to the President and COO and CFO.

Use of Independent Compensation Consultant

The Compensation Committee engaged Compensation Advisory Partners LLC (“CAP”) to serve as its independent compensation consultant in fiscal 2013. CAP received instructions from, and reported to, the Compensation Committee on an independent basis. CAP was also authorized by the Compensation Committee to share with and request and receive from management specified information in order to prepare for Compensation

Committee meetings. The Compensation Committee requested CAP’s advice on a variety of matters, including the amount for form of executive compensation, compensation strategy, market comparisons, pay and performance alignment versus industry peers, executive pay trends, compensation best practices, legislative matters and related rulemaking, and potential compensation plan designs and modifications. The Compensation Committee met with CAP, both with and without management, on several occasions during fiscal 2013, and also in early fiscal 2014 with respect to compensation decisions for 2013 performance. CAP did not provide any services to the Company other than advising the Compensation Committee on executive officer compensation.

The Compensation Committee conducts a formal evaluation of the independence of CAP annually in the first quarter of the fiscal year. Based on this review, the Compensation Committee did not identify any conflict of interest raised by the work CAP performed in fiscal year 2013. When conducting this evaluation, the Compensation Committee took into consideration the factors set forth in Rule 10C-1 under the Exchange Act and the NYSE’s listing standards.

Review Market Comparisons

Although the Compensation Committee does not believe that it is appropriate to establish compensation levels based solely on market comparisons or industry practices, it believes that information regarding pay practices at other companies is useful in three respects. First, marketplace information is one of the many factors that the Compensation Committee considers in assessing the reasonableness of compensation. Second, it recognizes that our compensation practices must be generally competitive for executive talent in the home building industry and the market overall. Third, it recognizes that marketplace information reflects emerging and changing components and forms of compensation. While the Compensation Committee considers peer compensation levels and practices when making its compensation decisions, it does not target compensation at any particular point within a range established by a comparison of the financial performance or compensation levels of our peer companies.

In 2013, the Compensation Committee, with guidance from our independent compensation consultant, reviewed our NEOs’ total 2012 compensation against a peer group of publicly-traded home building companies (“Peer Group”). The Peer Group consisted of the following companies with whom the Compensation Committee believes we primarily compete for talent and market share:

Beazer Homes USA, Inc.	Lennar Corporation	NVR, Inc.
D. R. Horton, Inc.	M. D. C. Holdings, Inc.	Pulte Homes, Inc.
Hovnanian Enterprises, Inc.	M/I Homes, Inc.	The Ryland Group, Inc.
KB Home	Meritage Homes Corporation	Standard Pacific Corp.

Of the companies within our Peer Group, only D.R. Horton, Inc. has an executive chairman. The Compensation Committee considered the executive chairman compensation information for D.R. Horton in its review of Peer Group pay practices. Our independent compensation consultant also discussed compensation practices generally for executive chairmen in companies of similar size outside of the home building sector but noted that the role of executive chairman is highly individualized and therefore compensation for this role varies considerably.

Review Company Performance

Throughout the fiscal year, the full Board monitored our financial performance in relation to our recent historical performance and in relation to our Peer Group. The Compensation Committee also reviewed our performance data during the fiscal year, which it considered when making final fiscal 2013 compensation decisions.

Review Individual Performance

In making fiscal 2013 compensation determinations, the Compensation Committee particularly noted the contributions of each NEO to the Company’s achievements described under “2013 Company Performance” above. The Compensation Committee also recognized the continued shifting in responsibilities from Mr. Robert I. Toll to Mr. Yearley in making its compensation decisions for fiscal 2013. In evaluating the performance of each NEO individually, the Compensation Committee considered the following for each NEO:

•	Robert I. Toll served as our Chief Executive Officer and Chairman of the Board from our inception until June 2010 when he assumed the new position of Executive Chairman of the Board. The Compensation Committee noted his continuing guidance and oversight with respect to Company strategy, particularly with respect to the Shapell acquisition and land acquisition generally.

•	Douglas C. Yearley has been our Chief Executive Officer since June 2010. The Compensation Committee particularly noted his leadership, on a comprehensive Company-wide level, in planning and guiding our growth and profitability, in diversifying our revenue sources, in continuing to enhance our brand, and in his ability to communicate with, and represent us before the media, banking and investor communities. The Compensation Committee also considered his active participation and leadership in the competitive bid process through which the Company reached an agreement to acquire Shapell.

•	Richard T. Hartman has been our Chief Operating Officer since January 2012 and our President since January 2013. The Compensation Committee noted his significant contributions to the strong 2013 fiscal year experienced by the Company as the principal officer in charge of sales and home building activities, which included major strides in geographical and product expansion for our current and future benefit, including expansion arising from the Shapell acquisition.

•	Martin P. Connor has been our Chief Financial Officer since September 2010. The Compensation Committee was influenced by his ability to work productively with all divisions and personnel in controlling our costs, preserving our cash, enhancing our balance sheet, and containing risk, particularly noting his creative abilities in achieving significant results in the areas of financing activities that were integral to our success during fiscal 2013 and will benefit the Company in the future. The Compensation Committee also noted his contributions to the Shapell acquisition, including his role in securing acquisition financing while maintaining our current credit ratings.

Compensation Decision Timeline

The Compensation Committee reviews and determines base salary, incentive bonuses, and long-term incentive compensation, as well as benefits and perquisites, on an annual basis. For compensation relating to fiscal 2013, the significant steps taken by the Compensation Committee to establish and award compensation to our NEOs were as follows:

October—December 2012	• Set 2013 base salaries • Determined and granted annual incentive bonuses and equity compensation awards for fiscal 2012 service
January 2013	• Set 2013 performance goals for fiscal 2013 annual incentive bonus and performance-based long term incentive compensation
May 2013	• Reviewed executive compensation at peer companies for the preceding year • Monitored Company performance and individual performance of NEOs • Reviewed Company interim financial results

September 2013

•    Reviewed executive compensation benchmarking analysis for the preceding year prepared by the independent compensation consultant

•    Consulted with independent compensation consultant regarding industry trends in executive compensation

November—December 2013

•    Reviewed fiscal 2013 performance goals and certified the level of performance goals attained under our bonus plan

•    Reviewed overall Company performance relative to industry peers

•    Reviewed each NEO’s individual performance during fiscal 2013

•    Determined fiscal 2013 NEO annual incentive bonuses

•    Determined and granted equity awards for fiscal 2013 service

•    Set 2014 base salaries

Elements of Compensation

The Compensation Committee seeks to be creative, as well as to be aware of changing economic and industry conditions and changing compensation trends, in its choice of methods to achieve these objectives, using a variety of compensation elements described below.

Element	Purpose	Characteristics
Cash Compensation—Base Salary	Provide a fundamental level of compensation to the NEOs for performing their roles and assuming their levels of executive responsibility.	Fixed cash component. Annually reviewed by the Compensation Committee and adjusted upwards or downwards, from time to time based on our Peer Group and individual performance.

Cash Compensation—Annual Incentive Bonuses	Promote improvement of our financial results, performance and condition; intended to be a short-term incentive to drive achievement of performance goals in a particular fiscal year, while discouraging inappropriate risk-taking and not deterring achievement of our long-term goals and initiatives.	Annual incentive bonuses have been primarily paid in cash. Performance-based bonus opportunity for fiscal 2013 is based on the achievement of consolidated revenue and operating income targets set by the Compensation Committee.

Long-Term Incentive Compensation	Promote the achievement of our long-term financial goals and stock price appreciation by aligning NEO and stockholder interests, promoting NEO retention and rewarding NEOs for superior performance over time.	Equity awards granted annually by the Compensation Committee pursuant to stockholder approved plans with four-year vesting. For fiscal 2013 performance, long-term incentive compensation was in the form of stock options and performance-based RSUs. Performance-based RSU payout is based on the achievements of targets set by the Compensation Committee in the areas of operating income, home building margin, and units delivered.

Element	Purpose	Characteristics

Benefits and Perquisites, Including Retirement Benefits	Provide health and welfare benefits during employment and a program for income upon retirement. Designed to retain and reward NEOs by providing an overall benefits package competitive with those provided by comparable companies.	Health and welfare benefits may vary based on employee elections. Perquisites and other benefits may vary from year to year. Retirement benefits, such as the SERP (see “Benefits and Perquisites” below), also vary based on compensation and years of service.

Cash Compensation Decisions

Base Salary

Generally, when establishing annual base salaries, the Compensation Committee takes into account each NEO’s performance of his role and responsibilities and, to the extent useful, the range of compensation of comparable executives within our Peer Group. The Compensation Committee believes that its compensation objectives are more effectively met when the majority of an executive’s compensation package is composed of performance-based bonuses and long-term incentive compensation, rather than fixed compensation such as base salaries.

In December 2012, the Compensation Committee determined the following base salaries for our NEOs for calendar year 2013. The increases in the base salaries for Messrs. Hartman and Connor were based on a consideration of their performance in fiscal 2012, as well as the Committee’s 2012 review with the independent compensation consultant of our NEOs’ total compensation in 2012 against our Peer Group.

	Calendar 2013 Salary	Calendar 2012 Salary
Robert I. Toll	$1,000,000	$1,000,000
Douglas C. Yearley, Jr.	$1,000,000	$1,000,000
Richard T. Hartman	$950,000	$880,000
Martin P. Connor	$800,000	$700,000

In December 2013, the Compensation Committee determined that, for calendar year 2014, the base salaries of Messrs. Robert I. Toll and Yearley would remain at $1,000,000; the base salary of Mr. Hartman would be increased to $1,000,000; and the base salary of Mr. Connor would be increased to $850,000. The increases in the base salaries for Messrs. Hartman and Connor for calendar year 2014 were based on a consideration of their performance in fiscal 2013 and the achievements noted previously.

Annual Incentive Bonus

Description of Senior Officer Bonus Plan. The Senior Officer Bonus Plan is designed to be sufficiently flexible to allow the Compensation Committee to make awards in appropriate amounts and with appropriate performance periods and performance goals to the plan participants designated by the Compensation Committee. All of our NEOs are participants in the Senior Officer Bonus Plan. The awards paid under the Senior Officer Bonus Plan are designed to be tax deductible “qualified performance-based compensation” under Section 162(m) of the Code.

The Senior Officer Bonus Plan is designed to permit us to pay participants incentive compensation based upon the achievement of one or more pre-established performance goals. At or after the end of each performance period, the Compensation Committee determines whether and to what extent the performance goals have been achieved and calculates the amount of the award that could be paid to each participant, if any, based upon the levels of achievement of the relevant performance goals and the objective formula or method established with respect to such performance period.

In order to maximize tax deductibility of awards under the Senior Officer Bonus Plan, the Compensation Committee has established that no award payable under the Senior Officer Bonus Plan can exceed $8.5 million (the “Award Cap”). Additionally, in no event will the maximum aggregate amount payable to any participant with respect to awards that have performance periods that end in the same fiscal year exceed two times the Award Cap, regardless of the number of awards that would otherwise be payable in that fiscal year (the “Annual Payment Cap”). Awards that are limited under the Annual Payment Cap may not be carried over and paid during a subsequent fiscal year. The Compensation Committee has no discretion to increase the amount of any awards beyond the Award Cap or the Annual Payment Cap, as applicable, but may, in its sole discretion, reduce or completely eliminate an award based on such facts and circumstances as it deems relevant.

Awards under the Senior Officer Bonus Plan may be paid in cash, equity or a combination of the two. The equity portion of any award under the Senior Officer Bonus Plan may be paid in shares of restricted stock, shares of unrestricted stock, or restricted or unrestricted stock units, all of which would be issued from the 2007 SIP or a successor plan. To the extent an award is settled with equity, the equity is valued as of the end of the performance period for the award.

Fiscal 2013 Bonus Performance Goals. For fiscal 2013, the Compensation Committee met in January 2013 and established that eligibility for the full amount available to the NEOs under the Senior Officer Bonus Plan was conditioned upon our achievement of equally weighted consolidated revenue and operating income targets. Eligibility for 50% of the amount available to the NEOs under the Senior Officer Bonus Plan was conditioned upon our achievement of at least 80% of those targets.

Performance Metric	100% Eligibility	50% Eligibility (80%)
Consolidated Revenues	At least $2.15 billion (50%)	At least $1.72 billion (25%)
Operating Income (1)	At least $142.25 million (50%)	At least $113.8 million (25%)

(1)	Excluding impairments and certain other items considered non-recurring in nature in accordance with the Senior Officer Bonus Plan

The Compensation Committee met in December 2013 and determined that we had exceeded the requisite consolidated revenues and operating income for 100% eligibility during fiscal 2013 and, therefore, the maximum amount was potentially available to each of the NEOs. Cash incentive bonuses under the Senior Officer Bonus Plan consider outcomes against performance goals but allow the Compensation Committee to use judgment in considering quantitative and qualitative performance. In determining the actual bonus amounts to be paid, the Compensation Committee then made a subjective evaluation regarding the overall individual performance of each of the NEOs and Company performance during fiscal 2013. The Compensation Committee believed that, by surpassing the established financial performance goal and by performing in an outstanding manner in fiscal 2013, Messrs. Toll, Yearley, Hartman and Connor merited annual incentive bonuses for fiscal 2013 performance of $1,500,000, $2,200,000, $550,000, and $500,000, respectively.

In recent years and for fiscal 2013 performance, the Compensation Committee has awarded annual incentive bonuses that were well below the maximum amounts allowable under the Senior Officer Bonus Plan. The Compensation Committee reserves the authority to reduce the minimum and maximum range of amounts payable and any resulting amounts payable to any participant based upon such facts and circumstances that the Compensation Committee deems relevant and appropriate.

Fiscal 2014 Bonus Performance Goals. In December 2013, the Compensation Committee set the 2014 performance goals for the Senior Officer Bonus Plan. The Compensation Committee determined that it would replace operating income with pre-tax income, excluding impairments, as one of Senior Office Bonus Plan performance metrics. In making this determination, the Committee considered that the inclusion of pre-tax income would add a metric that would measure operating profitability as well as the Company’s performance in its joint ventures and non-home building activities.

Total 2013 Cash Compensation

Total cash compensation (base salary and annual incentive bonus) paid to or earned by each of our NEOs for fiscal 2013 is set forth below. Details on total compensation, measured and presented in the format required by the SEC, can be found in the Summary Compensation Table on page 46 of this proxy statement.

	Base Salary(1)	Annual Incentive Bonus	Total Fiscal 2013 Cash Compensation
Robert I. Toll	$1,000,000	$1,500,000	$2,500,000
Douglas C. Yearley, Jr.	$1,000,000	$2,200,000	$3,200,000
Richard T. Hartman	$936,538	$550,000	$1,486,538
Martin P. Connor	$780,769	$500,000	$1,280,769

(1)	Reflects base salary earned during fiscal 2013. Base salary is paid on a calendar year basis; the 2013 calendar year salaries for Mr. Hartman and Mr. Connor were $950,000 and $800,000, respectively.

Long-Term Incentive Compensation Decisions

The Compensation Committee awards equity compensation based on its assessment of the economic climate in which we operate and the Company’s performance, as well as its subjective determinations of the effectiveness of each NEO and the extent of his contributions to our success. The Compensation Committee’s primary purposes and objectives when granting equity compensation to our NEOs are to:

•	align the interests of our NEOs with those of our stockholders;

•	balance long-term operating decisions with short-term objectives;

•	serve as a particular incentive for NEOs to devote themselves to our future success by providing NEOs with an opportunity to increase their proprietary interest in the Company;

•	motivate NEOs to achieve long-term financial results, such as improved financial or other performance, that may ultimately cause an increase in the market price of our stock.

•	balance overall NEO compensation between long-term and short-term compensation;

•	retain NEOs in our employ; and

•	protect our interests by providing for forfeiture of all unexercised stock options in the event that, after the NEO retires or otherwise leaves our employ, the NEO competes with us.

Equity compensation for our NEOs may be either in the form of stock options, SARs, stock awards or stock units (which may be restricted, unrestricted or performance-based), in accordance with the terms of our stockholder-approved 2007 SIP or a successor plan, such as the 2014 SIP.

Stock Options

2013 Options. At the beginning of fiscal 2013, the Compensation Committee granted stock options to each of the NEOs, as set forth in the Grants of Plan-Based Awards During Fiscal 2013 table on page 47 of this proxy statement. These grants were awarded at the beginning of fiscal 2013 in recognition of the respective NEO’s service during fiscal 2012. Such grants were made as of December 17, 2012, have an exercise price of $32.22, and vest in equal amounts over a four year period.

2014 Options. In December 2013, the Compensation Committee determined to grant stock options to each of the NEOs in order to further the Compensation Committee’s objectives, as set forth above. Stock options for all employees, including NEOs, are granted and priced on a date within the last 15 days of December that is determined in advance by the Compensation Committee. Because options are granted with exercise prices equal to the fair market value of the underlying common stock on the date of the grant, any value that ultimately accrues to the grantee is based entirely upon our future performance, as perceived by investors who establish the market price of our common stock.

The term of these options is ten years from the date of the grant and the options vest in equal amounts over a four year period, beginning on the first anniversary of the date of the grant. Options would continue to vest and be exercisable for the remainder of the ten-year term upon death, disability or, in most cases, retirement, and would fully vest upon a change of control of the Company. In addition, all unexercised stock options, vested and unvested, granted to NEOs are subject to forfeiture in the event that, after the NEO retires or otherwise leaves our employ, the NEO competes with us. See “Potential Payments upon Termination or Change of Control” on page 51 of this proxy statement.

In December 2013, the Compensation Committee granted each of our NEOs stock options in recognition of his 2013 performance in the following amounts. Such grants were made as of December 20, 2013, have an exercise price of $35.16, and will vest in equal installments over four years. Because they were granted in fiscal 2014, these grants will be reflected in the executive compensation tables in next year’s proxy statement.

Option Grant for 2013 Performance
Robert I. Toll	100,000
Douglas C. Yearley, Jr.	159,000
Richard T. Hartman	42,000
Martin P. Connor	33,000

Performance-Based RSUs

Starting in fiscal 2012, the Committee awarded performance-based RSUs (“Performance RSUs”) to each of the NEOs in addition to granting stock options as described above. The Compensation Committee chose to award Performance RSUs based on the recommendation of the Committee’s independent compensation consultant to provide a balance between restricted stock and option awards and a desire to further encourage growth and profitability of the organization over the long term. The Compensation Committee selected the number of units delivered as one of the performance metrics because it is a measure of growth, and it selected operating income and home building margin as the other performance metrics because they measure profitability and efficiency.

Each performance metric has a minimum threshold level, which, if achieved, would earn 90% of the Performance RSUs allocated to that metric; a target level, which, if achieved, would earn 100% of the Performance RSUs allocated to that metric; and a maximum level, which, if achieved, would earn 110% of the Performance RSUs allocated to that metric. To the extent that actual performance results fall between these levels, the Performance RSUs earned would be allocated proportionately between those levels. The three performance metrics are weighted evenly in determining a blended average to calculate the payout for the Performance RSUs. If the minimum threshold performance level of 90% is not achieved, no award is made. For fiscal 2012 performance, our NEOs earned 110% of the 2012 Performance RSUs allocated to achievement of income from operations; 110% of the 2012 Performance RSUs allocated to achievement of homebuilding margin; and 109.53% of the 2012 Performance RSUs allocated to the units delivered. The payout for the 2013 Performance RSUs is set forth below under “2013 Performance-Based RSUs.”

Provided that the minimum performance criteria have been met, each Performance RSU is subject to service vesting in equal amounts over four years from the date of grant and the Performance RSUs will not be delivered until the end of the four year service vesting period, except as otherwise provided in the event of death, disability and change of control, or in the event of termination of service in which case the NEO would be entitled to receive shares underlying vested Performance RSUs. Shares subject to Performance RSUs held by an NEO fully vest and all restrictions immediately lapse upon a NEO’s termination of his employment due to death or disability. In addition, all shares subject to Performance RSUs fully vest and all restrictions lapse upon a change of control of the Company. See “Potential Payments upon Termination or Change of Control” on page 51 of this proxy statement.

2013 Performance-Based RSUs. In December 2012, the Compensation Committee determined to award 2013 Performance RSUs relating to target levels of 133,667 shares to Mr. Toll; 100,000 shares to Mr. Yearley, 30,000 shares to Mr. Hartman; and 25,000 shares to Mr. Connor, respectively. The Compensation Committee deferred finalizing the performance metrics for the 2013 Performance RSUs until January 2013, but determined that December 17, 2012 would be considered the award date for the 2013 Performance RSUs for purpose of the service vesting period. The 2013 Performance RSUs were divided equally into three performance metrics: operating income, home building margin, and units delivered.

The minimum, target, and maximum levels for the three 2013 Performance RSU metrics, which were established by the Compensation Committee in January 2013, as well as actual fiscal 2013 performance, are set forth below.

2013 Performance Metric	Minimum (90%)	Target (100%)	Maximum (110%)	Fiscal 2013 Actual	% Achievement
Operating Income (1)	$142,250,000	$177,850,000	$213,400,000	$206,744,000	108.13%
Home Building Margin (2)	20.40%	24.00%	27.60%	24.60%	101.66%
Units Delivered	3,600	4,000	4,400	4,184	104.60%

				Blended Average:	104.80%

(1)	Excluding impairments and certain other items considered non-recurring in nature in accordance with the Senior Officer Bonus Plan
(2)	Defined as home building cost of sales as a percentage of home building revenue, excluding impairments and certain other items considered non-recurring in nature in accordance with the Senior Officer Bonus Plan

In December 2013, the Compensation Committee determined the level of the performance criteria that had been met for the 2013 Performance RSUs awarded in December 2012, and that the payout for the 2013 Performance RSUs would be at 104.80% of target. Based on this payout, each of our NEOs earned the following aggregate number of 2013 Performance RSUs: Mr. Toll – 140,079; Mr. Yearley – 104,797; Mr. Hartman – 31,439; and Mr. Connor – 26,199. One-fourth of the 2013 Performance RSUs vested on December 17, 2013, the first anniversary of the award date and the remaining three-fourths of these RSUs remain subject to service-based vesting.

2014 Performance-Based RSUs. In December 2013, the Compensation Committee also determined the performance metrics for fiscal 2014 Performance RSUs. The Committee retained home building margin and units delivered as performance metrics, but replaced operating income with pre-tax income, excluding impairments and certain other items considered non-recurring in nature in accordance with the Senior Officer Bonus Plan, to be weighted equally with the other two performance metrics. In making this determination, the Committee considered that the inclusion of pre-tax income would add a metric that would measure corporate profitability as well as the Company’s performance in its non-home building activities. At such time, the Compensation Committee approved the grant of Performance RSUs for fiscal 2014 performance, subject to achievement of the award performance metrics in fiscal 2014, relating to the target levels of 133,667 shares to Mr. Toll; 100,000 shares to Mr. Yearley; 30,000 shares to Mr. Hartman; and 25,000 shares to Mr. Connor.

Benefits and Perquisites

We provide all of our employees (after 60 days of service with us), including our NEOs, with specified employee benefits programs. These include the opportunity to save for retirement through the Toll Brothers 401(k) Savings Plan (the “401(k) Plan”) and various health and welfare benefit programs, including medical, dental, life insurance, and long-term disability insurance. The 401(k) Plan is a qualified retirement savings plan under the Code. Participants in the 401(k) Plan may contribute a portion of their compensation, subject to IRS regulations and specified limitations applicable to “highly compensated employees,” as such term is defined in the Code. After a year of service, we may match a portion of each participant’s contribution and also may make an annual discretionary contribution to each active participant’s account. All of the NEOs were participants in the 401(k) Plan during fiscal 2013. We share the cost of the above programs with our employees. Our NEOs participate in these programs on the same terms as our other employees. These programs are intended to promote the health and financial security of our employees and are provided at competitive market levels to attract, retain and reward employees.

Supplemental Executive Retirement Plan

We also maintain a SERP, which provides retirement benefits to our NEOs. The Board’s intention when adopting the SERP was to provide competitive retirement benefits, to protect against reductions in retirement benefits due to tax law limitations on qualified plans, and to encourage continued employment or service with the Company. For a discussion of the material terms of the SERP, please see “Executive Compensation Tables—Pension Benefits During Fiscal 2013—Supplemental Executive Retirement Plan.” In December 2012, the Compensation Committee determined that it would include Mr. Hartman as a participant in the SERP in recognition of his role as COO and promotion to President of the Company with an annual benefit amount payable of $125,000. Prior to such time, Mr. Hartman was a participant in the Company’s Senior Management Supplemental Retirement Plan with an annual benefit of $100,000. The Committee also determined to increase the SERP annual benefit amount payable to Mr. Yearley to $175,000 from $150,000, and to increase the SERP annual benefit amount payable to Mr. Connor to $125,000 from $100,000. The Compensation Committee took into consideration the use of the SERP to encourage retention of the Company’s NEOs, particularly since none of the Company’s NEOs has an employment agreement with the Company. The original annual benefit amounts and the annual benefits to our NEOs under the SERP as of the end of fiscal 2013 are set forth in the table below under “Executive Compensation Tables—Pension Benefits During Fiscal 2013—Supplemental Executive Retirement Plan.”

Perquisites

Perquisites did not constitute a material portion of the compensation paid to our NEOs for fiscal 2013. We provide our NEOs with limited perquisites and personal benefits that the Compensation Committee believes are consistent with our executive compensation philosophy and objectives. Each fiscal year, the Compensation Committee reviews and approves those perquisites that are to be provided to our NEOs. The Compensation Committee believes the perquisites for fiscal 2013, which included auto and gas allowances, insurance, and tax and financial statement preparation assistance, as more fully described in the Summary Compensation Table in this proxy statement, are reasonable, consistent with our past practices, and consistent with general practices in our industry.

Deferred Compensation Plan

The Toll Bros., Inc. Nonqualified Deferred Compensation Plan (the “Deferred Compensation Plan”) was originally designed to enable certain management and highly compensated employees, including our NEOs, to defer a portion of their cash compensation during any calendar year. They may select a fixed payment date or dates for payment of the deferred amounts, or elect to have such amounts paid upon termination of employment. No new contributions to the Deferred Compensation Plan by employees or NEOs are currently permitted for compensation earned after December 31, 2011. We have the right under the Deferred Compensation Plan to make discretionary contributions for the benefit of any participant in the plan. We did not make any discretionary contributions under the Deferred Compensation Plan for any NEO in fiscal 2013. Mr. Hartman is the only NEO who currently participates in the Deferred Compensation Plan.

Interest earned during fiscal 2013 on NEO deferred compensation that is considered above-market interest under SEC rules is included under “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the Summary Compensation Table in this proxy statement, and further information about NEO deferred compensation is contained in the Nonqualified Deferred Compensation During Fiscal 2013 table in this proxy statement.

Employment Agreements, Change of Control Provisions and Severance Payments

None of our NEOs has an employment agreement with us. We do not have a severance plan for our NEOs.

Change of Control Provisions

We have no change of control agreements relating to employment benefits or discrete benefits that arise simply from a change of control or severance related thereto; however, under our equity compensation plans and our SERP, awards and benefits are generally subject to special provisions upon a defined “change of control” transaction. Upon a change of control, any outstanding options, restricted stock units, deferred cash, or other plan awards will generally immediately vest, and any restrictions will immediately lapse. Under the SERP, if there is a change of control of the Company, all participants in the SERP would be fully vested in their SERP benefits and potentially eligible for a lump sum payout. See “Potential Payments upon Termination or Change of Control” on page 51 of this proxy statement.

Stock Ownership Guidelines

We maintain stock ownership guidelines pursuant to which our executive officers and non-management directors are expected to acquire a meaningful level of stock ownership in the Company, so as to further align their interests with those of our stockholders. Under the guidelines, the executive officers and non-management directors are expected to own shares equivalent in value to a multiple of his or her base salary or annual cash retainer, as applicable, as set forth below:

Position	Multiple
Executive Chairman and CEO	3.0 x base salary
Other Executive Officers	1.0 x base salary
Directors	3.0 x annual cash retainer

Executive officers and directors are expected to achieve compliance with these levels of ownership within the later of five years from adoption of the guidelines in December 2012, or the date he or she assumes the position of executive officer or director, and may not sell net shares of stock received upon the exercise of stock options (that is, shares other than those sold to pay taxes, brokerage fees, and the exercise price) unless and until he or she has met these required levels of ownership.

On an annual basis, the Nominating and Corporate Governance Committee reviews adherence to the stock ownership guidelines. For purposes of the guidelines, the following are included as “owned”:

•	shares of stock owned by the executive officer or director, including shares held in a trust controlled by the executive officer or director, by a spouse or by minor children that are deemed beneficially owned by the executive officer or director under Rule 13d-3 under the Exchange Act;

•	one-third of the shares underlying vested stock options that were “in the money” at the beginning of the fiscal year of review; and

•	shares of stock underlying vested performance stock units, RSUs, and restricted stock awards, regardless of provisions relating to delivery.

Specifically excluded from ownership under the guidelines as “owned” shares are any shares of stock or other equity-based awards which are pledged as collateral for a loan to a third party so long as such pledge remains in effect.

If an executive officer or director satisfies these guidelines, they are generally deemed satisfied for subsequent annual review periods, regardless of decreases in the Company’s stock price so long as the executive officer or director continues to hold the shares originally included in determining compliance. As of the Record Date, each NEO and director had achieved a stock ownership level in excess of the applicable level set forth above.

Anti-Hedging Policy

We have an insider trading policy that sets forth guidelines and restrictions applicable to employees’ transactions involving our stock. Among other things, this policy prohibits our employees from engaging in puts, calls, or similar options on our stock or in any derivative equity securities of the Company, or selling our stock short. In addition, this policy prohibits directors and executive officers from entering into hedging arrangements with respect to our equity securities that are designed to offset or reduce the risk of price fluctuations in the underlying security (such as covered calls, collars, or other transactions that sever the ultimate alignment with our stockholders’ interests).

Pledging Policy

In fiscal 2013, the Nominating and Corporate Governance Committee adopted a policy that prohibits any pledging of the Company’s equity securities by executive officers and directors with limited exceptions. At the time it established this policy, the Nominating and Corporate Governance Committee considered the particular circumstances of Mr. Robert I. Toll and Mr. Bruce E. Toll as co-founders of the Company with substantial ownership of the Company’s equity securities and included specific exceptions for the two co-founders.

As a result of this policy and the Nominating and Corporate Governance Committee’s continued desire for a reduction in the number of shares pledged, no executive officer or director, other than the co-founders Mr. Robert I. Toll and Mr. Bruce E. Toll, has Company shares that are pledged as of the date of this proxy statement. Also, in fiscal 2013, the Nominating and Corporate Governance Committee achieved a 23.4% reduction in the aggregate number of shares pledged by executive officers and directors from the amount disclosed in last year’s proxy statement. This includes an elimination of all pledging by our CEO, Mr. Douglas C. Yearley, Jr., and a 33% reduction in the number of shares pledged by Mr. Robert I. Toll. The number of shares pledged by Mr. Robert I. Toll and Mr. Bruce E. Toll as of the Record Date represents 2.8% and 1.8%, respectively, of the Company’s outstanding stock.

Further, the Nominating and Corporate Governance Committee and Mr. Bruce E. Toll have agreed that he will not increase the aggregate number of shares of Company stock he has pledged, and the Nominating and Corporate Governance Committee revised the Company’s pledging policy to reflect this agreement. The Committee has also asked Mr. Bruce E. Toll to reduce his number of pledged shares in fiscal 2014, the progress of which will be monitored by the Committee throughout the year. With respect to Mr. Robert I. Toll, any increase in the aggregate number of shares of Company stock that he has pledged is prohibited under the policy except in situations, and on conditions, pre-approved by the Company’s General Counsel. Approvals will be based on the particular facts and circumstances of the request, including, but not limited to:

•	the percentage of the individual’s equity holdings that are currently pledged;

•	the percentage of the Company’s outstanding class of equity securities represented by the number of securities of that class being pledged;

•	the market value of the securities being pledged and the total market value of the Company’s outstanding equity securities;

•	the historical trading volume of the Company’s equity securities; and

•	any compelling needs of the individual justifying the pledge transaction under the circumstances.

The General Counsel’s decisions will be reviewed by the Nominating and Corporate Governance Committee.

Tax and Accounting Implications

Tax Regulations. Section 162(m) of the Code generally disallows a tax deduction to a public company for compensation over $1 million paid to specified “covered employees” (its chief executive officer and to any of its three other most highly-compensated executive officers other than its chief financial officer). Performance-based compensation will not be subject to the deduction limitation if specified requirements set forth in the Code and applicable Treasury Regulations are met. We intend to structure our compensation plans for our NEOs to comply with the performance-based compensation exemption requirements of Section 162(m) of the Code; however, since corporate objectives may not always be consistent with the requirements for full deductibility, the Board and the Compensation Committee may award non-deductible compensation to our NEOs as they deem appropriate. Our Senior Officer Bonus Plan, stock option grants, and Performance RSUs are designed to be tax deductible under Section 162(m).

Accounting Considerations. When making decisions about executive compensation, the Compensation Committee also considers how elements of compensation will impact our financial results. We accrue our NEOs’ salaries and estimated cash bonus awards as an expense during the performance year. For equity compensation grants, ASC Topic 718 requires us to recognize compensation expense for all share-based payment arrangements based upon the grant date fair value of those awards and period of vesting. In the Summary Compensation Table contained in this proxy statement, we are required to show the grant date fair value of the equity awards made to our NEOs in each fiscal year as computed for purposes of ASC Topic 718 and to include this amount as part of the NEOs’ total compensation. This number, while required by the SEC rules and important for understanding the impact of granting equity on our financial statements, will likely not accurately represent the value received by the NEO. For example, stock options have a compensation expense for accounting purposes, but do not have any value to an NEO unless the market value of our stock increases above the grant price of the stock option. Similarly, stock awards fluctuate in value based on the market price of our common stock and may be worth more or less than the associated grant date fair value. Performance-based stock awards and units, for which a grant date fair value is reported, may never have any value to the recipient because the performance criteria may never be met.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with our management the Compensation Discussion and Analysis section of this proxy statement. Based on such review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2013.

Respectfully submitted by the members of the Compensation Committee of the Board of Directors.

Carl B. Marbach (Chair)

Stephen A. Novick

Paul E. Shapiro

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Robert I. Toll	2013	1,000,000	5,049,939	1,351,000	1,500,000	0	124,045	9,024,984
Executive Chairman of the Board	2012	1,057,692	4,100,000	878,000	2,500,000	816,478	94,173	9,446,343
	2011	1,300,000	3,264,000	805,000	1,250,000	656,435	92,913	7,368,348

Douglas C. Yearley, Jr.	2013	1,000,000	3,778,000	2,494,500	2,200,000	57,070	33,744	9,563,314
Chief Executive Officer	2012	1,000,000	2,255,000	1,281,600	2,000,000	334,339	32,249	6,903,188
	2011	1,000,000	1,632,000	1,279,200	1,250,000	267,355	26,937	5,455,492

Richard T. Hartman	2013	936,538	1,133,400	665,200	550,000	206,804	30,707	3,522,649
President and Chief Operating Officer	2012	866,154	102,500	320,400	500,000	245,482	28,153	2,062,689

Martin P. Connor	2013	780,769	944,500	498,900	500,000	69,143	23,765	2,817,077
Chief Financial Officer	2012	690,385	451,000	213,600	400,000	229,476	20,019	2,004,480
	2011	650,000	97,920	206,400	225,000	257,985	14,209	1,451,514

(1)	These columns present the aggregate grant date fair value of RSUs and stock options, respectively, granted in the indicated fiscal year, calculated in accordance with FASB ASC Topic 718 utilizing the assumptions discussed in Note 10 in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended October 31, 2013, excluding the effect of estimated forfeitures. The amounts shown in these columns do not reflect compensation actually received by the NEOs. The actual value, if any, that a NEO may realize from an award is contingent upon the satisfaction of the conditions to vesting in that award and, for stock options, upon the excess of the share price over the exercise price, if any, on the date the options are exercised. Thus, there is no assurance that the value, if any, eventually realized by the NEOs will correspond to the amount shown in the table.

With respect to the RSUs granted in fiscal 2013, the estimate of the grant date fair value determined in accordance with FASB ASC Topic 718 assumes the vesting of 100% of the RSUs granted. Assuming the highest level of performance is achieved (which would result in the vesting of 110% of the RSUs granted), the aggregate grant date fair value of the RSUs set forth in the stock awards column above for fiscal 2013 would be: Mr. Toll—$5,554,933; Mr. Yearley—$4,155,800; Mr. Hartman—$1,246,740; and Mr. Connor—$1,038,950.

(2)	The annual incentive bonuses for Messrs. Toll, Yearley, Hartman, and Connor for fiscal 2013 were earned based upon the terms of the Senior Officer Bonus Plan, as described on page 37 of this proxy statement. The award to Mr. Toll for fiscal 2012 and 2011 represents a Plan Year Performance Bonus determined by the Compensation Committee under the terms of the Cash Bonus Plan, as described on page 37 of the Company’s 2013 proxy statement. The annual incentive bonuses for Messrs. Yearley, Hartman, and Connor for fiscal 2012 and 2011, as applicable, were earned based upon the terms of the Senior Officer Bonus Plan.
(3)	The amounts in this column represent the increase in the actuarial present value of accumulated benefits under the SERP for each NEO and the amount of above-market interest earned on their respective balances, if applicable, in the Deferred Compensation Plan. Messrs. Toll, Yearley and Connor did not participate in the Deferred Compensation Plan during the fiscal years indicated in the table above. The amounts attributed to the increase or decrease in actuarial present value of SERP benefits and above-market interest on deferred compensation are as follows (see also the Pension Benefits During Fiscal 2013 table on page 49 of this proxy statement):

Name	Fiscal Year	Increase (Decrease) in Actuarial Present Value of Accumulated SERP Benefits ($)	Above-Market Interest Earned on Deferred Compensation	Total ($)
Robert I. Toll	2013	(1,093,566)	N/A	(1,093,566)
	2012	816,478	N/A	816,478
	2011	656,435	N/A	656,435

Douglas C. Yearley, Jr.	2013	57,070	N/A	57,070
	2012	334,339	N/A	334,339
	2011	267,355	N/A	267,355

Richard T. Hartman	2013	172,414	34,390	206,804
	2012	213,453	32,029	245,482

Martin P. Connor	2013	69,143	N/A	69,143
	2012	229,476	N/A	229,476
	2011	257,985	N/A	257,985

(4)	Fiscal 2013 “All Other Compensation” consists of:

	Fiscal 2013
	Robert I. Toll	Douglas C. Yearley, Jr.	Richard T. Hartman	Martin P. Connor
Payments for tax and financial statement preparation assistance	$67,138	$1,454	$—	$—
Contribution to 401(k) Plan	10,100	10,100	10,115	10,115
Life and disability insurance premiums (5)	15,074	3,567	4,602	3,854
Auto and gas allowance	19,500	15,900	15,900	9,796
Non-business use of Company cars and drivers	12,233	2,723	90	0

Total	$124,045	$33,744	$30,707	$23,765

(5)	Includes annual premiums for: annual life, accidental death and dismemberment, and long term disability insurance provided to all employees; supplemental long-term disability insurance provided to executives; and an executive life insurance policy for Mr. Robert I. Toll for which the Company pays $11,570 for the term component.

Grants of Plan-Based Awards During Fiscal 2013

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Action Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Robert I. Toll			(5)	(6)	8,500,000
	12/17/2012	12/12/2012				120,300	133,667	147,034			37.78	5,049,939
	12/17/2012	12/12/2012								100,000	32.22	1,351,000

Douglas C. Yearley, Jr.			(5)	(6)	8,500,000
	12/17/2012	12/12/2012				90,000	100,000	110,000			37.78	3,778,000
	12/17/2011	12/12/2012								150,000	32.22	2,494,500

Richard T. Hartman			(5)	(6)	8,500,000
	12/17/2012	12/12/2012				27,000	30,000	33,000			37.78	1,133,400
	12/17/2012	12/12/2012								40,000	32.22	665,200

Martin P. Connor			(5)	(6)	8,500,000
	12/17/2012	12/12/2012				22,500	25,000	27,500			37.78	944,500
	12/17/2012	12/12/2012								30,000	32.22	498,900

(1)	The Compensation Committee met on December 10, 2012 and made determinations regarding equity compensation grants for fiscal 2012 performance and service. All grants of equity compensation were made on December 17, 2012, which is consistent with our practice of awarding equity compensation described under “Compensation Discussion and Analysis—Long-Term Incentive Compensation Decisions.”
(2)	Reflects Performance RSUs the Compensation Committee awarded to our NEOs under the 2007 SIP at its meeting on December 10, 2012. See “Compensation Discussion and Analysis—Long-Term Incentive Compensation Decisions—Performance-Based RSUs” for further information.
(3)	See “Compensation Discussion and Analysis—Long-Term Incentive Compensation Decisions—Stock Options” for a discussion of these option grants. The exercise price of the options granted in fiscal 2013 is the closing price of our common stock on December 17, 2012.
(4)	Amount represents the aggregate grant date fair value of RSUs and stock options, respectively, granted in fiscal 2013, calculated in accordance with ASC 718 utilizing the assumptions discussed in Note 10 in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended October 31, 2013. The calculation of these amounts disregards the estimate of forfeitures related to time-based vesting conditions. With respect to the RSUs and stock options, the estimate of the grant date fair value determined in accordance with ASC 718 assumes the vesting of 100% of the RSUs awarded.
(5)	Awards to Messrs. Toll, Yearley, Hartman, and Connor were made pursuant to the terms of the Senior Officer Bonus Plan. The plan does not include a threshold amount; awards in any fiscal year could be as low as $0.
(6)	The Senior Officer Bonus Plan does not include a target amount and, when the Compensation Committee met on January 29, 2013 to establish performance goals for fiscal 2013 for each of Messrs. Toll, Yearley, Hartman, and Connor, it did not establish a target amount for their awards. For a detailed discussion of the formula and criteria applied for such performance-based awards, see “Compensation Discussion and Analysis—Cash Compensation Decisions—Annual Incentive Bonus” in this proxy statement.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

Please see the “Compensation Discussion and Analysis” section of this proxy statement for a detailed description of the fiscal 2013 salary, annual incentive bonus, and equity awards with respect to each NEO.

Outstanding Equity Awards at October 31, 2013

	Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (10)	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(11)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Robert I. Toll	12/20/2004	500,000			32.550	12/20/2014
	12/20/2005	250,000			35.970	12/20/2015
	12/20/2006	550,000			31.820	12/20/2016
	12/20/2007	550,000			20.760	12/20/2017
	12/20/2010	50,000	50,000	(4)	19.320	12/20/2020	200,000	(5)	6,576,000
	12/20/2011	25,000	75,000	(1)	20.500	12/20/2021	164,765	(6)	5,417,473
	12/17/2012		100,000	(3)	32.220	12/17/2022	140,079	(7)	4,605,798

Douglas C. Yearley, Jr.	12/20/2003	16,306			20.135	12/20/2013
	12/20/2007	16,250			20.760	12/20/2017
	07/18/2008	18,692			18.920	12/20/2014
	07/18/2008	9,007			18.920	12/20/2015
	07/18/2008	14,162			18.920	12/20/2016
	12/20/2008	17,500			21.700	12/20/2018
	12/20/2009	34,375	12,500	(2)	18.380	12/20/2019
	12/20/2010	60,000	60,000	(4)	19.320	12/20/2020	100,000	(5)	3,288,000
	12/20/2011	30,000	90,000	(1)	20.500	12/20/2021	90,621	(6)	2,979,618
	12/17/2012		150,000	(3)	32.220	12/17/2022	104,797	(7)	3,445,725

Richard T. Hartman	12/20/2007	20,000			20.760	12/20/2017
	7/18/2008	23,313			18.920	12/20/2014
	7/18/2008	11,176			18.920	12/20/2015
	7/18/2008	18,310			18.920	12/20/2016
	12/20/2008	20,000			21.700	12/20/2018
	12/20/2009	7,500	2,500	(2)	18.380	12/20/2019
	12/21/2009						834	(8)	27,422
	12/20/2010	5,000	5,000	(4)	19.320	12/20/2020	1,667	(9)	54,811
	12/20/2011	7,500	22,500	(1)	20.500	12/20/2021	4,119	(6)	135,433
	12/17/2012		40,000	(3)	32.220	12/17/2022	31,439	(7)	1,033,714

Martin P. Connor	01/05/2009	10,000			22.180	01/05/2019
	12/20/2009	8,250	2,750	(2)	18.380	12/20/2019
	12/20/2010	10,000	10,000	(4)	19.320	12/20/2020	6,000	(5)	197,280
	12/20/2011	5,000	15,000	(1)	20.500	12/20/2021	18,125	(6)	595,950
	12/17/2012		30,000	(3)	32.220	12/17/2022	26,199	(7)	861,423

(1)	33.33% of the options vest on each of December 20, 2013, 2014, and 2015.
(2)	100% of the options vest on December 20, 2013.
(3)	25% of the options vest on each of December 17, 2013, 2014, 2015 and 2016.
(4)	50% of the options vest on each of December 20, 2013 and 2014.
(5)

On December 20, 2010, 200,000 performance-based RSUs were awarded to Mr. Toll; 100,000 performance-based RSUs were awarded to Mr. Yearley; and 6,000 performance-based RSUs were awarded to Mr. Connor. These RSUs will only vest if the average closing price of our common stock on the NYSE, measured over any 20 consecutive trading days ending on or prior to December 20, 2015, increases 30% or more over $19.32, the closing price of our common stock on the NYSE on December 20, 2010, and provided the executive continues to be employed by us or serve as a member of our Board until December 20, 2013. The price performance criteria was met on May 14, 2012, and the shares were distributed to the executives on December 20, 2013.
(6)	25% of the 2012 Performance RSUs earned based on actual performance vest on each of December 20, 2012, 2013, 2014, and 2015. See “Compensation Discussion and Analysis—Long-Term Incentive Compensation Decisions—Performance-Based RSUs” on page 40 for a description of the vesting terms of the Performance RSUs.
(7)	25% of the 2013 Performance RSUs earned based on actual performance vest on each of December 17, 2013, 2014, 2015, and 2016. See “Compensation Discussion and Analysis—Long-Term Incentive Compensation Decisions—Performance-Based RSUs” on page 40 for a description of the vesting terms of the RSUs.
(8)	100% of the RSUs vest on December 21, 2013.
(9)	50% of the RSUs vest on each of December 20, 2013 and December 20, 2014.
(10)	The options that are reflected in the above table as “exercisable” vested in equal installments on the first four anniversaries of the original grant date.
(11)	The value of performance-based RSUs was calculated based on the closing price of our common stock on the NYSE on October 31, 2013 of $32.88 per share.

Option Exercises and Stock Vested During Fiscal 2013

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Robert I. Toll	500,000	6,067,500	205,991	6,563,976
Douglas C. Yearley, Jr.	15,000	191,575	1,153	41,566
Richard T. Hartman	36,500	392,983	1,360	49,028
Martin P. Connor	—	—	—	—

(1)	“Value Realized on Exercise” equals the difference between the closing price of our common stock on the NYSE on the various dates of exercise and the exercise price, multiplied by the number of shares of our common stock acquired upon exercise of the stock options.
(2)	“Value Realized on Vesting” is based on the number of shares of our common stock underlying the RSUs that vested during fiscal 2013 multiplied by the closing price of our common stock on the NYSE on the vesting date.

Pension Benefits During Fiscal 2013

The following table provides information regarding the pension benefits for our NEOs under the SERP.

Name	Plan Name(1)	Number of Years of Credited Services (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Robert I. Toll	SERP	20.0	8,686,477	—
Douglas C. Yearley, Jr.	SERP	20.0	1,780,787	—
Richard T. Hartman	SERP	20.0	1,429,579	—
Martin P. Connor	SERP	4.8	1,088,559	—

(1)	In order to be vested in benefits under the SERP, participants generally must have 20 years of service with us. The SERP does not provide for partial benefits for less than 20 years of service or increased benefits based solely upon the completion of more than 20 years of service. In the case of Martin Connor, who joined the Company at age 45, his benefits under the SERP will vest after 17 years of service.
(2)

For a description of the assumptions used in the calculation of the present value of plan benefits, see Note 13, “Employee Retirement and Deferred Compensation Plans” in the notes to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended October 31, 2013. The change in the actuarial present value of accumulated benefits under the SERP is due to a change in the discount rate used for actuarial purposes and the passage of time. We use the Citigroup yield curve as our discount rate for actuarial purposes. This rate, which was used for calculating the actuarial present value of accumulated SERP benefits, was 4.06% for fiscal 2011, 3.04% for fiscal 2012, and 3.97% for fiscal 2013. When the discount rate decreases, as it did in fiscal 2011 and fiscal 2012, the actuarial present value of accumulated SERP benefits increases. When the discount rate increases, as it did in fiscal 2013, the actuarial present value of accumulated SERP benefits decreases.

Supplemental Executive Retirement Plan

The SERP, which is an unfunded plan, generally provides for an annual benefit, payable for 20 years following retirement, once a participant has completed 20 years of service with us and has reached “normal retirement age,” which is age 62 under the SERP. Beginning in fiscal 2008 and continuing through fiscal 2010, the SERP also provided for increases in annual retirement benefits to the NEOs for each year of service to the Company after age 62. Accordingly, for each NEO who has already reached retirement age under the SERP, on his birthday during fiscal 2008 through fiscal 2010 annual retirement benefits under the SERP increased by 10% of the applicable original annual benefit amount (set forth below).

In order to be eligible for the annual increase in any given year, the NEO must be employed by us on his birthday during such year, have completed 20 years of service with us on or prior to his birthday during such year, and have reached normal retirement age on or prior to his birthday during such year. During fiscal 2010, the Company discontinued any 10% increases beyond fiscal 2010; except that Mr. Yearley’s annual benefit amount will be subject to such increase for the first three years of service to the Company after he reaches age 62.

In December 2012, the Compensation Committee determined that it would include Mr. Hartman as a participant in the SERP in recognition of his role as COO and promotion to President of the Company with an annual benefit amount payable of $125,000. Prior to such time, Mr. Hartman was a participant in the Company’s Senior Management Supplemental Retirement Plan with an annual benefit of $100,000. The Committee also determined to increase the SERP annual benefit amount payable to Mr. Yearley to $175,000 from $150,000, and to increase the SERP annual benefit amount payable to Mr. Connor to $125,000 from $100,000. In making such determination, the Compensation Committee considered the use of the SERP to encourage retention of the Company’s NEOs, particularly since none of the Company’s NEOs has an employment agreement with the Company. The original annual benefit amounts and the annual benefits to our NEOs under the SERP as of the end of fiscal 2013 are set forth in the table below.

Participant	Original Annual Benefit Amount	Fiscal 2013 Increase	Annual Benefit Amount at October 31, 2013
Robert I. Toll	$500,000	—	$650,000
Douglas C. Yearley, Jr.	$150,000	25,000	$175,000
Richard T. Hartman	$100,000	25,000	$125,000
Martin P. Connor	$100,000	25,000	$125,000

Mr. Toll has completed the requisite 20 years of service with us and has reached normal retirement age and is, therefore, fully vested in his SERP benefits. Messrs. Yearley and Hartman have completed the requisite 20 years of service with us, but have not reached normal retirement age and are not vested in their respective SERP benefits. Mr. Connor has not completed the requisite 17 years of service with us, nor has he reached normal retirement age and is, therefore, not vested in his SERP benefits. Benefits under the SERP will cease if any participant competes with us following retirement.

Nonqualified Deferred Compensation During Fiscal 2013

No new contributions to the Deferred Compensation Plan by employees or NEOs are allowed for compensation earned after December 31, 2011. Under the Deferred Compensation Plan, NEOs could elect, six months prior to the end of the calendar year for which any bonus may be earned, to defer a portion of their cash compensation. Compensation that is deferred under the Deferred Compensation Plan earns various rates of return, depending on the length of time of the deferral. Interest rates are established by the board of directors of a wholly owned subsidiary that administers the Deferred Compensation Plan, and are reviewed and adjusted annually for new deferrals. When establishing interest rates, the directors of the subsidiary review the rates charged to us for borrowings, as well as interest rates generally available in the market. During fiscal 2013, interest rates for amounts deferred under the Deferred Compensation Plan ranged from 4% to 8%, based upon when the compensation was deferred and the length of time it had been or was to be deferred. For more information on the Deferred Compensation Plan, see “Compensation Discussion and Analysis—Benefits and Perquisites—Deferred Compensation Plan” in this proxy statement.

The table below provides information regarding contributions, earnings, and balances for Mr. Hartman who is the only NEO who participated in the Deferred Compensation Plan.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(2)
Richard T. Hartman	—	—	129,650	—	2,280,269

(1)	“Aggregate Earnings in Last FY” column represents the unrealized earnings on the NEO’s account balance in the Deferred Compensation Plan as described below. $34,390 of the amount shown under this column represents above-market earnings and was accordingly reported as compensation in fiscal 2013 in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table on page 46.
(2)	“Aggregate Balance at Last FYE” column represents the net balance of compensation that was earned and deferred in prior years and the interest accrued on such deferred amounts. Above-market earnings in fiscal 2012 in the amount of $32,029 were reported as compensation in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table in the Company’s 2013 proxy statement.

Potential Payments upon Termination or Change of Control

None of our NEOs has an employment agreement with us, nor is any of them entitled to any sort of cash severance payment upon termination or separation from us. We do maintain equity compensation plans and retirement plans that provide for the continuation or acceleration of benefits in the event of specified separations from employment with us or a change of control of the Company.

The dollar amounts or dollar values of the potential payments or benefits to the NEOs in the event of a termination of employment or change of control of the Company are disclosed in the tables below. The amounts and values shown assume that such termination of employment or change of control occurred on October 31, 2013, the last business day of our 2013 fiscal year, and are based, as applicable, on a share price of $32.88, the closing price of our common stock on the NYSE on October 31, 2013. These amounts and values do not necessarily reflect the amounts and values that would be paid to the NEOs upon termination of employment or a change of control in the future. The actual amounts and values can only be determined at the time of such NEO’s separation or a change of control.

Below is a description of the assumptions that were used in creating the tables that follow. Unless otherwise noted, the descriptions of the payments below are applicable to all of the tables. In accordance with SEC regulations, we do not report in the tables below any amount to be provided to an NEO under any arrangement which does not discriminate in scope, terms or operation in favor of our NEOs and which is available generally to all salaried employees. We also do not report in the tables below any distributions of plan balances under our 401(k) Plan and the Deferred Compensation Plan, including the value of shares underlying RSUs that had been considered vested in a prior fiscal year. See “Compensation Discussion and Analysis—Benefits and Perquisites” for information about the 401(k) Plan and the “Executive Compensation Tables — Nonqualified Deferred Compensation During Fiscal 2013.”

Termination of Employment

Vesting of Equity Compensation Plan Awards. Generally, unvested equity awards held by any of our employees, including the NEOs, are cancelled upon termination of employment with the Company, and the right to exercise vested stock options terminates within a specified period of time (depending on the terms of the applicable grant documents and the manner of termination) after termination of employment; however, under specified circumstances, such as retirement, death, disability or a change of control, special vesting rules apply, as described below. All equity awards, whether vested or unvested, held by an NEO terminate immediately upon a termination of employment for cause.

Special Vesting upon Retirement. With respect to stock options granted on or after December 20, 2000, if Messrs. Toll, Yearley, or Hartman retire from service with us after reaching age 62, each is entitled to continued vesting and exercisability of any unvested and/or unexercised options. Options do not automatically vest upon retirement, but will continue to vest on their normal vesting schedule as if the NEO were still employed by us. In addition, the NEO will have the remainder of the option term to exercise the option, rather than being forced to exercise within a specified period of time following retirement. This continued vesting and exercisability is conditioned upon the NEO refraining from competing with us at any time. The tables below do not reflect an amount for unvested options with respect to retirement because vesting is not accelerated at retirement. There is no accelerated vesting for shares subject to Performance RSUs upon retirement; all Performance RSUs that have not completed the service vesting period are forfeited.

Special Vesting Upon Death or Disability. If an NEO’s employment with us terminates due to death or disability, he (or his estate) is entitled to continued vesting and exercisability of any unvested and/or unexercised options. Options do not immediately vest upon death or disability, but will continue to vest on their normal vesting schedule as if the NEO were still employed by us. In addition, the NEO (or his estate) will have the remainder of the option term to exercise the option, rather than being forced to exercise within a specified period of time following termination of employment. This continued vesting and exercisability are conditioned upon, in the event of the NEO’s disability, the NEO refraining from competing with us at any time. The tables below do not reflect an amount for unvested options with respect to termination due to death or disability because vesting is not accelerated upon these events.

Shares subject to Performance RSUs held by an NEO fully vest and all restrictions immediately lapse upon the NEO’s termination of his employment with us due to death or disability. The amounts in the tables below are the amounts that would have been recognized by the applicable NEO if his employment with us had terminated due to death or disability and all of his previously unvested shares subject to performance-based RSUs were vested and delivered to him and sold on October 31, 2013.

Vesting of SERP Benefits. Under the SERP, participants become 100% vested in their retirement benefits once they complete 20 years of service with us and reach age 62 (except for Mr. Connor as previously discussed herein). As of October 31, 2013, Mr. Robert I. Toll had reached age 62 and had completed 20 years of service with us; as a result, he was fully vested in his SERP benefits. The tables below do not include benefits payable to Mr. Toll under the SERP. In addition, if a participant has completed 20 years of service with us, upon his death or disability, he would become fully vested in his SERP benefits, and the benefits would be paid in bi-weekly installments over a 20-year period. See “Supplemental Executive Retirement Plan” and “Pension Benefits During Fiscal 2013” above. If a SERP participant is terminated for cause, all SERP benefits are subject to forfeiture, regardless of whether the participant is fully vested.

Change of Control

Upon a change of control of the Company, all unvested outstanding stock options will fully vest and become exercisable. In addition, all shares subject to performance-based RSUs fully vest and all restrictions lapse. Under the SERP, if there is a change of control of the Company, all participants in the SERP would become fully vested in their SERP benefits (if not already fully vested) and be potentially eligible for a lump sum payout. The tables below reflect the amounts of previously unvested performance-based RSUs that would have vested if a change of control had occurred on October 31, 2013. In addition, with respect to Messrs. Yearley, Hartman, and Connor, the tables below also reflect the benefits payable in a lump sum under the SERP as if a change of control had occurred on October 31, 2013.

Tables

Robert I. Toll

The following table describes the potential payments and benefits to Robert I. Toll upon termination of his employment or a change of control of the Company had such termination or change of control occurred on October 31, 2013.

	Termination of Employment ($)
Payments and Benefits	Voluntary(1)	Normal Retirement	Involuntary Not for Cause	Involuntary For Cause	Death	Disability	Change in Control
Accelerated vesting of unvested equity awards:
Stock options	—	—	—	—	—	—	1,672,500
RSU shares (2)	—	—	—	—	16,599,271	16,599,271	16,599,271
Payment of SERP benefits (3)	—	—	—	—	—	—	—

Total:	—	—	—	—	16,599,271	16,599,271	18,271,771

(1)	For purposes of this table, “Voluntary” means a termination of employment that is not in accordance with our normal retirement policy, which includes an agreement not to compete with the Company.
(2)	See footnotes 5, 6, and 7 to the Outstanding Equity Awards at October 31, 2013 table in this proxy statement. Had Mr. Toll terminated his employment at October 31, 2013, the value of his shares subject to performance-based RSUs, based upon the closing price of our common stock on the NYSE on October 31, 2013 of $32.88, would have been $16,599,271.
(3)	The amount of Mr. Toll’s SERP benefits, in which he has already fully vested as described above, would be paid in bi-weekly installments over a 20-year period, except in the event of a change in control. Upon a change in control, the amount of the benefit shown would be paid in a single lump sum, equal to the actuarial equivalent present value of Mr. Toll’s SERP benefits as of the date of payment, unless prohibited by applicable tax regulations (see “Pension Benefits During Fiscal 2013”).

Douglas C. Yearley, Jr.

The following table describes the potential payments and benefits to Douglas C. Yearley upon termination of his employment or a change of control of the Company had such termination or change of control occurred on October 31, 2013.

	Termination of Employment ($)
Payments and Benefits	Voluntary(1)	Normal Retirement	Involuntary Not for Cause	Involuntary For Cause	Death	Disability	Change in Control
Accelerated vesting of unvested equity awards:
Stock options	—	—	—	—	—	—	2,208,050
RSU shares (2)	—	—	—	—	9,713,344	9,713,344	9,713,344
Payment of SERP benefits (3)	—	—	—	—	3,500,000	3,500,000	3,500,000

Total:	—	—	—	—	13,213,344	13,213,344	15,421,394

(1)	For purposes of this table, “Voluntary” means a termination of employment that is not in accordance with our normal retirement policy, which includes an agreement not to compete with the Company.
(2)	See footnotes 5, 6, and 7 to the Outstanding Equity Awards at October 31, 2013 table in this proxy statement. Had Mr. Yearley terminated his employment at October 31, 2013, the value of his shares subject to performance-based RSUs, based upon the closing price of our common stock on the NYSE on October 31, 2013 of $32.88, would have been $9,713,344.
(3)	The amount of the benefit shown would be paid in bi-weekly installments over a 20-year period, except in the event of a change in control. Upon a change in control, the amount of the benefit shown would be paid in a single lump sum, equal to the actuarial equivalent present value of Mr. Yearley’s benefits as of the date of payment, unless prohibited by applicable tax regulations (see “Pension Benefits During Fiscal 2013”).

Richard T. Hartman

The following table describes the potential payments and benefits to Richard T. Hartman upon termination of his employment or a change of control of the Company had such termination or change of control occurred on October 31, 2013.

	Termination of Employment ($)
Payments and Benefits	Voluntary(1)	Normal Retirement	Involuntary Not for Cause	Involuntary For Cause	Death	Disability	Change in Control
Accelerated vesting of unvested equity awards:
Stock options	—	—	—	—	—	—	409,000
RSU shares (2)	—	—	—	—	1,251,380	1,251,380	1,251,380
Payment of SERP benefits (3)	—	—	—	—	2,500,000	2,500,000	2,500,000

Total:	—	—	—	—	3,751,380	3,751,380	4,160,380

(1)	For purposes of this table, “Voluntary” means a termination of employment that is not in accordance with our normal retirement policy, which includes an agreement not to compete with the Company.
(2)	See footnotes 6, 7, 8, and 9 to the Outstanding Equity Awards at October 31, 2013 table in this proxy statement. Had Mr. Hartman terminated his employment at October 31, 2013, the value of his shares subject to RSUs, based upon the closing price of our common stock on the NYSE on October 31, 2013 of $32.88, would have been $1,251,380.

(3)	The amount of the benefit shown would be paid in bi-weekly installments over a 20-year period, except in the event of a change in control. Upon a change in control, the amount of the benefit shown would be paid in a single lump sum, equal to the actuarial equivalent present value of Mr. Hartman’s benefits as of the date of payment, unless prohibited by applicable tax regulations (see “Pension Benefits During Fiscal 2013”).

Martin P. Connor

The following table describes the potential payments and benefits to Martin P. Connor upon termination of his employment or a change of control of the Company had such termination or change of control occurred on October 31, 2013.

	Termination of Employment ($)
Payments and Benefits	Voluntary(1)	Normal Retirement	Involuntary Not for Cause	Involuntary For Cause	Death	Disability	Change in Control
Accelerated vesting of unvested equity awards:
Stock options	—	—	—	—	—	—	380,975
RSU shares (2)	—	—	—	—	1,654,653	1,654,653	1,654,653
Payment of SERP benefits (3)	—	—	—	—	—	—	2,500,000

Total:	—	—	—	—	1,654,653	1,654,653	4,535,628

(1)	For purposes of this table, “Voluntary” means a termination of employment that is not in accordance with our normal retirement policy, which includes an agreement not to compete with the Company.
(2)	See footnotes 5, 6, and 7 to the Outstanding Equity Awards at October 31, 2013 table in this proxy statement. Had Mr. Connor terminated his employment at October 31, 2013, the value of his shares subject to performance-based RSUs, based upon the closing price of our common stock on the NYSE on October 31, 2013 of $32.88, would have been $1,654,653.
(3)	Upon a change in control, the amount of the benefit shown would be paid in a single lump sum, equal to the actuarial equivalent present value of Mr. Connor’s benefits as of the date of payment, unless prohibited by applicable tax regulations (see “Pension Benefits During Fiscal 2013”).

REPORT OF THE AUDIT COMMITTEE

As described under “Corporate Governance—Committees of the Board and Meetings—Audit Committee,” the Audit Committee of the Board oversees the Company’s financial reporting process on behalf of, and reports to, the Board. Company management has primary responsibility for preparation of the financial statements and the overall reporting process, including the Company’s system of internal control.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the Company’s audited financial statements for the year ended October 31, 2013 with management, including a discussion of the quality, not just the acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee also discussed with Ernst & Young LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 16, as adopted by the Public Company Accounting Oversight Board, relating to communication with audit committees.

In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and discussed with Ernst & Young LLP its independence from the Company and the Company’s management.

Based on the reviews and discussions described in the preceding paragraphs, the Audit Committee recommended to the Board that the audited financial statements of the Company be included in the Annual Report on Form 10-K for the fiscal year ended October 31, 2013 for filing with the SEC.

Respectfully submitted by the members of the Audit Committee of the Board of Directors.

Paul E. Shapiro (Chair)

Edward G. Boehne

Christine N. Garvey

Carl B. Marbach

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act and the regulations thereunder require certain of our officers, as well as our directors and persons who own more than 10% of a registered class of our equity securities (collectively, the “reporting persons”) to file reports of ownership and changes in ownership with the SEC and to furnish us with copies of these reports. Based solely on our review of the copies of these reports and written representations we received from the reporting persons, we believe that all filings required to be made by the reporting persons during or with respect to the period November 1, 2012 through October 31, 2013 were made on a timely basis. In December 2013, a gift of shares was reported to have been made by Robert I. Toll in December 2011 that was previously reflected as a change in the form of beneficial ownership, but since the shares were transferred to a charitable foundation, these gifts should have been reported as a disposition of beneficial ownership.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

We have a written Related Party Transaction Policy (“Policy”), which provides guidelines applicable to any transaction, arrangement, or relationship between us and a related person that is or may be required to be disclosed pursuant to Item 404 of the SEC’s Regulation S-K (each, a “related person transaction”). Under the Policy, the Nominating and Corporate Governance Committee of the Board is responsible for reviewing and determining whether to approve or ratify any related person transaction. In making its determination to approve or ratify a related person transaction, the Nominating and Corporate Governance Committee considers such factors as:

•	the extent of the related person’s interest in the transaction;

•	if applicable, the availability of other sources of comparable products or services;

•	whether the terms of the related person transaction are no less favorable than terms generally available in unaffiliated transactions under like circumstances;

•	the benefit to us and whether there are business reasons for us to enter into the transaction;

•	the aggregate value of the transaction; and

•	any other factors the Nominating and Corporate Governance Committee deems relevant.

The Policy requires that all proposed or potential related person transactions be reported to our legal department prior to consummation. The legal department is required to evaluate each transaction to determine if it is, in fact, a related person transaction and, if so, to report the transaction to the Nominating and Corporate Governance Committee or its designee (the Chairperson or another member of the Nominating and Corporate Governance Committee, or another committee of the Board) for review. The legal department maintains a list of all related persons and periodically distributes that list to our officers and employees to help facilitate compliance with the Policy and the proper reporting of proposed related person transactions. Under the Policy, all related person transactions that continue for more than one fiscal year are required to be reviewed and approved annually by the Nominating and Corporate Governance Committee.

All transactions disclosed below were approved or ratified in accordance with the terms of the Policy.

During fiscal 2013, Mr. Robert I. Toll, Executive Chairman of the Board, paid approximately $364,540 to us for personal services, including investment and legal services and office space for personal use. These services were provided by our employees, and such amounts were billed at competitive rates or rates based on the relevant employee’s compensation or the cost to the Company, as applicable, and were paid throughout the year with monies deposited with us in advance by Mr. Toll.

Toll Brothers Realty LP (“Toll Realty LP”) is a partnership which effectively owns or controls the commercial real estate that comprises the assets of Toll Brothers Realty Trust (the “Trust”). We formed the Trust in 1998 to take advantage of commercial real estate opportunities. Toll Realty LP is effectively owned one-third by the Company; one-third by Mr. Robert I. Toll, Executive Chairman of the Board, Mr. Bruce E. Toll, Vice Chairman of the Board (and trusts established for the benefit of members of his family), Mr. Douglas C. Yearley, Jr., our Chief Executive Officer, and other current and former members of our senior management; and one-third by the Pennsylvania State Employees Retirement System. At October 31, 2013, our negative investment, under the Generally Accepted Accounting Principles, in Toll Realty LP and the Trust was $888,333. We earned fees from Toll Realty LP and the Trust of $4,256,241 in fiscal 2013 under the terms of various development, finance, and management services agreements. We believe that these transactions were on terms no less favorable than we would have agreed to with unrelated persons. Under such agreements, we also incur certain costs on behalf of Toll Realty LP and the Trust for which we are reimbursed by Toll Realty LP and the Trust. These fees and reimbursements were paid to us throughout the year.

During fiscal 2013, Mr. Bruce E. Toll paid approximately $83,497 to us for personal services, including administrative services, tax services, car service, and cell phone, computer and related technology services. These services were provided by our employees, and such amounts were billed at competitive rates or rates based on the relevant employee’s compensation or the cost to the Company, as applicable, and were paid throughout the year with monies deposited with us in advance by Mr. Toll. In addition, in fiscal 2013, BET Investments, a company owned and operated by Mr. Bruce E. Toll, and Roberts Automall, a company owned by Mr. Toll, retained our engineering department to provide services in connection with the construction of various commercial real estate properties. The total amount paid by BET Investments and Roberts Automall for these services provided during fiscal 2013 was $2,848. The rates charged are comparable to what we would have charged to an unrelated third party.

We are also party to an advisory and non-competition agreement with Mr. Bruce E. Toll. For information regarding this agreement, see “Director Compensation—Other Director Compensation Arrangements.”

STOCKHOLDER PROPOSALS FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS

Stockholders interested in submitting a proposal to be considered for inclusion in our proxy statement and form of proxy for the 2015 Annual Meeting of Stockholders may do so by following the procedures prescribed by Rule 14a-8 under the Exchange Act. To be eligible for inclusion, proposals must be submitted in writing and received by us at the address appearing on the cover page of this proxy statement on or before October 11, 2014.

A stockholder may wish to have a proposal presented at the 2015 Annual Meeting of Stockholders, but not to have the proposal included in our proxy statement and form of proxy relating to that meeting. Under Section 2-9 of our bylaws, except as otherwise prescribed by the presiding officer, no business may be brought before the annual meeting unless it is specified in the notice of meeting or is otherwise brought before the meeting at the direction of the Board, by the presiding officer, or by a stockholder entitled to vote who has delivered written notice to us (containing certain information specified in the bylaws about the stockholder and the proposed action) not less than 45 or more than 75 days prior to the first anniversary of the date on which the Company first mailed its proxy materials for the preceding year’s annual meeting—that is, with respect to the 2015 Annual Meeting of Stockholders, between November 25, 2014 and December 25, 2014.

Under Section 2-8 of our bylaws, any stockholder who wishes to submit a nomination for director to the Board must deliver written notice of the nomination within the time period set forth in the previous sentence and comply with the information requirements in the bylaws relating to stockholder nominations. These requirements are separate from and in addition to (a) the SEC requirements referenced above for inclusion of a stockholder proposal in our proxy statement and (b) the requirements set forth below for having our Nominating and Corporate Governance Committee consider a person, who has been recommended by certain stockholders, for nomination as a director.

If notice of any such proposal is not submitted in writing and received by us at the address appearing on the cover page of this proxy statement by December 25, 2014, then such proposal shall be deemed “untimely” for purposes of Rule 14a-4 promulgated under the Exchange Act and, therefore, the persons appointed by our Board as its proxies will have the right to exercise discretionary voting authority with respect to such proposal.

PROCEDURES FOR NOMINATING CANDIDATES OR RECOMMENDING CANDIDATES FOR

NOMINATION TO THE BOARD OF DIRECTORS

In addition to the procedures outlined in Section 2-8 of our bylaws described above, the Nominating and Corporate Governance Committee has adopted a policy permitting stockholders to recommend candidates for director under certain circumstances. The Nominating and Corporate Governance Committee will only consider nominating a candidate for director who is recommended by a stockholder who has been a continuous record owner of at least 1% of our common stock for at least one year prior to submission of the candidate’s name and who provides a written statement that the holder intends to continue ownership of the shares through the annual meeting of stockholders. Notice must be given to the Nominating and Corporate Governance Committee with respect to a stockholder nominee no more than 150 days and no less than 120 days prior to the anniversary date of this proxy statement.

HOUSEHOLDING INFORMATION

The SEC permits companies and intermediaries (such as brokers and banks) to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report to those stockholders. This process, which is commonly referred to as “householding,” is intended to reduce the volume of duplicate information stockholders receive and also reduce expenses for companies. While we do not utilize householding, some intermediaries may be householding our proxy materials and annual report. Once you have received notice from your broker or another intermediary that it will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent.

If you hold your shares through an intermediary that sent a single proxy statement and annual report to multiple stockholders in your household, we will promptly deliver a separate copy of each of these documents to you if you send a written request to the Director of Investor Relations at our address appearing on the cover page of this proxy statement or call the Director of Investor Relations at (215) 938-8000. If you hold your shares through an intermediary that is utilizing householding and you want to receive separate copies of our annual report and proxy statement in the future, or if you are receiving multiple copies of our proxy materials and annual report and wish to receive only one, you should contact your bank, broker, or other nominee record holder.

SOLICITATION OF PROXIES

The enclosed form of proxy is being solicited by our Board. We will bear the cost of the solicitation of proxies for the Meeting, including the cost of preparing, assembling, and mailing proxy materials, the handling and tabulation of proxies received, and charges of brokerage houses and other institutions, nominees, and fiduciaries in forwarding such materials to beneficial owners. In addition to the mailing of the proxy materials, proxy solicitation may be made in person or by telephone, facsimile, or electronically by our directors, officers, or employees, or by a professional proxy solicitation firm that we engage.

ANNUAL REPORT ON FORM 10-K

We make available free of charge on our website, www.tollbrothers.com, our Annual Report on Form 10-K as filed with the SEC. We will provide without charge to each person whose proxy is being solicited by this proxy statement, upon written request, a copy of our Annual Report on Form 10-K as filed with the SEC for our most recent fiscal year. Such written requests should be directed to the Director of Investor Relations at our address appearing on the cover page of this proxy statement.

OTHER BUSINESS

The Board does not know of any other matters to be brought before the Meeting. If other matters are presented, the proxy holders have discretionary authority to vote all proxies in accordance with their best judgment.

By Order of the Board of Directors

Michael I. Snyder

Secretary

Horsham, Pennsylvania

February 3, 2014

ANNEX A

TOLL BROTHERS, INC.

STOCK INCENTIVE PLAN FOR EMPLOYEES

(2014)

1)	Purpose. The Toll Brothers, Inc. Stock Incentive Plan for Employees (2014) (the “Plan”) is intended as an additional incentive to employees to enter into or remain in the employ of Toll Brothers, Inc., a Delaware corporation (the “Company”), or any Affiliate (as defined below), and to devote themselves to the Company’s success by providing such employees with an opportunity to acquire or increase their proprietary interest in the Company (a) through receipt of rights (the “Options”) to acquire the Company’s Common Stock, par value $0.01 per share (the “Common Stock”), (b) through incentive stock awards involving the transfer or issuance of Common Stock, which may be subject to conditions of forfeiture (the “Awards”), (c) through “Stock Appreciation Rights” or “SARs” that represent the right of the recipient to receive cash or stock of a value equal to the appreciation of the Company’s Common Stock from the date of the grant of the SAR to the date the SAR is exercised, (d) through Restricted Stock Units (“RSUs”) that represent the right of the recipient to receive the economic equivalent to a grant of an Award, and may provide for cash payment to the recipient of an amount equal to the value of an Award, or for the transfer to the recipient of a number of shares of Common Stock either immediately following the date the RSU becomes vested or at such later date as may be specified at the time the RSU is granted in the grant document, and (e) through Performance-Based Awards or RSUs (as defined below). The terms Options, Awards, SARs, RSUs, and Performance-Based Awards and RSUs are sometimes referred to herein as “Grants.” Each Option granted under the Plan to an employee of the Company or an Affiliate (an “Optionee”) is intended to be an incentive stock option (“ISO”) within the meaning of Section 422(b) of the Internal Revenue Code of 1986, as amended (the “Code”), for federal income tax purposes, except to the extent (i) any such ISO grant would exceed the limitation of Subsection 6(a) and (ii) any Option is specifically designated at the time of grant (the “Grant Date”) as not being an ISO (“Non-Qualified Stock Option”). No Option granted to a person who is not an employee of the Company or any Affiliate on the Grant Date shall be an ISO.

For purposes of the Plan, the term “Affiliate” shall mean a corporation which is a parent corporation or a subsidiary corporation with respect to the Company within the meaning of Section 424(e) or (f) of the Code.

2)	Administration. The Plan shall be administered by the Board of Directors. However, the Board of Directors may designate a committee or committees composed of two or more of its members to operate and administer the Plan in its stead. Any such committee and the Board of Directors in its administrative capacity with respect to the Plan is referred to herein as the “Committee.” Notwithstanding the foregoing, with respect to any Grant awarded under the Plan that is intended to qualify as “performance-based compensation,” including any Award that is made pursuant to Section 9 of the Plan, the term Committee shall mean a committee comprised solely of two or more “outside directors” as such term is defined in Treasury Regulation Section 1.162-27(e)(3)(i).

The Committee shall hold meetings at such times and places as it may determine. Acts approved at a meeting by a majority of the members of the Committee or acts approved in writing by the unanimous consent of the members of the Committee shall be the valid acts of the Committee.

The Committee shall, from time to time at its discretion, direct the Company to award Grants pursuant to the provisions of the Plan. The Committee shall have plenary authority to determine the recipients to whom and the times at which Grants shall be awarded, the number of Grants to be awarded and the price and other terms and conditions thereof, including a specification with respect to whether an Option is intended to be an ISO subject, however, to the express provisions of the Plan. In making such determinations, the Committee may take into account the nature of the recipient’s services and responsibilities, the recipient’s present and potential contribution to the Company’s success and such other factors as it may deem relevant. The interpretation and construction by the Committee of any provision of the Plan or of any Grant awarded under it shall be final, binding and conclusive.

No member of the Board of Directors or the Committee shall be personally liable for any action or determination made in good faith with respect to the Plan or any Grant awarded under it. No member of the Committee shall be liable for any act or omission of any other member of the Committee or for any act or omission on his own part, including but not limited to the exercise of any power and discretion given to him under the Plan, except those resulting from (i) any breach of such member’s duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) acts or omissions that would result in liability under Section 174 of the General Corporation Law of the State of Delaware, as amended, and (iv) any transaction from which the member derived an improper personal benefit.

In addition to such other rights of indemnification as he may have as a member of the Board of Directors or the Committee, and with respect to administration of the Plan and Grants awarded under it, each member of the Board of Directors and of the Committee shall be entitled without further act on his part to indemnity from the Company for all expenses (including the amount of any judgment and the amount of approved settlements made with a view to the curtailment of costs of litigation, other than amounts paid to the Company itself) reasonably incurred by him in connection with or arising out of any action, suit or proceeding with respect to the administration of the Plan or Grants awarded under it in which he may be involved by reason of his being or having been a member of the Board of Directors or the Committee, whether or not he continues to be such member of the Board of Directors or the Committee at the time of the incurring of such expenses; provided, however, that such indemnity shall not include any expenses incurred by such member of the Board of Directors or the Committee: (i) in respect of matters as to which he shall be finally adjudged in such action, suit or proceeding to have been guilty of gross negligence or willful misconduct in the performance of his duties as a member of the Board of Directors or the Committee; or (ii) in respect of any matter in which any settlement is effected to an amount in excess of the amount approved by the Company on the advice of its legal counsel; and provided further, that no right of indemnification under the provisions set forth herein shall be available to or accessible by any such member of the Board of Directors or the Committee unless within five days after institution of any such action, suit or proceeding he shall have offered the Company in writing the opportunity to handle and defend such action, suit or proceeding at its own expense. The foregoing right of indemnification shall inure to the benefit of the heirs, executors or administrators of each such member of the Board of Directors or the Committee and shall be in addition to all other rights to which such member of the Board of Directors or the Committee would be entitled as a matter of law, contract or otherwise.

3)	Eligibility. All employees of the Company or its Affiliates shall be eligible to receive ISOs and Options that are Non-Qualified Stock Options, Awards, SARs, RSUs and Performance-Based Awards and RSUs hereunder. An Employee may receive more than one Grant, but only on the terms and subject to the restrictions of the Plan.

4)	Shares Under the Plan. The total number of shares of Common Stock available for issuance under the Plan shall be seven million five hundred thousand (7,500,000) shares, of which no more than three million (3,000,000) shares of Common Stock shall be available for granting Awards, RSUs or Performance-Based Awards and RSUs under the Plan. The foregoing amounts are subject to adjustment as provided in Section 10. If any shares subject to any Grant are forfeited or such Grant otherwise terminates without the issuance of such shares, the shares subject to such Grant, to the extent of any such forfeiture or termination, shall again be available for Grants under the Plan. Shares underlying Grants shall be issued from authorized and unissued Common Stock or Common Stock held in or hereafter acquired for the treasury of the Company. If any outstanding Option or SAR granted under the Plan expires, lapses or is terminated for any reason, or if the shares of Common Stock that has been transferred pursuant to an Award, RSU or Performance-Based Award or RSU under the Plan are forfeited for any reason, the shares allocable to the unexercised portion of such Option or SAR and the forfeited shares of Common Stock may again be the subject of a Grant pursuant to the Plan.

5)	Term of Plan. The Plan was initially adopted by the Board of Directors on December 11, 2013 and was effective upon approval by the Company’s stockholders on March 12, 2014. No Grant may be awarded under the Plan after December 11, 2023.

6)	Terms and Conditions of Options. Options granted pursuant to the Plan shall be evidenced by written documents (the “Option Documents”) in such form as the Committee shall from time to time approve, which Option Documents shall comply with and be subject to the following terms and conditions and such other terms and conditions which the Committee shall from time to time require which are not inconsistent with the terms of the Plan.

a)	Number of Option Shares. Each Option Document shall state the number of Option Shares to which it pertains. In no event shall the aggregate fair market value of the Option Shares (determined at the time the ISO is granted) with respect to which an ISO is exercisable for the first time by the Optionee during any calendar year (under all incentive stock option plans of the Company or its Affiliates) exceed $100,000. In addition, and anything to the contrary otherwise contained in the Plan notwithstanding, no employee shall be granted more than 1,000,000 Option Shares during any calendar year.

b)	Option Price. Each Option Document shall state the price at which Option Shares may be purchased (the “Option Price”), which shall be at least 100% of the fair market value of the Common Stock on the date the Option is granted as determined by the Committee; provided, however, that if an ISO is granted to an Optionee who then owns, directly or by attribution under Section 424(d) of the Code, shares possessing more than ten percent of the total combined voting power of all classes of stock of the Company or an Affiliate, then the Option Price shall be at least 110% of the fair market value of the Option Shares on the date the Option is granted. If the Common Stock is traded in a public market, listed on a national securities exchange or included in the NASDAQ National Market System, then the fair market value per share shall be the last reported sale price thereof on the relevant date, or, if the Common Stock is not so listed or included, the fair market value shall be the mean between the last reported “bid” and “asked” prices thereof on the relevant date, as reported on NASDAQ or, if not so reported, as reported by the National Daily Quotation Bureau, Inc. or as reported in a customary financial reporting service, as applicable, and as the Committee determines.

c)	Medium of Payment. An Optionee shall pay for Option Shares:

i)	in cash;

ii)	by certified check payable to the order of the Company; or

iii)	by such other mode of payment as the Committee may approve, including, but not limited to, (x) payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board, or (y) a deemed payment by means of a net issuance of shares. If a net issuance of shares is permitted under the terms of an Option Document, the exercise of the Option shall be treated in the following manner: upon notice of exercise, the Optionee shall be deemed, as of the date of exercise, to have received all of the shares of Common Stock subject to the Option (or such portion of such shares as corresponds to the portion of the Option being exercised), and shall simultaneously be deemed to have delivered back to the Company that number of such shares as have a fair market value (determined as of the date of exercise) equal to the Option Price required to be paid on exercise of the Option (or portion being exercised) and any additional amounts required to be paid by the Optionee in connection with the exercise of the Option. The intent of this provision is to permit the Optionee to pay the Option Price and other required amounts by relinquishing back to the Company shares of Common Stock otherwise issuable pursuant to the exercise of the Option, so that the Optionee will be entitled to receive only a net issuance of shares of Common Stock having a value equal to the economic benefit of exercising the Option (or portion of the Option being exercised).

The Committee may provide in an Option Document that payment may be made in whole or in part in shares of the Common Stock held by the Optionee for more than one year. If payment is made in whole or in part in shares of the Common Stock, then the Optionee shall deliver to the Company certificates registered in the name of such Optionee representing shares of Common Stock legally and beneficially owned by such Optionee, free of all liens, claims and encumbrances of every kind and having a fair market value on the date of delivery of such notice that is not greater than the Option Price of the Option

Shares with respect to which such Option is to be exercised, accompanied by stock powers duly endorsed in blank by the record holder of the shares represented by such certificates. In the event that certificates for shares of the Company’s common stock delivered to the Company represent a number of shares less than the number of shares required to make payment for the Option Price of the Option Shares (or relevant portion thereof) with respect to which such Option is to be exercised by payment in shares of Common Stock, the Optionee shall deliver the remainder of the Option Price to the Company by some other form of payment permitted herein. In the event that certificates for shares of the Company’s Common Stock delivered to the Company represent a number of shares in excess of the number of shares required to make payment for the Option Price of the Option Shares (or relevant portion thereof) with respect to which such Option is to be exercised by payment in shares of Common Stock, the stock certificate issued to the Optionee shall represent the Option Shares in respect of which payment is made, and such excess number of shares. Notwithstanding the foregoing, the Committee, in its sole discretion, may refuse to accept shares of Common Stock in payment of the Option Price. In that event, any certificates representing shares of Common Stock which were delivered to the Company shall be returned to the Optionee with notice of the refusal of the Committee to accept such shares in payment of the Option Price. The Committee may impose such limitations and prohibitions on the use of shares of the Common Stock to exercise an Option as it deems appropriate, subject to the provisions of the Plan.

d)	Termination of Options. No Option shall be exercisable after the first to occur of the following:

i)	Expiration of the Option term specified in the Option Document. With respect to an ISO, the Option term shall not exceed (A) ten years from the Grant Date or (B) five years from the Grant Date if the Optionee on the date of grant owns, directly or by attribution under Section 424(d) of the Code, shares possessing more than ten percent of the total combined voting power of all classes of stock of the Company or of an Affiliate. With respect to any other Option, the Option term shall not exceed ten years and one day from the date of grant;

ii)	Expiration of three months (or such shorter period as the Committee may select) from the date the Optionee’s employment with the Company or its Affiliates terminates for any reason other than: (a) disability (within the meaning of Section 22(e)(3) of the Code) or death or (b) circumstances described by paragraph (d)(vi), below;

iii)	Expiration of one year from the date the Optionee’s employment with the Company or its Affiliates terminates by reason of the Optionee’s disability (within the meaning of Section 22(e)(3) of the Code) or death;

iv)	The date, if any, set by the Committee as an accelerated expiration date in the event of a “Change of Control” (as defined in Subsection 6(e) below) provided an Optionee who holds an Option is given written notice at least 30 days before the date so fixed;

v)	The date set by the Committee to be an accelerated expiration date after a finding by the Committee that a change in the financial accounting treatment for Options from that in effect on the date the Plan was adopted adversely affects or, in the determination of the Committee, may adversely affect in the foreseeable future, the Company, provided the Committee may take whatever other action, including acceleration of any exercise provisions, it deems necessary should it make the determination referred to hereinabove; or

vi)	A finding by the Committee, after full consideration of the facts presented on behalf of both the Company and the Optionee, that the Optionee has breached his employment contract with the Company or an Affiliate, or has been engaged in any sort of disloyalty to the Company or an Affiliate, including, without limitation, fraud, embezzlement, theft, commission of a felony or proven dishonesty in the course of his employment or has disclosed trade secrets of the Company or an Affiliate. In such event, in addition to immediate termination of the Option, the Optionee, upon a determination by the Committee, shall automatically forfeit all Option Shares for which the Company has not yet delivered the share certificates upon refund by the Company of the Option Price.

vii)	Notwithstanding the foregoing, the Committee may, at its discretion, provide in an Option Document, either at the time of grant or at a later date by amendment thereto, (a) for an Option to be exercisable beyond the date it would otherwise terminate pursuant to the provisions of this Section 6(d) (provided, however, that no such continued period of exercisability may extend beyond the expiration date specified in the Option Document); (b) for the continued increase in exercisability of an Option beyond the termination of the Optionee’s employment with the Company or any of its affiliates; and (c) such terms and conditions as its deems appropriate in order for any such continued and/or increased exercisability to be effective. If the Committee does not, however, include in an Option Document any such provisions concerning exercisability of an Option following the termination of employment of an Optionee, the Option shall be exercisable during any period following the termination of employment of an Optionee only to the extent such Option was exercisable immediately prior to the date such Optionee’s employment was terminated.

e)	Change of Control. In the event of a Change of Control (as defined below), the Committee may take whatever action with respect to the Options outstanding that it deems necessary or desirable, including, without limitation, accelerating the expiration or termination date in the respective Option Documents to a date no earlier than thirty (30) days after notice of such acceleration is given to the Optionees. In addition to the foregoing, Options granted pursuant to the Plan shall become immediately exercisable in full immediately prior to a Change of Control. A “Change of Control” shall be deemed to have occurred upon the earliest to occur of the following events: (i) the consummation of a sale or other disposition of all or substantially all of the assets of the Company, or (ii) the consummation of a merger or consolidation of the Company with or into another corporation, other than, in either case, a merger or consolidation of the Company in which holders of shares of the Common Stock immediately prior to the merger or consolidation will hold at least a majority of the ownership of common stock of the surviving corporation (and, if one class of common stock is not the only class of voting securities entitled to vote on the election of directors of the surviving corporation, a majority of the voting power of the surviving corporation’s voting securities) immediately after the merger or consolidation, which common stock (and, if applicable, voting securities) is to be held in the same proportion as such holders’ ownership of Common Stock immediately before the merger or consolidation, or (iii) the date any entity, person or group, (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended), (other than (A) the Company or any of its subsidiaries or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries or (B) any person who, on the date the Plan is effective, shall have been the beneficial owner of at least fifteen percent (15%) of the outstanding Common Stock), shall have become the beneficial owner of, or shall have obtained voting control over, more than fifty percent (50%) of the outstanding shares of the Common Stock, or (iv) the first day after the date this Plan is effective when directors are elected such that a majority of the Board of Directors shall have been members of the Board of Directors for less than twenty-four (24) months, unless the nomination for election of each new director who was not a director at the beginning of such twenty-four (24) month period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

f)	Transfers. No Option granted under the Plan may be transferred, except by will or by the laws of descent and distribution. During the lifetime of the person to whom an Option is granted, such Option may be exercised only by him. Notwithstanding the foregoing a Non-Qualified Stock Option may be transferred pursuant to the terms of a “qualified domestic relations order,” within the meaning of Sections 401(a)(13) and 414(p) of the Code or within the meaning of Title I of the Employee Retirement Income Security Act of 1974, as amended.

Notwithstanding the foregoing, the Committee may permit a Non-Qualified Stock Option to be transferred by the Optionee in a transaction qualifying as a “Family Transfer” (as hereinafter defined). For these purposes, a Family Transfer is a transfer of a Non-Qualified Stock Option to any person qualifying as a “family member,” as that term is defined in the General Instructions to Form S-8 as published by the Securities and Exchange Commission (“Form S-8”); provided, however, that no transfer shall be treated as a Family Transfer if the transfer would be treated as a transfer for value for purposes of Form S-8. Form S-8 defines “family member” as including any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the employees’ household (other than a tenant or employee), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or the employee) control management of assets, and any other entity in which these persons (or the employee) own more than fifty percent of the voting interests.

g)	Other Provisions. The Option Documents shall contain such other provisions, including, without limitation, additional restrictions upon the exercise of the Option or additional limitations upon the term of the Option, as the Committee shall deem advisable.

h)	Amendment. Subject to the provisions of the Plan, the Committee shall have the right to amend Option Documents issued to an Optionee, subject to the Optionee’s consent if such amendment is not favorable to the Optionee, except that the consent of the Optionee shall not be required for any amendment made under Subsection 6(e).

i)	Stock Appreciation Rights. The Committee may, pursuant to this Section 6, make grants of SARs to any person who is eligible under the terms of the Plan to receive a Non-Qualified Stock Option. Each SAR granted under the Plan shall convey to the recipient rights that are in all respects the economic equivalent of a Non-Qualified Stock Option granted under the terms of the Plan, and shall include in the grant document all of the material terms and conditions that would be included in a corresponding Option Document, including the number of shares of Common Stock deemed to be subject to the SAR, the Option Price (which cannot be less than the fair market value per share of the underlying shares of Common Stock determined as of the date the SAR is granted), the time or times at which the SAR may be exercised, and an expiration date. The economic benefit to the recipient of an SAR shall be equal to the value of the shares of Common Stock underlying the SAR as of the date the SAR is exercised, reduced by the deemed Option Price of the SAR applicable to the portion of the SAR being exercised. On exercise, the holder of the SAR shall be entitled to receive a payment of either cash or a distribution of shares of Common Stock, having a value equal to the value of the SAR (or portion being exercised) as described in the preceding sentence. Whether the recipient of an SAR is entitled to cash or to a distribution of shares of Common Stock upon exercise may be specified in the grant document. For all purposes of the Plan, SARs shall be treated as though each SAR constituted a grant of a Non-Qualified Stock Option for a number of Option Shares equal to the number of shares of Common Stock designated as underlying the SAR. As a consequence, and by way of example, for purposes of the limitation set forth in Section 6(a), above, on the number of Option Shares that may be subject to options granted to any one employee during any calendar year, the shares of Common Stock subject to an SAR granted to an employee during a calendar year shall reduce the number of Option Shares otherwise available for grant pursuant to Options granted to such employee during the same year.

7)

Exercise. No Option shall be deemed to have been exercised prior to the receipt by the Company of written notice of such exercise and of payment in full of the Option Price for the Option Shares to be purchased. Each such notice shall specify the number of Option Shares to be purchased and shall (unless the Option Shares are covered by a then current registration statement or a Notification under Regulation A under the Securities Act of 1933 (the “Act”)), contain the Optionee’s acknowledgment in form and substance satisfactory to the Company that (a) such Option Shares are being purchased for investment and not for distribution or resale (other than a distribution or resale which, in the opinion of counsel satisfactory to the Company, may be made without violating the registration provisions of the Act), (b) the Optionee has been advised and understands that (i) the Option Shares may not have been registered under the Act and are “restricted securities” within the meaning of Rule 144 under the Act and are subject to restrictions on transfer and (ii) the Company is under no obligation to register the Option Shares under the Act or to take any action which would make available to the Optionee any exemption from such registration, (c) such Option Shares may not be transferred without compliance with all applicable federal and state securities laws, and (d) an appropriate legend referring to the foregoing restrictions on transfer and any other restrictions imposed under the Option Documents may be endorsed on the certificates. Notwithstanding the above, should the Company be advised by counsel that issuance of shares should be delayed pending (A) registration under federal or state securities laws, (B) the receipt of an opinion that an appropriate exemption therefrom is available, (C) the listing or inclusion of the shares on any securities exchange or in an automated quotation system or (D) the consent or approval of any governmental regulatory body whose consent or approval is necessary in connection with the issuance of such Option Shares, the Company may defer exercise of any Option granted hereunder until event A, B, C, or D has occurred.

8)	Terms and Conditions of Awards. Awards granted pursuant to the Plan shall be evidenced by written Award agreements (the “Award Agreements”) in such form as the Committee shall from time to time approve, which Award Agreements shall comply with and be subject to the provisions contained in the Plan and subject to such conditions and restrictions (including conditions which may result in a forfeiture) as the Committee may, from time to time, require; provided such conditions and restrictions are not inconsistent with the terms of the Plan. The Award may provide for the lapse of restrictions on transfer and forfeiture conditions in installments. The Committee may, in its sole discretion, shorten or waive any condition or restriction with respect to all or any portion of any Award. Notwithstanding the foregoing, all restrictions and conditions shall lapse or terminate with respect to shares of Common Stock subject to an Award upon the death or disability (within the meaning of Section 22(e)(3) of the Code) of the recipient of the Award (the “Awardee”).

a)	Number of Shares. Each Award Agreement shall state the number of shares of Common Stock to which it pertains.

b)	Purchase Price. Each Award Agreement shall specify the purchase price, if any, which applies to the Award. If the Committee specifies a purchase price, the Awardee shall be required to make payment on or before the date specified in the Award Agreement. An Awardee shall pay for such shares of Common Stock (i) in cash, (ii) by certified check payable to the order of the Company, or (iii) by such other mode of payment as the Committee may approve.

c)	Transfer of Shares. In the case of an Award which provides for a transfer of shares of Common Stock without any payment by the Awardee, the transfer shall take place on the date specified in the Award Agreement. In the case of an Award which provides for a payment, the transfer shall take place on the date the initial payment is delivered to the Company, unless the Committee or the Award Agreement otherwise specifies. Stock certificates evidencing shares of Common Stock transferred pursuant to an Award shall be issued in the sole name of the Awardee. Notwithstanding the foregoing, as a precondition to a transfer, the Company may require an acknowledgment by the Awardee as required with respect to Options under Section 7 and may further require that the Awardee satisfy any of the Company’s withholding obligations attributable to any federal, state or local law as a result of such transfer.

d)	Forfeiture Conditions. The Committee may specify in an Award Agreement any conditions under which the Awardee shall be required to convey to the Company the shares of Common Stock covered by the Award. Upon the occurrence of any such specified condition, the Awardee shall forthwith surrender and deliver to the Company the certificates evidencing such shares as well as completely executed instruments of conveyance. The Committee, in its discretion, may provide that certificates for shares of Common Stock transferred pursuant to an Award be held in escrow by the Company’s Treasurer or an appropriate officer of the Company, together with an undated stock power executed by the Awardee, until such time as each and every condition that may result in a forfeiture has lapsed, and that the Awardee be required, as a condition of the transfer, to deliver to such escrow agent stock powers covering the transferred shares of Common Stock duly endorsed by the Awardee. Stock certificates evidencing shares of Common Stock subject to forfeiture shall bear a legend to the effect that the Common Stock evidenced thereby is subject to repurchase or conveyance to the Company in accordance with an Award made under the Plan and that the shares of Common Stock may not be sold or otherwise transferred.

e)	Lapse of Conditions. Upon termination or lapse of each and every forfeiture condition, the Company shall cause certificates without the legend referring to the Company’s repurchase right (but with any other legends that may be appropriate, including legends indicating the restrictions that have been established by the terms of the Award) evidencing the shares of Common Stock covered by the Award to be issued to the Awardee upon the Awardee’s surrender of the legended certificates held by him to the Company.

f)	Rights as Stockholder. Upon payment of the purchase price, if any, for shares of Common Stock covered by an Award and compliance with the acknowledgment requirement of Subsection 8(c), the Awardee shall have all of the rights of a stockholder with respect to the shares of Common Stock covered thereby, including the right to vote such shares and receive all dividends and other distributions paid or made with respect thereto, except to the extent otherwise provided by the Committee or in the Award Agreement.

g)	Lapse of Restrictions. Upon the expiration or termination of the restrictions applicable under the terms of an Award, and the satisfaction of any other conditions set forth in an Award Agreement by the Committee as permitted under the Plan, the restrictions applicable to the shares of Common Stock granted pursuant to an Award shall lapse and a stock certificate for the number of shares of Common Stock with respect to which the restrictions have lapsed shall be delivered, free of all such restrictions, except any that may be imposed by law or pursuant to any shareholders agreement then in effect, to the Awardee or the beneficiary or estate of the Awardee, as the case may be. The Company shall not, however, be required to deliver any fractional share of Common Stock but will pay, in lieu thereof, the fair market value (determined as of the date the restrictions lapse) of such fractional share to the Awardee or the Awardee’s beneficiary or estate, as the case may be.

h)	Section 83(b) Elections. An Awardee who files an election with the Internal Revenue Service to include the fair market value of any shares of Common Stock granted pursuant to an Award in gross income while they are still subject to restrictions shall promptly furnish the Company with a copy of such election together with the amount of any federal, state, local or other taxes required to be withheld to enable the Company to claim an income tax deduction with respect to such election.

i)	Forfeiture for Breach of Duty to Company. Upon a finding by the Committee, after full consideration of the facts presented on behalf of both the Company and the Awardee, that the Awardee has breached his or her employment contract with the Company or an Affiliate, or has been engaged in disloyalty to the Company or an Affiliate, including, without limitation, fraud, embezzlement, theft, commission of a felony or proven dishonesty in the course of his or her employment, or has disclosed trade secrets or confidential information of the Company or an Affiliate, Awardee shall automatically forfeit all shares of Common Stock granted pursuant to an Award for which (i) the Company has not yet delivered the share certificates to the Awardee, or (ii) any restrictions applicable to such shares have not lapsed. Notwithstanding anything herein to the contrary, the Company may withhold delivery of certificates for shares of Common Stock granted pursuant to an Award pending the resolution of any inquiry that could lead to a finding resulting in a forfeiture.

j)	Amendment. Subject to the provisions of the Plan, the Committee shall have the right to amend Awards issued to an Awardee, subject to the Awardee’s consent if such amendment is not favorable to the Awardee, except that the consent of the Awardee shall not be required for any amendment made pursuant to Section 11 of the Plan.

k)	Change of Control. In the event of a Change of Control (as defined in Section 6(e) above), the Committee may take whatever action with respect to Awards that have been granted under the Plan that it deems necessary or desirable. In addition to the foregoing, the restrictions applicable to shares of Common Stock issued pursuant to Awards under the Plan shall lapse immediately prior to a Change of Control.

l)

Restricted Stock Units. In addition to grants of Awards under this Section 8, the Committee may grant RSUs to any person eligible to receive an Award under this Section 8. To the extent an applicable grant document provides that settlement of the recipient’s rights under an RSU is to be by means of a payment of cash or delivery of shares of the Common Stock at a time later than the date the recipient vests in such RSU, the time and manner of payment or delivery shall be specified in the grant document either as a date certain, or by reference to the recipient’s separation from service or a change in the ownership or effective control of the Company (as these terms are used for purposes of Code Section 409A) and shall include, to the extent required under Code Section 409A(a)(2)(B)(i), a delay in payment or delivery of six months where payment or delivery is by reason of the recipient’s separation from service.

9)	Performance-Based Awards.

a)	Performance-Based Awards. The Committee may grant Awards of restricted stock pursuant to the terms of this Section 9, and consistent with Section 8, above, which shall include vesting requirements based specifically on the attainment of one or more Performance Targets (as hereinafter defined) applicable to any such Award, as set forth in this Section 9. In the event an Awardee who has been granted a Performance-Based Award terminates his or her employment with the Company prior to the date on which the applicable Performance Target or Targets have been met or prior to the satisfaction of any other applicable conditions or requirements have been met or satisfied, such Performance-Based Award shall be deemed immediately forfeited and extinguished. In addition, the Committee shall have the authority to cause a Performance-Based Award to be forfeited and extinguished, in whole or in part, at any time prior to the Committee’s determination that such Performance-Based Award has become vested by reason of attainment of one or more of the applicable Performance Targets, at the Committee’s sole discretion. Such absolute right to reduce or eliminate a Performance-Based Award shall be exercised by the Committee in light of the Committee’s review of all facts and circumstances the Committee deems to be relevant. The Committee shall have no authority to cause any Performance-Based Award to become vested in the absence of Committee certification of the achievement of any applicable Performance Target(s), as provided in Section 9(b)(ii), below.

b)	Establishment of Performance Targets.

i)	The Committee shall establish one or more Performance Targets for a Performance Period, which Performance Targets may vary for different Awardees who may be granted Performance-Based Awards.

ii)	In all cases, any Performance Target established with respect to any Performance Period shall be established within the first 90 days of the Performance Period or, if the Performance Period is shorter than one year, within the first twenty five percent (25%) of such Performance Period.

iii)	Each Performance Target established under the Plan shall consist of one or more specific goals and an objective formula or method for determining whether such Performance Target has been achieved. In addition, the Committee shall establish, in connection with any Performance Targets applicable to a Performance Period, an objective method for computing the portion of a particular Performance-Based Award that may be treated as vested as a result of attaining such Performance Target.

iv)	In all cases, at the time the Committee establishes the Performance Target or Targets for a Performance Period, the attainment of such Performance Target or Targets must be substantially uncertain, consistent with the requirements of Treasury Regulation Section 1.162-27(e)(2)(i).

c)	Vesting of Performance-Based Awards. Vesting of Performance-Based Awards shall be determined at the time (or times) and in the manner established by the Committee for a Performance Period; provided, however, that no portion of a Performance-Based Award shall become vested unless and until (i) the Plan (including the provisions of this Section 9 of the Plan) is approved by the Company’s stockholders (and such stockholder approval is still effective for purposes of the rules on performance-based compensation applicable in connection with Code Section 162(m)), and (ii) the Committee has certified in writing that each Performance Target for the particular Performance Period for which a Performance-Based Award is granted has been achieved.

d)	Criteria to be Used in Establishing Performance Targets. Each Performance Target established by the Committee shall be based on one or more of the following business criteria for the Company as a whole or any of its subsidiaries, operating divisions or other operating units: debt ratings, debt to capital ratio, generation of cash, issuance of new debt, establishment of new credit facilities, retirement of debt, return on assets, return on capital, return on equity, attraction of new capital, cash flow, earnings per share, net income, pre-tax income, pre-tax pre-bonus income, operating income, gross revenue, net revenue, gross homebuilding margin, net margin, pre-tax margin, share price, total stockholder return, acquisition of assets, acquisition of companies, creation of new performance and compensation criteria for key personnel, recruiting and retaining key personnel, customer satisfaction, employee morale, acquisition or disposition of other entities or businesses, acquisition or disposition of assets, hiring of strategic personnel, development and implementation of Company policies strategies and initiatives, creation of new joint ventures, new contracts signed, increasing the Company’s public visibility and corporate reputation, development of corporate brand name, overhead cost reductions, unit deliveries, or any combination of or variations on the foregoing. The Performance Targets established by the Committee based on the aforementioned business criteria may be measured, where the Committee deems appropriate, before or after any applicable write-offs, and may be measured in comparison to a budget approved by the Committee, a peer group established by the Committee or a stated goal established by the Committee. The Performance Targets may be modified at the discretion of the Committee to take into account significant items or events, and may be adjusted to reflect the opening or expanding of new geographic regions or development of new business lines. In addition, to the extent consistent with the goal of providing for deductibility under Section 162(m) of the Code, Performance Targets may be based upon the Awardee’s attainment of business objectives with respect to any of the criteria set forth in this Section 9(d), or implementing policies and plans, negotiating transactions, developing long-term business goals or exercising managerial responsibility.

e)	Performance-Based Award Limitation. Notwithstanding anything to the contrary herein, no Awardee shall receive a Performance-Based Award for more than 350,000 Shares during any calendar year. To the extent a Performance Period is not equal to a calendar year, or where there are overlapping Performance Periods within a calendar year, this Section 9(e) limitation shall be applied by the Committee in any manner that is consistent with the limitation set forth herein and consistent with the provisions of Section 162(m) of the Code.

f)	Certain Definitions. For purposes of the Plan, the following terms shall have the definitions set forth below:

i)	“Performance-Based Award” means an Award granted pursuant to this Section 9.

ii)	“Performance Period” means any period designated by the Committee as a period of time during which a Performance Target must be met for purposes of Section 9.

iii)	“Performance Target” means the performance target established by the Committee for a particular Performance Period, as described in Section 9(b).

g)	In addition to making grants of Performance-Based Awards under this Section 9, the Committee may make grants of RSUs under this Section 9 (“Performance-Based RSUs”), which RSUs shall become vested on such terms and conditions as are permitted with respect to Performance-Based Awards, and which shall, in all respects, be treated for purposes of the Plan and for purposes of this Section 9, in the same manner as Performance-Based Awards. The intent of this Section 9(g) is to permit the Committee to make grants either of Performance-Based Awards or of Performance-Based RSUs, at its discretion, treating both types of performance-based awards in the aggregate as subject to the rules and limitations of this Section 9 and in all regards as subject to the requirements to qualify as performance-based compensation for purposes of Code Section 162(m).

10)

Adjustments on Changes in Common Stock. The aggregate number of shares of Common Stock as to which Grants may be awarded hereunder, along with any other limitations on Grants or other provisions set forth in the Plan as a stated number of shares of Common Stock, the number of shares covered by each outstanding

Option or SAR and the Option Price per share shall be appropriately adjusted in the event of a stock dividend, stock split or other increase or decrease in the number of issued and outstanding shares of Common Stock resulting from a subdivision or consolidation of the Common Stock or other capital adjustment (not including the issuance of Common Stock on the conversion of other securities of the Company which are convertible into Common Stock) effected without receipt of consideration by the Company. The Committee shall have authority to determine the adjustments to be made under this Section and any such determination by the Committee shall be final, binding and conclusive; provided, however, that no adjustment shall be made which will cause an ISO to lose its status as such without the consent of the Optionee.

11)	Amendment of the Plan. Subject to this Section 11, the Board of Directors may amend the Plan from time to time in such manner as it may deem advisable. The Board of Directors may not, without obtaining approval by vote of a majority of the outstanding voting stock of the Company, within twelve months before or after such action, change the class of individuals eligible to receive an ISO, extend the expiration date of the Plan, decrease the minimum Option Price of an ISO granted under the Plan or increase the maximum number of shares as to which Options or SARs may be granted. In addition, if any Grant to be awarded under the Plan after the amendment is intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code, the Board of Directors may not amend the Plan to (a) change the class of individuals eligible to receive Grants, (b) increase the number of Option Shares that may be granted to an employee as described in Section 6(a) the Plan, (c) increase the per employee share limit of Section 9(e) of the Plan, or (d) change the criteria to be used in establishing Performance Targets as set forth in Section 9(d) of the Plan without obtaining approval of the Company’s shareholders in a manner consistent with Treasury Regulation Section 1.162-27(e)(4).

12)	Continued Employment. Any Grant pursuant to the Plan shall not be construed to imply or to constitute evidence of any agreements express or implied, on the part of the Company or any Affiliate to retain the recipient in the employ of the Company or an Affiliate.

13)	Withholding of Taxes. Whenever the Company proposes or is required to issue or transfer shares or pay cash pursuant to the terms of a Grant, the Company shall have the right to (i) require the recipient or transferor to remit to the Company an amount sufficient to satisfy any federal, state and/or local withholding tax requirements prior to the delivery or transfer of cash or any certificate or certificates for such shares or (ii) take whatever action it deems necessary to protect its interests. The Company’s obligation to make any delivery or transfer of cash or shares shall be conditioned on the recipient’s compliance, to the Company’s satisfaction, with any withholding requirement. The Committee may establish requirements and procedures with respect to the Company’s withholding of cash or shares to satisfy any federal, state and/or local withholding tax requirements which arise in connection with the transfer of shares or cash under a Grant, as the Committee deems appropriate.

14)	Recovery of Grants. Notwithstanding any other provision of the Plan to the contrary, any Grant made to an employee, any share of Common Stock delivered to an employee in respect of a Grant, or any gain realized by an employee in connection with a Grant, which is subject to clawback or other recovery under any law, government regulation, stock exchange listing requirement or Company policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement, will be subject to such forfeiture and clawback as required pursuant to such law, government regulation, stock exchange listing requirement or Company policy, as determined by the Committee in its sole discretion. If the Committee determines that any forfeiture and clawback is so required, then each affected employee shall forfeit and return, if previously paid or delivered, to the Company the applicable Grant, shares or gains, as determined by the Committee.

15)	Interpretation. The Plan is intended to enable transactions under the Plan with respect to directors and officers (within the meaning of Section 16(a) under the Securities Exchange Act of 1934, as amended) to satisfy the conditions of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended; any provision of the Plan which would cause a conflict with such conditions shall be deemed null and void to the extent permitted by applicable law and in the discretion of the Board of Directors.

16)	Special Provisions Related to Code Section 409A. Notwithstanding anything herein to the contrary, no Grants shall be made that will be treated as creating a “nonqualified deferred compensation plan” as that term is defined for purposes of Section 409A of the Code unless such Grant complies with all applicable rules under Section 409A of the Code, or to the extent the Committee determines that such Grant will not cause the recipient to be subject to taxation by reason of the inclusion of the value of such Grant in the recipient’s gross income pursuant to Code Section 409A(a)(1). While it is not anticipated that any Grants made under the terms of the Plan as set forth herein would create “nonqualified deferred compensation,” this Section 16 is intended to prohibit modifications to outstanding Options or SARs that would cause the modified Option or SAR to be deemed to be a new Option or SAR with an Option Price below the fair market value of the Option Shares determined as of the date of such modification, unless arrangements are made so that the deemed date of “payment” for purposes of Code Section 409A can only be on a permitted distribution date pursuant to Code Section 409A. For purposes of applying this Section 16, the Committee shall look to applicable guidance regarding the provisions of Code Section 409A as released from time to time by the Internal Revenue Service or the Department of the Treasury, including, but not limited to, IRS Notices Treasury Regulations, and such other temporary or final regulations or guidance as may be issued regarding Code Section 409A from time to time.

17)	Effective Date. The Plan was effective upon approval by the Company’s stockholders on March 12, 2014.

¢

PROXY

TOLL BROTHERS, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

Annual Meeting of Stockholders to be held on March 12, 2014

The undersigned stockholder of Toll Brothers, Inc. (the “Company”), revoking all previous proxies, hereby appoints ROBERT I. TOLL and DOUGLAS C. YEARLEY, JR., and each of them individually, as the attorney and proxy of the undersigned, with full power of substitution, to vote all shares of common stock of the Company which the undersigned would be entitled to vote if personally present at the 2014 Annual Meeting of Stockholders of the Company (the “Meeting”) to be held at the offices of the Company, 250 Gibraltar Road, Horsham, Pennsylvania, on Wednesday, March 12, 2014, at 12:00 noon EDT, and at any adjournment or postponement thereof. Said proxies are authorized and directed to vote as indicated and as described below with respect to the matters specified on the reverse side.

This proxy is solicited on behalf of the Board of Directors. This proxy, when properly executed, returned and received by us prior to voting at the Meeting, will be voted in the manner directed herein by the undersigned. If this proxy is properly executed, returned and received by us prior to voting at the Meeting without specific instructions, this proxy will be voted “FOR” all nominees under Proposal One, and “FOR” Proposals Two, Three and Four. This proxy also delegates discretionary authority to vote with respect to any other business which may properly come before the Meeting or any adjournment or postponement thereof.

If you plan to attend the Meeting in person, please refer to the admission policy and procedures set forth in the proxy statement.

(Continued and to be signed on the reverse side.)

¢	¢

ANNUAL MEETING OF STOCKHOLDERS OF

TOLL BROTHERS, INC.

March 12, 2014

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:

The Company’s proxy materials are available online at: https://materials.proxyvote.com/889478

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

i  Please detach along perforated line and mail in the envelope provided.  i

■

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL DIRECTOR NOMINEES NAMED BELOW

AND “FOR” PROPOSALS TWO, THREE AND FOUR.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN

BLUE OR BLACK INK AS SHOWN HERE ☒

					FOR	AGAINST	ABSTAIN
1. Election of Directors: ☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	NOMINEES: O Robert I. Toll O Bruce E. Toll O Douglas C. Yearley, Jr. O Robert S. Blank O Edward G. Boehne O Richard J. Braemer O Christine N. Garvey O Carl B. Marbach O Stephen A. Novick O Paul E. Shapiro		2.	The ratification of the re-appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2014 fiscal year.	☐	☐	☐
			3.	The approval, in an advisory and non-binding vote, of the compensation of the Company’s named executive officers (say on pay).	☐	☐	☐
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●			4.	The approval of the Toll Brothers, Inc. Stock Incentive Plan for Employees (2014).	☐	☐	☐
			THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING, PROXY STATEMENT, AND 2013 ANNUAL REPORT OF TOLL BROTHERS, INC.
				MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.		☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note: ■	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee, or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	■